April 28, 1998

VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street,  N.W.
Washington, D.C. 20549

Re:   Danskin, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

On behalf of Danskin, Inc., a Delaware corporation (the "Company"), transmitted herewith for filing via EDGAR pursuant to the Securities Act of 1933, as amended (the "Act") is the Company's Registration Statement on Form S-1 (the "Registration Statement"), together with exhibits, in connection with the registration under the Act of (i) an aggregate of 10,838,124 rights to purchase shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") and (ii) 2,131,889 shares of Common Stock offered in connection with such rights offering.

Please note that the filing fee in the amount of $179 payable to the order of the Securities and Exchange Commission was wired today to Mellon Bank in Pittsburgh, Pennsylvania.

If we can be of any further assistance, please do not hesitate to contact the undersigned at (212) 309-6209 or Pamela Guardo at (212) 309-6813.

Sincerely,

MORGAN, LEWIS & BOCKIUS LLP


John E. McCarrick

Attachments

cc:   Margaret B. Pritchard, Esq.
           Danskin, Inc.
      Samuel B. Fortenbaugh III, Esq.

                                                           Registration No. 333-

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              --------------------


                         FORM S-1 REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------


                                  DANSKIN, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                            2339                      62-1284179
  (State or other jurisdiction      (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)    Classification Code Number)    Identification Number)


                              111 West 40th Street
                            New York, New York 10018
                                 (212) 764-4630
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                              --------------------

                               M. Catherine Volker
                      President and Chief Executive Officer
                              111 West 40th Street
                            New York, New York 10018
                                 (212) 764-4630
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                              --------------------
                                   Copies to:

                         Samuel B. Fortenbaugh III, Esq.
                           Morgan, Lewis & Bockius LLP
                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 309-6000
                              --------------------
              Approximate date of commencement of proposed sale to
         the public: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box. |_|

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|


                                                  --------------------
                                            CALCULATION OF REGISTRATION FEE
       --------------------------------------------------------------------------------------------------------------
                                                            Proposed                    Proposed
             Title of Each                                  Maximum              Maximum             Amount of
          Class of Securities        Amount to be        Offering Price     Aggregate Offering      Registration
          to be Registered(1)       Registered(2)         Per Share(1)           Price(1)               Fee
       --------------------------------------------------------------------------------------------------------------
       Rights to purchase
       Common Stock.............      10,838,124              $   0                   $ 0                 $ 0(3)
       --------------------------------------------------------------------------------------------------------------
       Common Stock, $.01 par          2,131,889             $ 0.30(5)           $639,566                $179
       value(4).................
       --------------------------------------------------------------------------------------------------------------

        (1) This Registration Statement relates to the Company's rights (the "Rights") to purchase its shares of Common Stock, par value $.01 per share (the "Common Stock"), and to the shares deliverable upon exercise of the Rights. This Registration Statement also relates to resales and reoffers of certain of these Rights by holders thereof who may be deemed to be affiliates of the Company.

        (2) Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also relates to any and all Rights issued hereby due to the rounding up of Rights distributed hereby to the nearest whole number for each recipient thereof, and the Common Stock issuable upon exercise thereof.

        (3) Since both the Rights and the Common Stock underlying the Rights are being registered for distribution under this Registration Statement, for purposes of Rule 457 there is no separate registration fee for the Rights.

        (4) These shares of Common Stock are deliverable upon exercise of the Rights. This Registration Statement also relates to resales and reoffers of certain of these shares of Common Stock to be purchased by certain holders of Rights who may be deemed to be affiliates of the Company upon exercise of their Rights.

        (5) The subscription price for purchase of a share of Common Stock upon exercise of the Rights.

              The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                  SUBJECT TO COMPLETION - DATED APRIL __, 1998
--------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------
PROSPECTUS
--------------------------------------------------------------------------------
                                2,131,889 Shares
                              Danskin, Inc. [LOGO]
                                  Common Stock
--------------------------------------------------------------------------------
               Danskin, Inc. (the "Company" or "Danskin") is issuing at no cost to holders of record on ____________, 1998 of its common stock, par value $.01 per share ("Common Stock"), one transferable right (individually, a "Right") for each share of Common Stock held, entitling the holders thereof to subscribe for an aggregate of 2,131,889 shares of Common Stock (the "Rights Offering"). Each Right entitles the holder to purchase, at any time prior to 5:00 p.m., New York City time, on ________, 1998, .1967 shares of Common Stock ("Primary Subscription") at a subscription price equal to $0.30 per share of Common Stock (the "Subscription Price"). Danskin Investors, L.L.C., a Delaware limited liability company ("Danskin Investors"), is a significant stockholder of the Company and the holder of a majority of the Company's Series D Cumulative Convertible preferred stock, par value $.01 per share (the "Series D Preferred Stock"). Danskin Investors, along with the other holder of the subordinated notes of the Company (the "Remaining Subordinated Notes"), will not receive Rights on Primary Subscription; however, Danskin Investors has agreed to purchase at the Subscription Price, any shares not purchased on Primary Subscription by the other stockholders of the Company. Accordingly, the Company will realize gross proceeds of $639,566 from the Rights Offering, which will be applied to repay in full the Remaining Subordinated Notes in the outstanding principal amount of $639,566. See "Use of Proceeds." The Rights are transferable by the holders thereof. See "The Rights Offering."

See "Risk Factors" on pages 11 to 15 for a discussion of certain material factors that should be considered in connection with an investment in the Common Stock offered hereby.

--------------------------------------------------------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES AND COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        -MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                           Subscription            Proceeds to
                                               Price               Company(1)

--------------------------------------------------------------------------------
Per Share..................................     $.30                  $.30
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Total ..................................... $639,566              $639,566
--------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated to be $280,000. The shares of Common Stock are being offered and sold directly by the Company, and no commission or other remuneration will be paid to any person for soliciting purchases of shares of Common Stock in the Rights Offering. See "The Rights Offering -- Method of Conducting the Rights Offering."



     The Rights may not be exercised by any person, and neither this Prospectus nor any subscription certificate shall constitute an offer to sell or a solicitation of an offer to purchase any shares of Common Stock, in any jurisdiction in which such transaction would be unlawful. See "The Rights Offering -- State and Foreign Securities Laws."


__________, 1998

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements (and notes thereto) appearing elsewhere in this Prospectus. The information contained in this Prospectus assumes the consummation of the private sale by the Company of 7,868,111 shares of Common Stock to the holders of the Remaining Subordinated Notes. Each investor is urged to read this Prospectus in its entirety prior to making an investment in the shares of Common Stock offered hereby.

                                   The Company

     The Company designs, manufactures and markets several leading brands of women's activewear, dancewear and legwear. Danskin(R), Dance France(R) and Round-the-Clock(R) are the Company's principal proprietary brands. The Company also manufactures the Givenchy(R) and Anne Klein(TM) women's legwear brands pursuant to license agreements. In addition to its branded merchandise, the Company manufactures and markets private label merchandise, principally legwear, for many major retailers, including most full line department stores. The Company currently operates as two divisions: the Danskin division (the "Danskin Division") for activewear, dancewear and legwear and the Pennaco division ("Pennaco") for legwear.

     Danskin(R) is a leading brand of women's activewear, legwear, and dancewear in the United States, enjoying a brand awareness factor of over 82% among American women. The Company manufactures and sells activewear, dancewear and legwear to girls and women under the Danskin(R) label and to large-size women under the Danskin Plus(R) label. Although known for its design of seasonal fashion offerings and its wide range of colors, currently approximately 65% of the Danskin Division's net revenues are attributable to basic styles, with black being the most popular color. The Company currently licenses the Danskin(R) brand to manufacturers of women's underwear, children's socks and cycling wear. The Danskin Division produces over 80% of its activewear products at its plant in York, Pennsylvania and is one of the only major suppliers of branded women's activewear with substantial domestic manufacturing capacity. The Company believes that its domestic manufacturing facilities allow it to respond to customer orders quickly and also allows its designers to respond quickly to market trends. See "Business--Operations."

     The Company's market includes products intended for activewear, dancewear and legwear. The Company has developed a diversified portfolio of quality branded and private label products that can be offered to consumers at varying price points through its channels of distribution. The Company's objectives are
(i) to expand its portfolio of products in order to become a complete activewear and legwear resource by capitalizing on the strong name recognition of its proprietary and licensed brands and (ii) to expand its distribution channels for activewear through department stores and through international channels of distribution. Key elements of the Company's strategy include the following: (i) to expand the activewear and legwear product lines; (ii) expand international sales revenues; (iii) to pursue additional licensing opportunities; and (iv) to expand channels of distribution for the Company's products, including the selective opening of additional full-priced stores.
See "Business--Strategy."

     Pennaco(TM) hosiery is widely recognized for its quality, fit and innovation. Pennaco is one of the oldest manufacturers of hosiery in the United States, is the second largest supplier of sheer hosiery to domestic, full line department stores and apparel specialty stores, and is the leading supplier of private label hosiery to such stores. The Company markets Round-the-Clock(R), a brand which has been in the market since 1919, as well as two licensed brands of hosiery: Givenchy(R) and Anne Klein(R).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     The Company operates three full-priced stores and 45 outlet stores in 22 different states. The Company's outlet stores, in addition to offering in-line merchandise, also provide a distribution channel for irregular and excess inventory. The Company presently anticipates closing certain unprofitable outlet stores and selectively opening full-priced stores during the next two years.

     On September 22, 1997, the Company and Danskin Investors, an entity newly formed by an investment group led by Onyx Partners, Inc., entered into a securities purchase agreement (the "Securities Purchase Agreement") pursuant to which Danskin Investors purchased preferred stock and subordinated notes of the Company. In accordance with the Securities Purchase Agreement, in exchange for contributing in part to the capital of the Company and canceling in part the approximately $21.3 million face amount (the "Loan Amount") of the Company's term loan obligations (the "Term Loan") owing to First Union National Bank ("First Union") and contributing $4 million in cash to the capital of the Company (together, the "Capital Contribution"), Danskin Investors received (i) $15 million aggregate principal amount of subordinated notes (the "Subordinated Notes") and (ii) Series C Cumulative Convertible preferred stock, par value $.01 per share, of the Company having a liquidation preference of $500,000 (the "Series C Preferred Stock" and together with the Subordinated Notes, the "Securities"). The Capital Contribution was funded (i) through capital contributions made to Danskin Investors by its members and (ii) with $544,129 paid to the Company by the Oppenheimer Bond Fund for Growth ("BFG"), a significant stockholder of the Company, in exchange for a portion of the Securities. In connection with the closing of the Capital Contribution, three of the members of the then Board of Directors resigned and four new members designated by Danskin Investors were elected.

     On October 8, 1997, the Company completed the refinancing of its obligations to First Union (the "Refinancing") with a new loan and security agreement (the "Loan and Security Agreement") with Century Business Credit Corporation ("CBCC" or the "Lender"), and the Series C Preferred Stock and the Subordinated Notes were automatically exchanged in accordance with their terms for (i) the Series D Preferred Stock of the Company, having a liquidation preference of $12 million, (ii) a seven-year warrant (the "Warrant") to purchase 10,000,000 shares of Common Stock at a per share price of $0.30, and (iii) $3 million aggregate principal amount of Remaining Subordinated Notes. Each share of Series D Preferred Stock entitles the holder thereof to one vote per share for each share of Common Stock that would be issued upon conversion of a share of Series D Preferred Stock (at an initial conversion rate of 16,666.66 shares of Common Stock for each share of Series D Preferred Stock so converted).

     On December 8, 1997, one member of the Board of Directors resigned. On December 10, 1997, the Company's bylaws (the "Bylaws") were amended to increase the number of members of the Board of Directors from nine to ten, and two additional members were elected to the Board of Directors. As the majority holder of the Series D Preferred Stock, Danskin Investors is entitled to designate for election to the Board of Directors a majority of the members constituting the Board of Directors.

     In April, 1998 the Company, and each of Danskin Investors and BFG entered into separate securities purchase agreements (the "Stock Sale Agreements") pursuant to which each of Danskin Investors and BFG agreed to purchase, on the date one day after the Record Date (as defined herein), pro rata in proportion to their respective holdings of Remaining Subordinated Notes, 7,868,111 shares of Common Stock (the "Stock Sale") in exchange for approximately $2.4 million aggregate principal amount of the Remaining Subordinated Notes.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     Danskin Investors, a significant stockholder of the Company and the holder of a majority of the Series D Preferred Stock, is entitled to cast 46,107,509 votes, or 78.5% of the votes entitled to be cast by the holders of all of the Company's voting securities, and is entitled to vote the Series D Preferred Stock, together with the holders of the Common Stock, as one class on all matters subject to a vote of stockholders of the Company. See "Risk Factors -- Control of the Company," "The Capital Contribution and the Refinancing," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Management -- Board of Directors."

     The Company's principal executive offices are located at 111 West 40th St., New York, New York 10018, and its telephone number is (212) 764-4630.

                               The Rights Offering

     The Company is distributing to holders of record of Common Stock on _______________, 1998 one transferable Right for each share of Common Stock held.

Primary
Subscription.....................  Each Right entitles the holder to purchase
                                   .1967 shares of Common Stock at a price of $0.30 per share of Common Stock (the "Subscription Price"). See "The Rights Offering."

Oversubscription.................  There will be no oversubscription privilege available to stockholders participating in the Rights Offering. Danskin Investors and BFG will not receive Rights on Primary Subscription; however, Danskin Investors has agreed with the Company to purchase, at the Subscription Price, any shares of Common Stock not purchased by the stockholders on Primary Subscription. Danskin Investors is a significant stockholder of the Company and the holder of a majority of the Series D Preferred Stock, and is entitled to cast 46,107,509 votes, or 78.5%, of the votes entitled to be cast by the holders of all of the Company's voting securities. If all the stockholders exercise in full the Rights issued to them on Primary Subscription, Danskin Investors will beneficially own approximately 79.1% of the Common Stock immediately following consummation of the Rights Offering. In the event that none of the stockholders exercise their Rights, Danskin Investors will beneficially own 82.1% of the Common Stock after giving effect to the purchase by it of the shares of Common Stock not subscribed for by the other stockholders on Primary Subscription. See "The Rights Offering -- Background of and Purposes for the Rights Offering" and "-- Purchase of Shares by Danskin Investors" and "The Capital Contribution and the Refinancing -- The Capital Contribution."

Record Date......................                , 1998 (the "Record Date").
                                   --------------

Expiration Date..................                , 1998 (the "Expiration Date").
                                   --------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Subscription Agent...............  First Union National Bank.

Transferability
of Rights........................  The Rights are transferable. See "The Rights
                                   Offering -- Transferability of Rights."

Dilution.........................  To the extent a stockholder does not exercise its Rights, such stockholder's percentage equity interest in the Company and its voting power will be diluted. Conversely, because the Subscription Price is greater than the net tangible book value per share of the Common Stock at December 27, 1997, on a pro forma basis, to the extent that a stockholder does exercise its rights, there will be an immediate dilution on a per share basis from the Subscription Price paid by such stockholder to the pro forma net tangible book value per share of the Common Stock immediately following consummation of the Rights Offering. See "Risk Factors -- Dilution" and "The Rights Offering -- Dilutive Effects of Rights Offering."

Common Stock
Outstanding After the
Offering.........................  20,838,124 shares, assuming no exercise of options or warrants.

Risk Factors.....................  An investment in the Common Stock offered hereby involves a high degree of risk. See
                                   "Risk Factors."

Use of
Proceeds.........................  The gross proceeds to the Company from the sale of the Common Stock offered hereby will be $639,566. Such gross proceeds will be used by the Company to repay in full the Remaining Subordinated Notes held by Danskin Investors and BFG. See "Use of Proceeds."

Tax
Consequences.....................  The receipt or exercise of Rights by a holder of Common Stock should not be treated as a
                                   taxable event for federal income tax
                                   purposes, but may have certain tax effects.
                                   See "The Rights Offering -- Federal Income
                                   Tax Consequences."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   SUMMARY CONSLIDATED FINANCIAL INFORMATION

                                                                                   Fiscal Nine         Twelve
                                                                                   Months Ended        Months   Fiscal Years Ended
                                                     Fiscal Years Ended March        December          Ended         December
                                                ------------------------------   -----------------   -----------------------------
                                                  1993       1994       1995      1994      1995       1995       1996       1997
Income Statement Data:
Net Revenues (1)                                $134,490   $131,497   $128,118   $95,967   $93,787   $125,938   $128,145   $121,986
                                                --------   --------   --------   -------   -------   --------   --------   --------
Cost of goods sold (1)                            87,500     86,004     87,346    65,409    62,181     84,118     83,610     81,822
Gross profit(1)                                   46,990     45,493     40,772    30,558    31,606     41,820     44,535     40,164
Selling ,general and administrative
     expenses                                     42,934     43,847     44,077    32,038    29,851     41,895     42,026     40,174
Non-recurring charges (2)                             --      6,244      4,143     1,645     1,100      3,598         --        300
Interest expense                                   2,353      2,343      3,928     2,684     3,699      4,943      4,721      4,278
                                                --------   --------   --------   -------   -------   --------   --------   --------
Total expenses (Loss) income before
     extraordinary item                            1,703     (6,941)   (11,376)   (5,809)   (3,044)   (86,616)    (2,212)    (4,588)
(Benefit from) Provision for income taxes (3)        195        370     (1,719)   (1,524)      178        (20)     2,777        245
                                                --------   --------   --------   -------   -------   --------   --------   --------
(Loss) income before cumulative effect
     of a change in accounting method and
     extraordinary item                            1,508     (7,311)    (9,657)   (4,285)   (3,222)    (8,596)    (4,989)    (4,833)
Cumulative effect of a change in
     accounting method                                --        250         --        --        --         --         --         --
Extraordinary item (4)                                --         --         --        --        --         --         --      5,245
Net (loss) income                                  1,508     (7,061)    (9,657)   (4,285)   (3,222)    (8,596)    (4,989)       412
Preferred Stock dividend                             240         --         --        --        --         --        202        425
(Loss) income applicable to Common Stock        $  1,268   ($ 7,061)  ($ 9,657)  ($4,285)  ($3,222)  ($ 8,596)  ($ 5,191)  ($    13)
                                                ========   ========   ========   =======   =======   ========   ========   ========
Common Stock dividend - cash (5)                $ 15,000         --         --        --        --         --         --         --
                                                ========   ========   ========   =======   =======   ========   ========   ========
Net income (loss) per share:

Net income (loss) per share before
     extraordinary items (5,6)                     $0.24     ($1.14)    ($1.51)   ($0.67)   ($0.50)    ($1.34)    ($0.80)    ($0.66)
Net income per share for extraordinary
     items (4)                                        --         --         --        --        --         --         --       0.66
Cummulative effect of a change in
     accounting method                                --     ($0.04)        --        --        --         --         --         --
                                                --------   --------   --------   -------   -------   --------   --------   --------
Net income (loss) per share after
     extraordinary items                           $0.24     ($1.10)    ($1.51)   ($0.67)   ($0.50)    ($1.34)    ($0.80)     $0.00
                                                ========   ========   ========   =======   =======   ========   ========   ========
Weighted average number of common
     shares oustanding (5,6)                       5,360      6,408      6,396     6,392     6,415      6,415      6,513      7,942
                                                ========   ========   ========   =======   =======   ========   ========   ========
Net income (loss) per share
  on a fully diluted basis:

Net income (loss) per share before                 $0.24     ($1.14)    ($1.51)   ($0.67)   ($0.50)    ($1.34)    ($0.80)    ($0.66)
     extraordinary items (5,6)
Net income per share for extraordinary
     items (4)                                        --         --         --        --        --         --         --       0.66
Cummulative effect of a change in
     accounting method                                --       0.04         --        --        --         --         --         --
                                                --------   --------   --------   -------   -------   --------   --------   --------
Net income (loss) per share after
     extraordinary items                           $0.24     ($1.10)    ($1.51)   ($0.67)   ($0.50)    ($1.34)    ($0.80)     $0.00
                                                ========   ========   ========   =======   =======   ========   ========   ========
Weighted average number of common shares
     oustanding (5,6)                              5,360      6,408      6,396     6,392     6,415      6,415      6,513      7,942

Balance Sheet Data:

Working capital                                 $ 28,927   $ 17,066   $ 17,618   $19,585   $25,656   $ 25,656   $ 24,559   $ 18,854
Total assets                                      68,892     74,481     77,741    81,601    67,742     67,742     66,940     55,002
Long-term debt (excludes current obligations)     15,293     13,850     24,399    22,743    36,666     36,666     31,589      9,667
Total debt (7)                                    26,435     38,371     45,725    44,083    41,101     41,101     41,558     21,539
Total stockholders' equity                        22,416     13,408      5,195     9,233     1,519      1,519        801      1,681

--------------------------------------------

(1) Pennaco recorded a $1.0 million pre-tax charge against income for the fiscal year ended March 27, 1993, related to production problems cause by an unauthorized change in product specifications by a yarn vendor. Net revenues and cost of goods sold were each adversely affected by $0.5 million for the fiscal year ended March 27, 1993.

(2) Non-recurring charges of $300,000 for the fiscal year ended December 27, 1997, consisted of certain executive employee severance costs. Non-recurring charges were $1.1 million for the nine months ended December 30, 1995 and consisted of losses on certain license arrangements and certain executive employee severance costs. Non-recurring charges were $4.1 million (net of $0.7 million in related party interest income) for the fiscal year ended March 25, 1995. The non-recurring charges included costs associated with the potential acquisition of affiliated entities, a reserve for additional amounts due from Esmark, Inc. ("Esmark"), the Company's former parent, an accrual for certain executive compensation costs and costs associated with certain litigation, and the write-off of certain non-operating long-term assets. Non-recurring charges were $6.2 million for the fiscal year ended March 26, 1994. Fiscal nine months ended December 24, 1994 included $2.1 million (net of $0.5 million in related party interest income) related to the costs associated with the potential acquisition of affiliated entities, additional amounts due from affiliates, an accrual for certain executive compensation costs and certain costs associated with ongoing litigation. Such reserve was considered necessary principally due to the diminution in the market value of one of Esmark's principal assets, its 2,010,000 shares of Common Stock of the Company. See Note 13 in the Notes to Consolidated Financial Statements.

(3) Fiscal year ended December 28, 1996, included a $4.5 million increase in the deferred tax valuation allowance, which reduced the net deferred tax asset to zero.

(4) The recognized gain of $5.2 million represents the difference between (a) the recorded value of the Term Loan and (b) the fair value of the Subordinated Notes and the Series C Preferred Stock, less the write-off of deferred finance charges relating to the Amended and Restated First Union Loan and Security Agreement (the "First Union Loan Agreement") and the costs incurred in connection with the Capital Contribution and the Refinancing. This gain will be applied against the Company's net operating loss carryforward, which is fully reserved. Any remaining net operating loss carryforward available after offset may be subject to limitation under the change of control provisions of the Internal Revenue Code. See "Risk Factors -- "Management's Discussion and Analysis of Financial Condition and Results of Operations", and Notes 11 and 15 in the Notes to Consolidated Financial Statements.

(5) On August 19, 1992, the Company consummated an initial public offering (the "Initial Public Offering") of 3,000,000 shares of Common Stock at $13.00 per share, which provided proceeds of $34.6 million, net of underwriting discounts and related costs. The net proceeds of the Initial Public Offering received by the Company were used to: (i) redeem all outstanding shares of a certain preferred stock outstanding for $5.2 million (including accrued dividends of approximately $0.2 million to the date of redemption);
     (ii) repay $13.9 million in debt obligations; (iii) pay $0.5 million to the Company's former lender, representing the balance of the purchase price of $2.0 million due for the Company's purchase of a warrant issued to such lender that provided for the purchase of 10% of the Common Stock of the Company by such lender; and (iv) pay to Esmark a dividend of $15.0 million that was declared prior to the date of the Initial Public Offering.

     Pursuant to a certain Warrant Purchase Agreement, dated as of September 22, 1997 the ("Contribution Closing Date"), by and between Donald Schupak, Chairman of the Board of Directors, and the Company, Mr. Schupak purchased a warrant (the "Schupak Warrant") to purchase up to 5,372,315 shares of Common Stock (the "Warrant Shares") for an aggregate purchase price of $1,611,694.50 (computed on the basis of $.30 a share), subject to adjustment. On the Contribution Closing Date, in consideration of the sale of the Schupak Warrant by the Company to Mr. Schupak, Mr. Schupak paid the Company the warrant price (the "warrant Price") comprised of (x) $20,000 in cash and (y) a seven year promissory note in the amount of $80,000 (the "Schupak Promissory Note"). Pursuant to a certain Warrant Purchase Agreement, dated as of the Contribution Closing Date, by and between David Chu, a director of the Company, and the Company, Mr. Chu purchased a warrant (the "Chu Warrant") to purchase 795,900 shares of Common Stock, subject to adjustment for an aggregate purchase price of $238,770 (computed on the basis of $.30 a share) subject to adjustment. In consideration of the sale of the Chu Warrant by the Company to Mr. Chu, Mr. Chu paid the Company the purchase price of $14,815 in the form of a promissory note which has been satisified in full. The value of the Schupak Warrant and the Chu Warrant in the financial statements are based upon an independent appraisal. See Note 16 to the Notes to Consolidated Financial Statements. (See "The Capital Contribution and the Refinancing.")

     Effective October 1, 1997, a total of 239,943 options, previously granted to certain current employees, were repriced with an exercise price of $.625. Specifically, options granted prior to that date which were originally granted at higher exercise prices (ranging from

     $1.875 to $4), were repriced with the exception of certain options held by executives and outside directors. Under provisions of the Company's 1992 Stock Option Plan ("The Stock Option Plan"), as a result of the change in control of the Company, 33,265 options, which were not vested on or prior to such change of control, have become fully vested.

(6) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 128 "Earnings Per Share", which requires presentation of basic earnings per share (EPS) and diluted earnings per share and requires the restatement of EPS for all prior periods reported. The Company has retroactively adopted this statement as of December 27, 1997.

     In connection with the closing of the Capital Contribution, (i) the Board of Directors declared a stock dividend on the Common Stock equal to one share of Common Stock for each 11.99 shares of Common Stock held of record as of the close of business on September 22, 1997 (these shares were retroactively applied in the accompanying financial statements for the earnings per share calculation) and (ii) the Board of Directors redeemed the rights issued pursuant to the Rights Agreement, dated as of June 5, 1996, between the Company and First Union, as rights agent, for $.01 per right in cash to holders of Common Stock held of record as of the close of business on September 22, 1997. Also in connection with the closing of the Capital Contribution options to purchase 3,291,797 shares of Common Stock were granted to certain key personnel by the Company at an exercise price of $0.30 per share (the "Key Personnel Stock Options"), 1,845,899 of which were exercisable immediately. See Note 15 in the Notes to Consolidated Financial Statements.

(7) Effective October 8, 1997, the Company entered into the Loan and Security Agreement with CBCC, which provides for loans to the Company maturing on October 8, 2002, thereby refinancing all amounts owing to First Union. Proceeds of the Loan and Security Agreement were used to pay all of the Company's indebtedness to First Union and to establish working capital lines of credit. In connection with the closing of the Loan and Security Agreement, the Company paid CBCC a facility fee equal to $300,000. On the Refinancing Closing Date, two term loans were advanced to the Company in accordance with the terms of the Term Loan Facility in the aggregate principal amount of $10 million. See Note 11 in the Notes to Consolidated Financial Statements. (See the "Capital Contribution and the Refinancing.")

     In connection with an amendment to the First Union Loan Agreement in November 1994, $6.1 million in term loan refinancing was obtained, directly reducing revolving credit obligations. Bank debt obligations totaled $45.7 million as of March 25, 1995, with revolving credit obligations totaling $31.3 million and term obligations totaling $14.4 million. Effective June 22, 1995, the Company amended the First Union Loan Agreement, pursuant to which an additional $8.0 million in term loan refinancing was obtained, reducing revolving credit obligations to a balance of $22.0 million and increasing term loan obligations to $22.0 million. In addition, the maturity date of all obligations to First Union was extended from August 1996 to March 2002. Total First Union debt obligations as of December 28, 1996 and December 30, 1995 amounted to $41.6 million and $36.1 million, respectively, including revolving credit balances of $20.0 million and $14.1 million, respectively, and term loan obligations of $21.6 million and $22.0 million, respectively. Total revolving credit availability in excess of utilization under the terms of the First Union Loan Agreement amounted to $3.5 million and $8.5 million as of December 28, 1996 and December 30, 1995, respectively, and $2.0 million at March 25, 1995. See Note 11 in the Notes to Consolidated Financial Statements.
--------------------------------------------------------------------------------

                                  RISK FACTORS

     Prospective investors, prior to purchasing shares of Common Stock, should consider carefully the specific risk factors set forth below, as well as the other information regarding the Company appearing elsewhere in this Prospectus. This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Such statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations; (ii) the Company's financing plans; (iii) the Company's business and growth strategies; (iv) the use of the proceeds of the Offering; and (v) the declaration and payment of dividends. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in such forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," identifies important factors that could cause such differences.

Future Profitability Uncertain

     The Company has experienced cumulative net operating losses during the past several years. For the fiscal year ended December 27, 1997, the Company had a net loss, before extraordinary items, of $4.8 million, and over the past three fiscal years the Company had cumulative net operating losses of approximately $18.4 million. These losses were due in part to declines in the Company's hosiery operations, a difficult retail environment and reduced cash flow. The Company has undertaken a number of steps to improve its operating results, including: (i) entering into the Loan and Security Agreement, which provides significantly more flexible financial terms than the Company's prior credit facility; (ii) reducing selling, general and administrative costs; (iii) developing new channels of distribution for the Company's products; and (iv) taking measures to improve efficiencies at both of the Company's manufacturing facilities. Although the Company expects to achieve improved cash flow as a result of the Capital Contribution, the Refinancing, the Stock Sale, the Rights Offering and the steps described above, there is no assurance that such improvement will be achieved or sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Leverage Restrictions Under Debt Instruments

     As of December 27, 1997, the Company's total indebtedness, as adjusted to give effect to the repayment of the Remaining Subordinated Notes, would have been approximately 72% of its total capitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company's leverage may impair its ability to (i) obtain additional financing in the future, (ii) withstand competitive pressure and adverse economic conditions (including a further downturn in the Company's business),
(iii) take advantage of significant business opportunities that may arise, or
(iv) invest in new or developing technologies. The Company's ability to meet its debt service requirements, including any obligations under the Loan and Security Agreement, will require significant and sustained growth in cash flow. There can be no assurance that the Company will not continue to experience net operating losses or that, if required, the Company will be able to obtain additional financing on terms and conditions acceptable to the Company, or that additional capital contributions will be provided by its stockholders.

     The Company's operations and financial performance are subject to covenants contained in the Loan and Security Agreement. Among other things, these agreements (i) limit the Company's flexibility, including the ability to incur liens, incur additional indebtedness, dispose of assets, or engage in mergers or certain other transactions and (ii) require the Company to meet certain financial performance tests. These restrictions could limit the Company's ability to respond to adverse changes in economic and industry conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Net Operating Losses of the Company; Section 382 Limitation

     At March 29, 1997 (the end of the Company's last full taxable year for which a return has been filed), the Company had approximately $12.3 million of net operating loss carryforwards for federal income tax purposes. The Company believes that, after taking into account (i) the use of net operating losses to shelter income arising in respect of certain of the transactions described in "The Capital Contribution and the Refinancing" and (ii) the operating loss of the Company for the 1997 taxable year, the Company will retain approximately $7.0 million to $9.9 million in net operating loss carryforwards. However, as discussed immediately below, the use of these carryforwards by the Company will be severely limited by the "ownership change" rules of Section 382 of the Internal Revenue Code ("Section 382").

     Under Section 382, if a corporation with losses undergoes an "ownership change," then the amount of pre-ownership-change net operating loss carryforwards that such corporation may use to offset income in any post-ownership-change taxable year is limited to an amount (the "annual Section 382 limitation") that is determined, in general, by multiplying the fair market value of such corporation's outstanding capital stock immediately prior to the ownership change by the "long-term tax-exempt rate" which is published monthly by the Internal Revenue Service. The Company had an ownership change in 1997 as a result of the Capital Contribution. The Company believes that its annual
Section 382 limitation resulting from that ownership change limits its ability to use its pre-ownership-change net operating loss carryforwards to shelter future income.

Control of the Company

     Following the completion of this offering (assuming each stockholder exercises its rights), as a result of holding the majority of the Series D Preferred Stock, Common Stock and the Warrant, Danskin Investors will beneficially own, in the aggregate, approximately 55,793,708 shares or 79.1% of the Common Stock. Danskin Investors is entitled to vote the Series D Preferred Stock, together with the holders of the Common Stock, as one class on all matters subject to a vote of stockholders of the Company. As a majority holder of the Series D Preferred Stock and the holder of 7,578,720 shares of Common Stock, Danskin Investors is entitled to cast 46,107,509 votes or 78.5%, of the votes entitled to be cast by the holders of all of the Company's voting securities. As a result of its ownership of a majority of the Series D Preferred Stock, Danskin Investors is entitled to designate for election a majority of the directors constituting the Board of Directors of the Company and has sufficient voting power to influence the operations and policies of the Company, including to prevent or cause a change in control of the Company. See "Management -- Board of Directors." The Bylaws do not provide for cumulative voting. See "Security Ownership of Certain Beneficial Owners and Management." This may have the effect of discouraging offers to acquire the Company or otherwise inhibiting a "change in control" of the Company.

Fashion and Apparel Industry Risks

     The Company believes that its success depends in part on its ability to originate and define product and fashion trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. There can be no assurance that the Company will be successful in this regard. See "Business." In addition, weak sales and resulting markdown requests from customers could have a material adverse effect on the Company's business, results of operations and financial condition.

     The apparel industry and the retail environment in general historically have been subject to substantial cyclical variation, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. Therefore, a recession in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits could have an adverse effect on the Company's results of operations. The Company had no customer which accounted for more than 10% of its wholesale net sales during any of the last three fiscal years. The Company's 10 largest customers accounted for 45.4% and 46.9% of the Company's wholesale net sales for the fiscal year ended 1996 and for the fiscal year ended December 27, 1997, respectively. The Company generally enters into a number of purchase order commitments with its customers every season and does not enter into any long-term agreements with any of its customers. A decision by the controlling owner of a group of stores or any other significant customer, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease the amount of merchandise purchased from the Company or its licensing partners, or to change its manner of doing business could have a material adverse effect on the Company's financial condition and results of operations.

     The Company sells its merchandise primarily to major department stores and sport and specialty stores across the United States and extends credit based on an evaluation of each customer's financial condition, generally without requiring collateral. While various retailers, including some of the Company's customers, have experienced financial difficulties in the past few years, which increased the risk of extending credit to such retailers, the Company's losses due to bad debts have been limited. However, financial difficulties of a customer could cause the Company to curtail business with such customer or require the Company to assume more credit risk relating to such customer's receivables. The Company's inability to collect on its trade accounts receivable relating to any one of its major customers could have a material adverse effect on the Company's business or financial condition.

     The Company also sells its merchandise through its three full-priced stores and, currently, 45 outlet stores and intends to selectively open full-priced stores during the next two years. The performance of its existing stores and the success of any new stores will depend on various factors, including the condition of the retail environment and the availability of desirable locations for new stores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

Competition

     Competition is strong in the segments of the apparel industry in which the Company competes. Many of the Company's competitors have substantially greater financial and other resources than the Company. Accordingly, there can be no assurance that the Company will be able to compete effectively with its competitors. See "Business--Competition."

Dependence on Licenses

     Pennaco markets certain of its hosiery products under licenses from Givenchy Corporation and Anne Klein & Company. Sales of these products accounted for an aggregate of approximately 31% of the Company's legwear revenues and 10% of the Company's net revenues for the fiscal year ended December 27, 1997. The Givenchy(R) license covers the United States, Canada and Mexico and expires on December 31, 1998. The Anne Klein(R) license covers the United States, certain other countries and duty-free shops throughout most of the world, and expires on December 31, 1998. Although the Company believes it has good relationships with each of the licensors, there can be no guarantee that upon expiration of either of these licenses a renewal agreement can or will be obtained. See "Business--Products--Legwear."

Trademarks

     The Company believes that its trademarks and other proprietary rights are important to its success and its competitive position. Accordingly, the Company devotes resources to the establishment and protection of its trademarks on a worldwide basis. There can be no assurance that the actions taken by the Company to establish and protect its trademarks and other proprietary rights will be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of the Company's products as violative of trademarks and proprietary rights of others. Moreover, no assurance can be given that others will not assert rights in, or ownership of, trademarks and other proprietary rights of the Company or that the Company will be able to successfully resolve such conflicts. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. See "Business -- Trademarks."

Seasonality

     Retail sales of apparel, including apparel of the kind produced by the Company, have traditionally been seasonal in nature. Customarily, over 27% of the Company's sales is generated in the third quarter of its fiscal year, principally as a result of "back-to-school" purchases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

Reliance on Key Personnel

     Since March 2, 1998, M. Catherine Volker has been the Chief Executive Officer of the Company. The success of the Company is dependent to a significant degree upon the efforts of Ms. Volker and the Company's other executive officers, and the loss or unavailability of any such individuals could have an adverse effect on the Company. The Company is currently the beneficiary of a key-executive life insurance policy for Ms. Beverly Eichel, the Chief Financial Officer of the Company, in an amount equal to $1,000,000. The Company is the in process of obtaining a key executive life insurance policy for Ms. Volker. The Company has entered into employment agreements with each of Ms. Volker and Ms. Eichel. See "Management -- Employment Agreements."

No Public Market for Common Stock; Lack of Liquidity

     The Common Stock was delisted from the Nasdaq SmallCap(TM) Market effective June 27, 1997 due to the Company's non-compliance with Nasdaq's minimum capital and surplus requirement. There is currently no public trading market for the Common Stock. The Common Stock is quoted in the "pink sheets" published by the National Quotation Bureau and is traded in the over-the-counter market. See "Price Range of Common Stock." Although as a result of the Capital Contribution the Company would be in compliance with Nasdaq's minimum capital and surplus requirement, the Company does not presently intend to apply for listing of the Common Stock on the Nasdaq National Market or the Nasdaq SmallCap(TM) Market in the immediate future. The Rights are transferable, and the Company anticipates that the Rights will be quoted over-the-counter in the "pink sheets" published by the National Quotation Bureau. However, neither the Rights nor the underlying shares of Common Stock will be listed on a national securities exchange. See "The Rights Offering -- Transferability of Rights."

Dilution

     The net tangible book value of the Company at December 27, 1997 was $748,000, net of the value of the Series D Preferred Stock of $11.14 million, or $0.07 per share of Common Stock. "Net tangible book value per share" represents the amount of tangible assets less total liabilities and any preferred stock at liquidation value, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 2,131,889 shares of Common Stock offered hereby (after deduction of the estimated offering expenses), the pro forma net tangible book value of the Company at December 27, 1997 would have been $3.4 million or $0.16 per share of Common Stock. This represents an immediate increase in net tangible book value of $0.09 per share to current stockholders and an immediate dilution of $0.14 per share to stockholders purchasing shares of Common Stock in this offering. Accordingly, purchasers of Common Stock in this offering will experience immediate dilution. Furthermore, earnings per share in future periods will be diluted as the result of the issuance of Common Stock equivalents in connection with the Capital Contribution. See "The Rights Offering -- Dilutive Effects of Rights Offering."

Lack of Dividends; Priority of Series D Preferred Stock.

     The Company has paid no cash dividends on its Common Stock, and there is no assurance that the Company will achieve sufficient earnings to pay cash dividends on its Common Stock in the future. The Company intends to retain any earnings for use in its business, and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In addition, no cash dividends may be paid until all accrued and unpaid dividends on the Series D Preferred Stock are paid. The Series D Preferred Stock has an 8% annual dividend rate, payment of which accrues but is not required to be paid during the period ended December 25, 1999, and a seven year maturity. If the Company achieves certain agreed upon financial targets for any of the fiscal years ended 1999, 2000, 2001 or 2002, then all accrued but unpaid dividends for such fiscal year (or, in the case of the fiscal year ended 1999, all preceding fiscal years) together with any interest thereon will be forgiven, and the Series D Preferred Stock will automatically convert into 40,000,000 shares of Common Stock. Moreover, in the event of the redemption of the Series D Preferred Stock or the liquidation, insolvency or winding up of the Company, the liquidation preference of $12 million of the Series D Preferred Stock and all accrued but unpaid dividends must be paid before any payments or distributions are made to the holders of the Common Stock. See "Description of Capital Stock -- Series D Preferred Stock." In addition, except in certain limited circumstances with respect to the Series D Preferred Stock, the Loan and Security Agreement prohibits the payment of dividends without CBCC's consent. See "Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Shares Eligible for Future Sale; Conversion Rights

     Following the completion of this offering, the Company will have 20,838,124 shares of Common Stock outstanding (assuming no exercise of options or warrants). As part of the Capital Contribution, the Company issued Series D Preferred Stock to Danskin Investors and BFG, having a liquidation preference of $12 million. The 2,400 shares of Series D Preferred Stock held by Danskin Investors and BFG are convertible into 40,000,000 shares of Common Stock (an initial conversion rate of 16,666.66 shares of Common Stock for each share of Series D Preferred Stock so converted). The Series D Preferred Stock is convertible at the option of the holders and, in certain circumstances, mandatorily upon the achievement of certain financial targets for any fiscal year beginning December 25, 1999, at a per share conversion price of $0.30, subject to adjustment in certain circumstances. In addition, the Company also has options and warrants outstanding to acquire 22,687,833 shares of Common Stock, including options to acquire approximately 759,034 shares of Common Stock under its Stock Option Plan. See "Shares Eligible for Future Sale."

Certain Anti-takeover Provisions

     The Company's Amended and Restated Certificate of Incorporation provides for a classified Board of Directors and for "blank check" Preferred Stock. No director may be removed by a vote of a majority of the stockholders except for cause. The ability of the Company to issue shares of such Preferred Stock without further stockholder approval may inhibit a "change in control" of the Company. See "Description of Capital Stock." In addition, the acquisition by a person other than Danskin Investors or any of its members of more than 25% of the Common Stock would constitute a default under the Loan and Security Agreement. Such provisions could impede any merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. The existence of such provisions could also adversely affect the market price of the Common Stock.

Computer Systems -- Year 2000

     The Company has not yet fully assessed the impact of the Year 2000 issue on its computer systems and its operations, including the development of cost estimates and the extent of computer programming changes required to address this issue. Any disruption of its operations, whether caused by the Company's computer systems or those of any of its customers or vendors, could have a material adverse effect on the Company's financial position or results of operations. Although final cost estimates have yet to be determined, it is anticipated that these Year 2000 costs will result in an increase in the Company's expenses during 1998 and 1999. In addition, there can be no assurance that the Company will not experience significant cost overruns or delays in connection with upgrading software of the programming of changes required to address this issue.

                               THE RIGHTS OFFERING

Terms of the Rights Offering

     The Company is issuing to the holders of record of its Common Stock on the Record Date rights to subscribe for shares of Common Stock. Each stockholder is being issued one transferable Right for each share of Common Stock held. The Rights entitle each stockholder to acquire at the Subscription Price .1967 shares of Common Stock for each Right held. Rights may be exercised at any time during the Subscription Period, which commences on _______, 1998 and ends at 5:00 p.m., New York City time, on _______, 1998.

Background of and Purposes for the Rights Offering

     The Rights Offering is an integral part of the recapitalization of the Company and is being conducted in connection with the Capital Contribution and the Refinancing. See "Use of Proceeds and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The immediate effect of Danskin Investors' investment in the Company on September 22, 1997 was to reduce the debt on the Company's balance sheet with a view to enhancing the equity value of the Company. The Company's debt was further reduced by the consummation of the Stock Sale. The completion of the Rights Offering will not only further reduce the amount of debt on the Company's balance sheet (since the entire outstanding amount of Remaining Subordinated Notes will be repaid with the gross proceeds of the Rights Offering), but will also enable stockholders of the Company to participate in any potential enhanced equity value of the Company by permitting them to purchase additional shares of Common Stock at $0.30 per share.

     The Board of Directors determined that the Rights Offering should be structured in a manner that generally permits each public stockholder to maintain its percentage ownership interest in the Company, but not to increase it through an oversubscription procedure pursuant to which such public stockholder could purchase shares not subscribed for by other stockholders on Primary Subscription.

     The Board of Directors also considered the possibility that not all stockholders would exercise fully their rights in the Rights Offering. In the absence of some assurance that the Rights Offering would be fully subscribed, the Board was concerned that the Company would incur the expense of the Rights Offering without obtaining the funds necessary to retire in full the Remaining Subordinated Notes. Accordingly, the Board discussed with Danskin Investors whether it would be willing to agree to purchase any shares of Common Stock not subscribed for by other stockholders on Primary Subscription in order to ensure that the Rights Offering would be fully subscribed. Danskin Investors informed the Board of Directors that it would be willing to agree to purchase on oversubscription, at the Subscription Price, such number of unsubscribed shares sufficient to result in gross proceeds to the Company of $639,566 from the Rights Offering.

     Balancing the interests of all stockholders, the Board of Directors proposed to Danskin Investors that the Company pursue a Rights Offering of Common Stock in which public stockholders could maintain their percentage ownership (but not increase it, except as described above) and in which Danskin Investors would agree to purchase on oversubscription such number of shares, if any, not subscribed for by the stockholders on Primary Subscription, sufficient to result in gross proceeds to the

Company of $639,566 from the Rights Offering. The Board of Directors further proposed that each share purchased by Danksin Investors on oversubscription be purchased at the Subscription Price. Danskin Investors agreed to this proposal, provided that the Company grant to Danskin Investors registration rights with respect to the shares of Common Stock purchased by them. See "Shares Eligible for Future Sale." The Board of Directors concurred with this request and unanimously approved that a Rights Offering incorporating such features be pursued by the Company. See "-- Terms of the Rights Offering."

Method of Conducting the Rights Offering

     The Rights Offering is being made directly by the Company. The Company will pay no underwriting discounts or commissions, finders' fees or similar remuneration in connection with any distribution of the Rights or sales of the shares of Common Stock offered hereby.

The Subscription Price

     The Subscription Price for a share of Common Stock to be issued pursuant to the Rights will be $0.30. The Subscription Price was determined by the Board of Directors based upon negotiations with Danskin Investors in connection with the Capital Contribution. See "Risk Factors -- History of Losses; Future Profitability Uncertain" and "-- No Public Market for Common Stock."

Expiration of the Rights Offering

     The Rights Offering will expire at 5:00 p.m., New York City time, on ________________, 1998. Rights will expire on the Expiration Date and thereafter may not be exercised. The Company reserves the right, in its sole discretion, to extend the Expiration Date in order to deal with any unanticipated contingencies relating to the conduct of the Rights Offering, but does not otherwise expect to extend the Expiration Date.

Subscription Agent

     The Subscription Agent is First Union National Bank, which will receive a fee for its administrative processing, invoicing and other services as Subscription Agent and reimbursement for all out-of-pocket expenses related to the Rights Offering. Such fees and expenses are estimated to be $5,500 in the aggregate.

Method of Exercise of Rights

     Rights may be exercised by filling in and signing the reverse side of the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment for the shares of Common Stock as described below under "-- Payment for Shares." Completed subscription certificates must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date (unless payment is effected by means of a notice of guaranteed delivery as described below under "-- Payment for Shares") at the offices of the Subscription Agent at one of the addresses set forth below. Rights may also be exercised through a stockholder's broker, who may charge such stockholder a servicing fee.

SIGNED SUBSCRIPTION CERTIFICATES SHOULD BE SENT TO FIRST UNION NATIONAL BANK,
Attention: Michael Klotz, by one of the methods described below:

             (1)  BY MAIL:

                  First Union National Bank
                  Reorganization Department, 3C3
                  1525 West W.T. Harris Blvd.
                  Charlotte, NC  28262

             (2)  BY HAND, EXPRESS MAIL OR OVERNIGHT COURIER:

                  First Union National Bank
                  Reorganization Department, 3C3
                  1525 West W.T. Harris Blvd.
                  Charlotte, NC  28262

             (3)  BY FACSIMILE (TELECOPIER)
                  First Union National Bank
                  Fax: 704-590-7628
                  Confirm by Telephone
                  704-590-7408

Payment for Shares

    Stockholders who acquire shares of Common Stock on Primary Subscription may choose between the following methods of payment:

     (1) A stockholder can send the subscription certificate together with payment for the shares of Common Stock acquired on Primary Subscription to the Subscription Agent. To be accepted, such payment, together with the executed subscription certificate, must be received by First Union National Bank at one of the addresses set forth above prior to 5:00 p.m., New York City time, on the Expiration Date. The Subscription Agent will deposit all stock purchase checks received by it prior to the final due date into a segregated interest bearing account (which interest will accrue to the benefit of the Company). A PAYMENT BY THIS METHOD MUST BE IN UNITED STATES DOLLARS BY MONEY ORDER OR CHECK DRAWN ON A BANK LOCATED IN THE UNITED STATES, MUST BE PAYABLE TO DANSKIN INC. OR TO FIRST UNION NATIONAL BANK AND MUST ACCOMPANY AN EXECUTED SUBSCRIPTION CERTIFICATE FOR SUCH SUBSCRIPTION CERTIFICATE TO BE ACCEPTED.

     (2) Alternatively, a subscription will be accepted by the Subscription Agent if, prior to 5:00 p.m., New York City time, on the Expiration Date, the Subscription Agent has received a notice of guaranteed delivery by facsimile (telecopy) or otherwise from a bank or a trust company guaranteeing delivery of (i) payment of the full Subscription Price for the shares of Common Stock subscribed for on Primary Subscription, and (ii) a properly completed and executed subscription certificate. The Subscription Agent will not honor a notice of guaranteed delivery if a properly completed and executed subscription certificate and full payment for shares of Common Stock are not received by the Subscription Agent by the close of business on the fifth business day after the Expiration Date (the "Confirmation Date") (_______________, 1998).

     Within five business days following the Expiration Date, a confirmation will be sent by the Subscription Agent to each stockholder (or, if the stockholder's shares of Common Stock are held by Cede & Co. ("Cede") or any other depository or nominee, to Cede or such other depository or nominee), showing (i) the number of shares of Common Stock acquired on Primary Subscription; and (ii) the Subscription Price and total price for the shares of Common Stock acquired. All payments by a stockholder must be in United States dollars by money order or check drawn on a bank located in the United States of America and payable to Danskin, Inc. or to First Union National Bank.

     Whichever of the two methods described above is used, issuance and delivery of certificates for the shares of Common Stock purchased are subject to collection of checks and actual payment pursuant to any notice of guaranteed delivery.

     If a stockholder who subscribes for shares of Common Stock on Primary Subscription does not make payment of any amounts due, the Company reserves the right to take any or all of the following actions: (i) allow Danskin Investors to subscribe for such subscribed and unpaid shares of Common Stock; (ii) apply any payment actually received by it toward the purchase of the greatest number of shares of Common Stock which could be acquired by such holder upon exercise of the Rights; and/or (iii) exercise any and all other rights or remedies to which it may be entitled.

Transferability of Rights

     The Rights are transferable, and the Company anticipates that the Rights will be quoted over-the-counter in the "pink sheets" published by the National Quotation Bureau. Neither the Rights nor the underlying shares of Common Stock will be listed on a national securities exchange.

Delivery of Stock Certificates

     Stockholders whose shares of Common Stock are held of record by Cede or by any other depository or nominee on their behalf or on behalf of their broker-dealers will have their shares of Common Stock acquired on Primary Subscription credited to the account of Cede or such other depository or nominee. With respect to all other stockholders, stock certificates for all shares of Common Stock acquired on Primary Subscription will be mailed as soon as practicable after the Confirmation Date and after payment for the shares of Common Stock subscribed for has cleared, which clearance may take up to 15 days from the date of receipt of the payment.

Federal Income Tax Consequences

     The receipt of the Rights by a holder of Common Stock pursuant to the Rights Offering should be treated as a nontaxable distribution with respect to the Common Stock, with the consequences described below. If the fair market value of a Right on the date of distribution is less than 15% of the value of the Common Stock with respect to which the Right is issued, then the tax basis of the Right will be zero and the basis of the Common Stock with respect to which the Right was issued will remain unchanged, unless the stockholder affirmatively elects (in a manner set out in applicable United States Treasury regulations) to allocate to the Right a portion of the basis of the Common Stock. If such an election is made, then the allocation of basis between the Right and the Common Stock will be in proportion to the respective fair market values of the Right and the Common Stock on the date that the Rights are distributed. If the value of the Right is 15% or more of the value of the Common Stock, then a portion of the basis of the Common Stock must be allocated to the Right in the manner described above.

     No loss will be recognized by a stockholder if a Right expires unexercised, because basis may be allocated from Common Stock to a Right only if the Right is exercised or sold. No gain or loss will be recognized by a stockholder upon the exercise of a Right; the tax basis of any Common Stock acquired upon exercise will equal the subscription price paid therefor plus the tax basis, if any, of the Right. The holding period for the Common Stock will begin with the date on which the Right is exercised.

     Upon the sale of a Right, a stockholder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the tax basis, if any, of the Right.

     The foregoing is a general summary of the applicable provisions of the Internal Revenue Code and Treasury regulations presently in effect and does not cover state or local taxes. The Internal Revenue Code and such regulations are subject to change by legislative or administrative action. The Company has not sought or received any opinion of counsel or ruling from the Internal Revenue Service with respect to the income tax consequences of the Rights Offering. Stockholders should consult their tax advisors regarding specific questions as to federal, state or local taxes.

Purchase of Shares by Danskin Investors

     Danskin Investors and BFG will not receive Rights; however, pursuant to the Securities Purchase Agreement, Danskin Investors will purchase any shares of Common Stock not purchased by the stockholders on Primary Subscription at the Subscription Price. Danskin Investors, the holder of a majority of the Series D Preferred Stock, Common Stock and the Warrant, beneficially owns 55,739,708 million shares of Common Stock, which represents approximately 81.56% of the Common Stock. If all other stockholders exercise in full their Rights on Primary Subscription, Danskin Investors will beneficially own approximately 79.10% of the Common Stock immediately following consummation of the Rights Offering. In the event that none of the stockholders exercise their Rights, Danskin Investors will beneficially own 57,871,597 shares of Common Stock (representing the beneficial ownership of approximately 82.1% of the Common Stock immediately following consummation of the Rights Offering) after giving effect to the purchase by it of the shares not subscribed for by the stockholders on Primary Subscription. See "Risk Factors -- Control by Danskin Investors."

Purposes of the Company's Agreement with Danskin Investors

     Danskin Investors has agreed to purchase, at the Subscription Price, any shares of Common Stock not purchased by the stockholders on Primary Subscription. The Company has entered into such agreement in order to ensure that the Rights Offering will be fully subscribed and result in gross proceeds of $639,566 to the Company, which is the amount necessary to retire in full the Remaining Subordinated Notes.

Interpretation; Termination of Rights Offering

     All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any subscription or request for division will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Common Stock or Rights pursuant thereto could be deemed unlawful. The Company also reserves the right to waive any defect with regard to any particular subscription. The Company shall not be under any duty to give notification of any defect or irregularity in subscription, nor shall it incur any liability for failure to give such notification. Subscriptions will not be deemed to have been made until any such defect or irregularity has been cured or waived within such time as the Company shall determine. Subscriptions with defects or irregularities which have not been cured or waived will be returned by the Company to the appropriate holder of the Rights as soon as possible. See also "-- State and Foreign Securities Laws."

     The Company further reserves the right to terminate the Rights Offering prior to acceptance of subscriptions by the Company; however, in the absence of a material adverse change in its business, financial condition or results of operations, the Company expects to consummate the Rights Offering. Danskin Investors will not be obligated, however, to purchase any shares of Common Stock not purchased by the Stockholders on Primary Subscription under certain circumstances, including in the event of any material adverse change in the results of operations, financial condition or prospects of the Company. See "The Rights Offering -- Purchase of Shares by Danskin Investors."

Risk of Delivery; Delivery by Mail

     The risk of delivery of all documents and payments is on subscribers, not the Company. If the mail is used, it is recommended that insured, registered mail be used and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent before the Expiration Date. The Company will accept subscriptions delivered via U.S. Mail before 5:00 p.m., New York City time, on _______________, 1998 (one week after the Expiration Date), provided such subscriptions are postmarked on or before the Expiration Date. Thereafter, unexercised Rights will be void.

Dilutive Effects of Rights Offering

     To the extent a stockholder does not exercise its Rights, such stockholder's percentage equity interest in the Company and voting power immediately upon completion of the Rights Offering will be diluted as a result of the 2,131,889 shares of Common Stock issuable in connection with the Rights Offering. Consequently, such stockholder's participation in any potential future increase in the value of the Company would be reduced. See "-- Purchase of Shares by Danskin Investors" and "Risk Factors -- Control by Danskin Investors; -- Elimination of Protective Charter Provisions."

     The pro forma net tangible book value of the Company at December 27, 1997 was $748,000, net of the liquidation value of the Series D Preferred Stock of $12 million, or $0.07 per share of Common Stock. "Net tangible book value per share" represents the amount of tangible assets less total liabilities and any preferred stock at liquidation value, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 2,131,889 shares of Common Stock offered hereby (after deduction of the estimated offering expenses), the pro forma net tangible book value of the Company at December 27, 1997 would have been $3.4 million or $0.16 per share of Common Stock. This represents an immediate decrease in net tangible book value of $0.09 per share to current stockholders and an immediate dilution of $0.14 per share to stockholders purchasing shares of Common Stock in this offering. Accordingly, purchasers of Common Stock in this offering will experience immediate dilution. Furthermore, earnings per share for future periods will be diluted as the result of the issuance of Common Stock equivalents in connection with the Capital Contribution. See "Risk Factors -- Dilution."

State and Foreign Securities Laws

     The Company will not offer, sell or issue any of the Rights or the Common Stock in any jurisdiction where it is unlawful to do so or whose laws, rules, regulations or orders would require the Company, in its sole discretion, to incur costs, obligations or time delays disproportionate to the net proceeds to be realized by the Company from such offers, sales or issuances. The Rights may not be exercised by any person, and neither this Prospectus nor any subscription certificate shall constitute an offer to sell or a solicitation of an offer to purchase any shares of Common Stock, in any jurisdiction in which such transactions would be unlawful. No action has been taken in any jurisdiction outside the United States to permit offers and sales of the Rights or the Common Stock. Consequently, the Company may reject subscriptions pursuant to the exercise of Rights by any holder of Rights outside the United States, and the Company may also reject subscriptions from holders in jurisdictions within the United States if it should later determine that it may not lawfully issue shares to such holders, even if it could by qualifying the shares for sale or by taking other actions in such jurisdictions, or that the costs, obligations or time delays related thereto are disproportionate to the net proceeds to be realized therefrom.

No Revocation

     Once a holder of Rights has exercised the subscription privilege, such exercise may not be revoked.

                                 USE OF PROCEEDS

     The gross proceeds to the Company from the sale of the 2,131,889 shares of Common Stock offered hereby are expected to be $639,566 and estimated offering expenses are expected to be $280,000. The Company intends to use the gross proceeds to retire in full the Remaining Subordinated Notes. The Remaining Subordinated Notes bear interest at a rate of 8% per annum and were scheduled to mature on March 31, 1998. The proceeds of the Remaining Subordinated Notes were used for the Company's working capital. See "The Rights Offering -- Background of and Purposes for the Rights Offering" and "The Capital Contribution and the Refinancing."

                                 DIVIDEND POLICY

     The Company has paid no cash dividends on its Common Stock, and there is no assurance that the Company will achieve sufficient earnings to pay cash dividends on its Common Stock in the future. The Company intends to retain any earnings for use in its business, and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. No cash dividends may be paid until all accrued and unpaid dividends on the Series D Preferred Stock are paid. The Series D Preferred Stock has an 8% annual dividend rate, payment of which accrues but is not required to be paid during the period ended December 31, 1999, and a seven year maturity. If the Company achieves certain agreed upon financial targets for any of the fiscal years ended 1999, 2000, 2001 or 2002, then all accrued dividends for such fiscal year (or, in the case of the fiscal year ending 1999, all preceding fiscal years) together with any interest thereon will be forgiven and the Series D Preferred Stock will automatically convert into 40,000,000 shares of Common Stock. Moreover, in the event of the redemption of the Series D Preferred Stock or the liquidation, insolvency or winding up of the Company, the liquidation preference of the Series D Preferred Stock and all accrued but unpaid dividends must be paid before any payments or distributions are made to the holders of the Common Stock. See "Description of Capital Stock -- Series D Preferred Stock." In addition, except in certain limited circumstances with respect to the Series D Preferred Stock, the Loan and Security Agreement prohibits the payment of dividends without CBCC's consent. See "Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock was traded over-the-counter on the Nasdaq National Market under the symbol "DANS" until August 8, 1996, at which time it was moved to The Nasdaq SmallCap(TM) Market under the same symbol. Effective June 27, 1997, the Company's Common Stock was delisted due to the Company's non-compliance with Nasdaq's minimum capital and surplus requirement. Bid quotations for the Company's Common Stock may be obtained from the "pink sheets" published by the National Quotation Bureau, and the Common Stock is traded in the over-the-counter market. The following table presents the quarterly high and low bid quotations during the last two fiscal years and for the three months ended March 29, 1997, and June 27, 1997, during which time the Common Stock was listed on the Nasdaq SmallCap Market(TM) and for the three months ended September 27, 1997 and December 27, 1997, during which time the Common Stock was no longer traded on the Nasdaq Small Cap Market(TM). These quotations reflect the inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

     Although as a result of the Capital Contribution, the Company would be in compliance with Nasdaq's minimum capital and surplus requirement, the Company does not presently intend to apply for listing of the Common Stock on the Nasdaq National Market or the Nasdaq Small Cap Market(TM) in the immediate future.


                                                                 High               Low
                                                              -----------------------------------
Fiscal Year ended December 28, 1996

Three-month period ended March                                   $4.875         $ 3.375
Three-month period ended June                                     4.000           2.500
Three-month period ended September                                4.000           1.875
Three-month period ended December                                 3.125           2.125

Fiscal Year ended December 27, 1997

Three-month period ended March                                   $2.750         $ 2.000
Three-month period ended June                                     2.375           0.500
Three-month period ended September(1)                             1.500           0.563
Three-month period ended December(1)                              1.188           0.500


     As of December 27, 1997, the number of stockholders of record of the Company's Common Stock was approximately 157.

-------------
(1) Since June 27, 1997, the Common Stock has traded solely in the over-the-counter market. Accordingly, bid quotations for the Common Stock were available only from the "pink sheets" published by the National Quotation Bureau. Such bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at December 27, 1997, and as adjusted to reflect: (i) the Stock Sale and the repayment of approximately $2,360,000 of Remaining Subordinated Notes; and
(ii) the sale of the Common Stock offered by the Company in the Rights Offering and the application of the gross proceeds therefrom and estimated expenses as described under "Use of Proceeds."

                                                                  December 27, 1997
                                                      ------------------------------------------
                                                                    Pro Forma     Pro Forma As
                                                        Actual    As Adjusted(2)   Adjusted(3)
                                                      ----------- --------------- --------------
                                                        (in thousands, except share amounts)

Current portion of long-term debt................            333             333            333
Long-term debt less current portion:
  Subordinated Debt..............................          3,000             640            ---
  Total long-term debt...........................          9,667           9,667          9,667
  Series C Convertible 8% Preferred Stock,
  Liquidation Value $500,000.....................            ---             ---            ---
Series D Redeemable Convertible 8% Preferred Stock,
  Liquidation Value  $12 million.................         11,140          11,140         11,140

Stockholder's equity:

  Preferred Stock, $.01 par value; 10,000 shares
   authorized; 1,000 shares issued
   at December 28, 1996 .....
  Common Stock, 100,000,000 shares authorized;
   10,088,123 shares issued at December 27, 1997
   (actual), 17,956,234 shares outstanding
   (as adjusted(2)) and 20,088,123 shares
   outstanding (as adjusted(3)) (excluding 1,083
   shares held by a subsidiary)..................            101             180            201
  Additional paid-in capital.....................         20,366          22,597         22,936
  Accumulated deficit............................        (16,511)        (16,511)       (16,511)

  Minimum pension liability adjustment(1)........         (2,275)         (2,275)        (2,275)
                                                           -----           -----         ------
   Total stockholders' equity....................          1,681           3,991          4,351
                                                           -----           -----         ------
     Total capitalization........................         25,821          25,771         25,491

(1) Represents the amount by which the minimum pension liability required by Statement of Financial Accounting Standards No. 87 exceeds the unrecognized prior service cost. See Note 14 of Notes to Consolidated Financial Statements.

(2) As adjusted to reflect the Stock Sale and the repayment of approximately $2.4 million of Remaining Subordinated Notes.

(3) As adjusted to reflect the sale of the Common Stock offered hereby and the application of the gross proceeds therefrom to reduce in full the Remaining Subordinated Notes. The Company intends to pay estimated expenses of $280,000 of the Rights Offering out of working capital.

                  THE CAPITAL CONTRIBUTION AND THE REFINANCING

Background

First Union Credit Facility

     On August 28, 1997, First Union, the Company and Danskin Investors entered into a letter agreement (the "Letter Agreement") which, among other things, provided for (i) the purchase by Danskin Investors of the Term Loan of $21.3 million, (ii) the restructuring of the Revolving Credit Facility pending a contemplated refinancing thereof, and (iii) the disposition of the warrants issued to First Union in June 1995 (the "First Union Warrant").

     The conditions to the closing of the purchase of the Term Loan included, among others, requirements that (i) Danskin Investors (x) enter into an intercreditor agreement with First Union providing for the subordination of the Company's obligations to Danskin Investors under the Term Loan, the collateral securing such obligations, and any new debt securities issued by the Company to Danskin Investors, to the Company's obligations under the Revolving Credit Facility, and (y) made a $4 million cash equity or interim debt investment in the Company and (ii) the Company (a) provide a release to First Union, and (b) enter into an amendment to the First Union Loan Agreement as described below. All deferred or accrued and unpaid interest, fees and expenses owed by the Company to First Union in connection with the Term Loan were to be paid at the closing of Danskin Investors's purchase of the Term Loan (the "Term Loan Closing"). In addition, the Company was obligated to pay First Union a fee of $250,000 in connection with the transaction.

     Pursuant to certain letter agreements, First Union, subject to the terms and provisions of the First Union Loan Agreement, agreed to make overadvances (collectively, the "Overadvance") available to the Company in varying amounts up to a maximum aggregate principal amount equal to $1,500,000 at any one time outstanding for borrowings on or before August 28, 1997. First Union also agreed to continue to make the Overadvance available to the Company in any varying amounts up to a maximum aggregate principal amount not to exceed $2.0 million through October 31, 1997.

     On September 22, 1997, the Company consented to the assignment to Danskin Investors of the Loan Amount of the Term Loan. In addition, at the Term Loan Closing, the Revolving Credit Facility was amended to, among other things, (i) adjust the applicable interest rates, (ii) reset the maturity date for such facility to March 31, 1998 and (iii) eliminate the additional equity fee.

The Capital Contribution

     On August 28, 1997, the Company also agreed to the terms of a memorandum of understanding (the "Memorandum of Understanding") with Danskin Investors pursuant to which Danskin Investors would make the Capital Contribution. In accordance with the terms and conditions of the Memorandum of Understanding, Danskin Investors would (i) contribute in part to the capital of the Company and cancel in part the Loan Amount and (ii) contribute an additional $4 million of cash to the capital of the Company. In exchange for the Capital Contribution, it was agreed that Danskin Investors would receive (a) $15 million face amount of the Subordinated Debt, subordinated only to the Company's obligations to First Union under the Revolving Credit Facility, and (b) Series C Preferred Stock of the Company, having a liquidation preference of $500,000. The Memorandum of Understanding further provided that the Company would repay all principal and accrued but unpaid interest under the Revolving Credit Facility with the proceeds from a new revolving credit facility and term loan to be provided by a new lender.

     On September 22, 1997 (the "Contribution Closing Date"), the Company and Danskin Investors entered into the Securities Purchase Agreement pursuant to which the above investments by Danskin Investors were made. The Capital Contribution was funded (i) through capital contributions made to Danskin Investors by its members and (ii) $544,129 paid to the Company by BFG, a stockholder of the Company, in exchange for a portion of the Securities.

     In connection with the closing of the Capital Contribution, the Company announced that (a) its Board of Directors had declared a stock dividend on the Common Stock equal to one share of Common Stock for each 11.99 shares of Common Stock held of record as of the close of business on September 22, 1997 (such shares were retroactively applied in the accompanying financial statements for the earnings per share calculation, however, the stock dividend was not effected until the early part of the fourth quarter), (b) its Board of Directors had redeemed the rights issued pursuant to the Rights Agreement, dated as of June 5, 1996, between the Company and First Union, as rights agent, for $.01 per right in cash to holders of Common Stock held of record as of the close of business on September 22, 1997, and (c) it would offer to its stockholders the right to purchase, pro rata, 10,000,000 shares of Common Stock, at a per share price of $0.30.

     In addition, in connection with the closing of the Capital Contribution, the Board of Directors of the Company accepted the resignations of Ms. Patricia Patterson, Mr. John Burden and Mr. Edwin Dean as directors of the Company and elected Mr. Andrew Astrachan, Ms. Nina McLemore, Mr. Gabriel Brener and Mr. James P. Jalil as directors. In connection with the closing of the Capital Contribution, the Board of Directors approved amendments to both the Certificate of Incorporation and the By-laws of the Company to effectuate agreements reached between the Company and Danskin Investors, including, among other things, increasing the number of authorized shares of Common Stock to 100,000,000 (the "Certificate Amendments") and increasing the number of seats of the Board of Directors from nine to ten. See "Management."

     The Company recognized a gain on the transactions described above of $5.2 million, representing the difference between (a) the recorded value of the Term Loan and (b) the fair value of the Subordinated Debt and Series C Preferred Stock, less the write-off of deferred finance charges relating to the First Union Loan Agreement and the costs incurred in connection with such transactions. This gain will be applied against the Company's net operating loss carryforward, which is fully reserved.

The Refinancing

CBCC Credit Facility

     Effective October 8, 1997 (the "Refinancing Closing Date"), the Company refinanced its obligations with First Union with a credit facility with CBCC (the "CBCC Credit Facility"), which matures on October 8, 2002. Proceeds of the CBCC Credit Facility were used to repay all of the Company's indebtedness to First Union, the Company's former principal lender, and to establish working capital lines of credit. In addition, the First Union Warrant was surrendered to the Company without the payment of any additional consideration.

     Pursuant to and in accordance with its terms, the CBCC Credit Facility provides the Company with a term loan facility in the aggregate principal amount of $10 million (the "Term Loan Facility") and a revolving credit facility, including a provision for the issuance of letters of credit (the "CBCC Revolving Credit Facility") generally in an amount not to exceed the lesser of (a) $45 million less the aggregate outstanding principal balance under the Term Loan Facility, or (b) a formula amount based upon the Company's available inventory and accounts receivable levels, minus certain discretionary reserves. The Company's obligations to CBCC under the Loan and Security Agreement are generally secured by a first priority security interest in all present and future assets of the Company. The Loan and Security Agreement contains certain customary affirmative and negative covenants, respectively. In connection with the closing on the Loan and Security Agreement, the Company paid CBCC a facility fee equal to $300,000.

     On the Refinancing Closing Date, two term loans were advanced to the Company in accordance with the terms of the Term Loan Facility. A term loan in the original principal amount of $5 million was advanced to the Company and is, with respect to principal, payable in thirty (30) consecutive monthly installments commencing on the first day of the first month following the first anniversary of the Refinancing Closing Date. A second term loan in the original principal amount of $5 million was advanced to the Company and is, with respect to principal, payable in eighteen (18) consecutive monthly installments commencing on the first day of the forty-third (43) month following the Refinancing Closing Date. At the Refinancing Closing Date, and after the satisfaction in full of the Company's obligations to First Union, availability under the CBCC Revolving Credit Facility was approximately $15 million.

     Interest on the Company's obligations under the CBCC Credit Facility generally accrues at a rate per annum equal to the sum of the Prime Rate, as defined in the Loan and Security Agreement, plus one half of one percent (1/2%) and is payable monthly. Interest may also accrue at a rate per annum equal to the sum of the Eurodollar Rate, as defined in the Loan and Security Agreement, plus two and three quarters percent (2-3/4%). See "Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Exchange of Securities

     In accordance with the terms of the Securities Purchase Agreement, upon the Refinancing Closing Date, Series C Preferred Stock, having a liquidation preference of $500,000, and $15 million aggregate principal amount of the Subordinated Debt were, by their terms, automatically exchanged for (a) Series D Preferred Stock, having a liquidation preference of $12 million, (b) the Warrant to purchase 10 million shares of Common Stock at a per share price of $0.30, and
(c) $3 million aggregate principal amount of Remaining Subordinated Notes.

     The 2,400 shares of Series D Preferred Stock held by Danskin Investors and BFG are convertible into 40,000,000 shares of Common Stock (at an initial conversion rate of 16,666.66 shares of Common Stock for each share of the Series D Preferred Stock so converted). The Series D Preferred Stock is convertible at the option of the holders and, in certain circumstances, mandatorily upon the achievement of certain financial targets for any fiscal year beginning with the fiscal year ended December 25, 1999, at a per share conversion price of $0.30, which is subject to adjustment in certain circumstances. The terms of the Series D Preferred Stock also provide that upon the seventh anniversary of the date of its issuance, the Series D Preferred Stock shall be redeemed by the Company for an amount equal to the sum of (x) $5,000 per share (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series D Preferred Stock), plus (y) all accrued and unpaid dividends on such shares of Series D Preferred Stock to the date of such redemption. Holders of the Series D Preferred Stock are entitled to vote, together with the holders of Common Stock and any other class or series of stock then entitled to vote, as one class on all matters submitted to a vote of stockholders of the Company, in the same manner and with the same effect as the holders of the Common Stock. In any such vote, the outstanding Series D Preferred Stock entitles the holders thereof to cast 40,000,000 votes. Therefore, the exchange of the Series D Preferred Stock for the Subordinated Notes was highly dilutive to existing holders of Common Stock. Holders of the Series D Preferred Stock are also entitled to designate a majority of the directors constituting the Board of Directors of the Company. The Series D Preferred Stock has an 8% annual dividend rate, which accrues but is not required to be paid during the period ended December 31, 1999, and a seven year maturity. If the Company achieves certain agreed upon financial targets for any of the fiscal years ended 1999, 2000, 2001 or 2002, then accrued but unpaid dividends for such fiscal year (or, in the case of the fiscal year ended 1999, all preceding fiscal years) together with any interest thereon will be forgiven, and the Series D Preferred Stock will automatically convert into 40,000,000 shares of Common Stock at a conversion price of $0.30 per share. The Remaining Subordinated Notes bear interest, commencing on December 22, 1997, at the rate of 8% per annum.

Warrants and Stock Options

     On September 22, 1997, in connection with the Capital Contribution, Donald Schupak (the Chairman of the Board of the Company) purchased from the Company, the Schupak Warrant for the purchase of 5,372,315 shares of Common Stock, subject to adjustment, at an exercise price of $0.30 a share, subject to adjustment. On the Contribution Closing Date, in consideration of the sale of the Schupak Warrant, Mr. Schupak paid the Company the Warrant Price comprised of
(x) $20,000 in cash and (y) the Schupak Promissory Note in the amount of $80,000. The outstanding principal balance of the Schupak Promissory Note bears interest at a rate of 6.55% per annum, to be paid annually on the anniversary of the Contribution Closing Date. The Schupak Warrant may be exercised, in whole at any time or in part from time to time, prior to 5:00 p.m., Eastern Standard Time, on September 22, 2004. In addition, David Chu, a director of the Company, purchased from the Company the Chu Warrant for the purchase of 795,900 shares of Common Stock, subject to adjustment at an exercise price of $0.30 per share, subject to adjustment. In consideration of the sale of the Chu Warrant, Mr. Chu issued a promissory note to the Company for the purchase price of $14,815 which has been paid in full. The Chu Warrant may be exercised, in whole at any time and in part from time to time, prior to 5:00 p.m., Eastern Standard Time, on September 22, 2004.

     In connection with the Capital Contribution and with the amendment of their respective employment agreements, options to purchase 1,020,000 shares of Common Stock were granted to Ms. Domuracki, the former Chief Executive Officer who was replaced on March 2, 1998, and options to purchase 680,000 shares of Common Stock were granted to Ms. Eichel, all at an exercise price of $.30 per share. In connection with the Capital Contribution, the Company granted options to purchase 1,591,749 shares of Common Stock to Ms. McLemore, as a director of the Company, at an exercise price of $0.30 per share. None of such options were issued under the Stock Option Plan. The Company intends to file a Registration Statement on Form S-8 to register the Common Stock underlying all such options. See "Management--Stock Option Plan." In addition, effective October 1, 1997, a total of

239,943 options were repriced with an exercise price of $0.625. All options granted prior to that date that were originally granted at higher exercise prices (ranging from $1.875 to $4) were repriced, with the exception of options granted to certain executives and outside directors. Under the provisions of the Stock Option Plan, as a result of the change in control of the Company, 33,265 options which were not vested on or prior to such change of control, became fully vested.

     On March 2, 1998, in connection with her employment as Chief Executive Officer of the Company, Ms. Volker and the Company entered into a Stock Option Agreement pursuant to which the Company granted Ms. Volker six options, each representing the right to purchase 425,000 shares of Common Stock. The purchase price of the shares of Common Stock covered by each option shall be $0.65 per share. Each option is generally exercisable until January 31, 2008, unless earlier terminated in accordance with the Stock Option Agreement.

Recent Stock Sale

     In April 1998, the Company, Danskin Investors and BFG entered into the Stock Sale Agreements pursuant to which Danskin Investors and BFG agreed to purchase on the date one day after the Record Date, pro rata in proportion to their respective holdings of Remaining Subordinated Notes, 7,868,111 shares of Common Stock, in exchange for approximately $2.4 million aggregate principal amount of Remaining Subordinated Notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Commencing with the nine months ended December 30, 1995, the Company changed its fiscal year end to the last Saturday in December. The following selected consolidated operating data for each of the three years in the period ended March 25, 1995, the two nine-month periods ended December 24, 1994 and December 30, 1995, and the three twelve month periods ended December 30, 1995, December 28, 1996 and December 27, 1997, and the financial position for each of the periods then ended, have been derived from the consolidated financial statements of the Company. The twelve month period ended December 30, 1995 is herein referred to as the "Twelve Months 1995"; the nine-month period ended December 30, 1995 is referred to as "Nine Months 1995"; and the nine-month period ended December 24, 1994 is referred to as the "Nine Months 1994." The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, of the Company, appearing elsewhere in this Registration Statement.

                   SUMMARY CONSLIDATED FINANCIAL INFORMATION

                                                                                   Fiscal Nine
                                                                                   Months Ended         Twelve    Fiscal Years Ended
                                                     Fiscal Years Ended March        December        Months Ended       December
                                                ------------------------------   -----------------  ------------------------------
                                                  1993       1994       1995      1994      1995       1995       1996       1997
Income Statement Data:
Net Revenues (1)                                $134,490   $131,497   $128,118   $95,967   $93,787   $125,938   $128,145   $121,986
                                                --------   --------   --------   -------   -------   --------   --------   --------
Cost of goods sold (1)                            87,500     86,004     87,346    65,409    62,181     84,118     83,610     81,822
Gross profit(1)                                   46,990     45,493     40,772    30,558    31,606     41,820     44,535     40,164
Selling ,general and administrative
     expenses                                     42,934     43,847     44,077    32,038    29,851     41,895     42,026     40,174
Non-recurring charges (2)                             --      6,244      4,143     1,645     1,100      3,598         --        300
Interest expense                                   2,353      2,343      3,928     2,684     3,699      4,943      4,721      4,278
                                                --------   --------   --------   -------   -------   --------   --------   --------
Total expenses (Loss) income before
     extraordinary item                            1,703     (6,941)   (11,376)   (5,809)   (3,044)   (86,616)    (2,212)    (4,588)
(Benefit from) Provision for income taxes (3)        195        370     (1,719)   (1,524)      178        (20)     2,777        245
                                                --------   --------   --------   -------   -------   --------   --------   --------
(Loss) income before cumulative effect
     of a change in accounting method and
     extraordinary item                            1,508     (7,311)    (9,657)   (4,285)   (3,222)    (8,596)    (4,989)    (4,833)
Cumulative effect of a change in
     accounting method                                --        250         --        --        --         --         --         --
Extraordinary item (4)                                --         --         --        --        --         --         --      5,245
Net (loss) income                                  1,508     (7,061)    (9,657)   (4,285)   (3,222)    (8,596)    (4,989)       412
Preferred Stock dividend                             240         --         --        --        --         --        202        425
(Loss) income applicable to Common Stock        $  1,268   ($ 7,061)  ($ 9,657)  ($4,285)  ($3,222)  ($ 8,596)  ($ 5,191)  ($    13)
                                                ========   ========   ========   =======   =======   ========   ========   ========
Common Stock dividend - cash (5)                $ 15,000         --         --        --        --         --         --         --
                                                ========   ========   ========   =======   =======   ========   ========   ========
Net income (loss) per share:

Net income (loss) per share before
     extraordinary items (5,6)                     $0.24     ($1.14)    ($1.51)   ($0.67)   ($0.50)    ($1.34)    ($0.80)    ($0.66)
Net income per share for extraordinary
     items (4)                                        --         --         --        --        --         --         --       0.66
Cummulative effect of a change in
     accounting method                                --     ($0.04)        --        --        --         --         --         --
                                                --------   --------   --------   -------   -------   --------   --------   --------
Net income (loss) per share after
     extraordinary items                           $0.24     ($1.10)    ($1.51)   ($0.67)   ($0.50)    ($1.34)    ($0.80)     $0.00
                                                ========   ========   ========   =======   =======   ========   ========   ========
Weighted average number of common
     shares oustanding (5,6)                       5,360      6,408      6,396     6,392     6,415      6,415      6,513      7,942
                                                ========   ========   ========   =======   =======   ========   ========   ========
Net income (loss) per share
  on a fully diluted basis:

Net income (loss) per share before                 $0.24     ($1.14)    ($1.51)   ($0.67)   ($0.50)    ($1.34)    ($0.80)    ($0.66)
     extraordinary items (5,6)
Net income per share for extraordinary
     items (4)                                        --         --         --        --        --         --         --       0.66
Cummulative effect of a change in
     accounting method                                --       0.04         --        --        --         --         --         --
                                                --------   --------   --------   -------   -------   --------   --------   --------
Net income (loss) per share after
     extraordinary items                           $0.24     ($1.10)    ($1.51)   ($0.67)   ($0.50)    ($1.34)    ($0.80)     $0.00
                                                ========   ========   ========   =======   =======   ========   ========   ========
Weighted average number of common shares
     oustanding (5,6)                              5,360      6,408      6,396     6,392     6,415      6,415      6,513      7,942

Balance Sheet Data:

Working capital                                 $ 28,927   $ 17,066   $ 17,618   $19,585   $25,656   $ 25,656   $ 24,559   $ 18,854
Total assets                                      68,892     74,481     77,741    81,601    67,742     67,742     66,940     55,002
Long-term debt (excludes current obligations)     15,293     13,850     24,399    22,743    36,666     36,666     31,589      9,667
Total debt (7)                                    26,435     38,371     45,725    44,083    41,101     41,101     41,558     21,539
Total stockholders' equity                        22,416     13,408      5,195     9,233     1,519      1,519        801      1,681

(1) Pennaco recorded a $1.0 million pre-tax charge against income for the fiscal year ended March 27, 1993, related to production problems caused by an unauthorized change in product specifications by a yarn vendor. Net revenues and cost of goods sold were each adversely affected by $0.5 million for the fiscal year ended March 27, 1993.

(2) Non-recurring charges of $300,000 for the fiscal year ended December 27, 1997, consisted of certain executive employee severance costs. Non-recurring charges were $1.1 million for the nine months ended December 30, 1995 and consisted of losses on certain license arrangements and certain executive employee severance costs. Non-recurring charges were $4.1 million (net of $0.7 million in related party interest income) for the fiscal year ended March 25, 1995. The non-recurring charges included costs associated with the potential acquisition of affiliated entities, a reserve for additional amounts due from Esmark, the Company's former parent, an accrual for certain executive compensation costs and costs associated with certain litigation, and the write-off of certain non-operating long-term assets. Non-recurring charges were $6.2 million for the fiscal year ended March 26, 1994. Fiscal nine months ended December 24, 1994 included $2.1 million (net of $0.5 million in related party interest income) related to the costs associated with the potential acquisition of affiliated entities, additional amounts due from affiliates, an accrual for certain executive compensation costs and certain costs associated with ongoing litigation. Such reserve was considered necessary principally due to the diminution in the market value of one of Esmark's principal assets, its 2,010,000 shares of Common Stock of the Company. See Note 13 in the Notes to Consolidated Financial Statements.

(3) Fiscal year ended December 28, 1996, included a $4.5 million increase in the deferred tax valuation allowance, which reduced the net deferred tax asset to zero.

(4) The recognized gain of $5.2 million represents the difference between (a) the recorded value of the Term Loan and (b) the fair value of the Subordinated Notes and the Series C Preferred Stock, less the write-off of deferred finance charges relating to the First Union Loan Agreement and the costs incurred in connection with the Capital Contribution and the Refinancing. This gain will be applied against the Company's net operating loss carryforward, which is fully reserved. Any remaining net operating loss carryforward available after offset may be subject to limitation under the change of control provisions of the Internal Revenue Code. See "Risk Factors -- "Management's Discussion and Analysis of Financial Condition and Results of Operations", and Notes 11 and 15 in the Notes to Consolidated Financial Statements.

(5) On August 19, 1992, the Company consummated the Initial Public Offering of 3,000,000 shares of Common Stock at $13.00 per share, which provided proceeds of $34.6 million, net of underwriting discounts and related costs. The net proceeds of the Initial Public Offering received by the Company were used to: (i) redeem all outstanding shares of a certain preferred stock outstanding for $5.2 million (including accrued dividends of approximately $0.2 million to the date of redemption); (ii) repay $13.9 million in debt obligations; (iii) pay $0.5 million to the Company's former lender, representing the balance of the purchase price of $2.0 million due for the Company's purchase of a warrant issued to such lender that provided for the purchase of 10% of the Common Stock of the Company by such lender; and (iv) pay to Esmark a dividend of $15.0 million that was declared prior to the date of the Initial Public Offering.

     Pursuant to a certain Warrant Purchase Agreement, dated as of the Contribution Closing Date, by and between Donald Schupak, Chairman of the Board of Directors, and the Company, Mr. Schupak purchased the Schupak Warrant to purchase the Warrant Shares for an aggregate purchase price of $1,611,694.50 (computed on the basis of $.30 a share), subject to adjustment. On the Contribution Closing Date, in consideration of the sale of the Schupak Warrant by the Company to Mr. Schupak, Mr. Schupak paid the Company the Warrant Price comprised of (x) $20,000 in cash and (y) the Schupak Promissory Note. Pursuant to a certain Warrant Purchase Agreement, dated as of the Contribution Closing Date, by and between David Chu, a director of the Company, and the Company, Mr. Chu purchased the Chu Warrant to purchase 795,900 shares of Common Stock, subject to adjustment for an aggregate purchase price of $238,770 (computed on the basis of $0.30 a share) subject to adjustment. In consideration of the sale of the Chu Warrant by the Company to Mr. Chu, Mr. Chu paid the Company the purchase price of $14,815 in the form of a promissory note. The value of the Schupak Warrant and the Chu Warrant in the financial statements are based upon an independent appraisal. See Note 16 to the Notes to Consolidated Financial Statements.

     Effective October 1, 1997, a total of 239,943 options, previously granted to certain current employees, were repriced with an exercise price of $.625. Specifically, options granted prior to that date which were originally granted at higher exercise prices (ranging from $1.875 to $4), were repriced with the exception of certain options held by executives and outside directors. Under provisions of the Stock Option Plan, as a result of the change in control of the Company, 33,265 options, which were not vested on or prior to such change of control, have become fully vested.

(6) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 128 "Earnings Per Share", which requires presentation of basic earnings per share (EPS) and diluted earnings per share and requires the restatement of EPS for all prior periods reported. The Company has retroactively adopted this statement as of December 27, 1997.

     In connection with the closing of the Capital Contribution, (i) the Board of Directors declared a stock dividend on the Common Stock equal to one share of Common Stock for each 11.99 shares of Common Stock held of record as of the close of business on September 22, 1997 (these shares were retroactively applied in the accompanying financial statements for the earnings per share calculation) and (ii) the Board of Directors redeemed the rights issued pursuant to the Rights Agreement, dated as of June 5, 1996, between the Company and First Union, as rights agent, for $.01 per right in cash to holders of Common Stock held of record as of the close of business on September 22, 1997. Also in connection with the closing of the Capital Contributions, 3,291,797 Key Personnel Stock Options were granted to certain key personnel, 1,845,899 of which were exercisable immediately. See Note 15 in the Notes to Consolidated Financial Statements.

(7) Effective October 8, 1997, the Company entered into the Loan and Security Agreement with CBCC, which provides for loans to the Company maturing on October 8, 2002, thereby refinancing all amounts owing to First Union. Proceeds of the Loan and Security Agreement were used to pay all of the Company's indebtedness to First Union and to establish working capital lines of credit. In connection with the closing of the Loan and Security Agreement, the Company paid CBCC a facility fee equal to $300,000. On the Refinancing Closing Date, two term loans were advanced to the Company in accordance with the terms of the Term Loan Facility in the aggregate principal amount of $10 million. See Note 11 in the Notes to Consolidated Financial Statements.

     In connection with an amendment to the First Union Loan Agreement in November 1994, $6.1 million in term loan refinancing was obtained, directly reducing revolving credit obligations. Bank debt obligations totaled $45.7 million as of March 25, 1995, with revolving credit obligations totaling $31.3 million and term obligations totaling $14.4 million. Effective June 22, 1995, the Company amended the First Union Loan Agreement, pursuant to which an additional $8.0 million in term loan refinancing was obtained, reducing revolving credit obligations to a balance of $22.0 million and increasing term loan obligations to $22.0 million. In addition, the maturity date of all obligations to First Union was extended from August 1996 to March 2002. Total First Union debt obligations as of December 28, 1996 and December 30, 1995 amounted to $41.6 million and $36.1 million, respectively, including revolving credit balances of $20.0 million and $14.1 million, respectively, and term loan obligations of $21.6 million and $22.0 million, respectively. Total revolving credit availability in excess of utilization under the terms of the First Union Loan Agreement amounted to $3.5 million and $8.5 million as of December 28, 1996 and December 30, 1995, respectively, and $2.0 million at March 25, 1995. See Note 11 in the Notes to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain statements contained in the discussion below, including, without limitation, statements containing the words "believes," "anticipates," "expects," and words of similar import, constitute "forward-looking" statements within the meaning of the Private Securities Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of future events on the Company's financial performance; the risk that the Company may not be able to finance its planned growth; risks related to the retail industry in which the Company competes, including potential adverse impact of external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences; and the risk of potential increase in market interest rates from current rates. Given these uncertainties, current and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

     The following discussion and analysis should be read in conjunction with the Selected Consolidated Financial Data and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

Background

     In 1986, the Company was acquired by Esmark from Beatrice Companies, Inc. (the corporate parent of Playtex International) in a leveraged buyout transaction. From 1986 to 1992, the Company generated positive earnings and cash flow, which were used to grow the legwear and activewear businesses. In August 1992, the Company completed the Initial Public Offering, resulting in net proceeds of approximately $39.0 million. The Company received approximately $14.0 million of net proceeds from the Initial Public Offering, which were used to reduce indebtedness.

     During the fiscal year ended March 26, 1994, the Company began to experience decreased sheer hosiery sales as overall market demand declined due to a trend toward casual clothing. As a result of sheer hosiery sales declines, a $6.2 million non-recurring charge, principally for a write-off of an advance to Esmark, and continued legal costs associated with certain litigation, the Company incurred a $7.1 million net loss in the fiscal year ended March 26, 1994. During the fiscal year ended March 25, 1995, the Company suffered a $9.7 million net loss principally due to a $4.1 non-recurring charge associated with continued decreases in sheer hosiery sales, the loss of a large private label hosiery customer and continued legal costs associated with lawsuits. These losses constrained the Company's cash flow, resulting in increased bank borrowings. Reduced cash flow caused the Company's legwear operations in certain instances to operate with insufficient inventory and to ship incomplete orders. The cash flow shortfall also hampered the Company in pursuit of certain strategic opportunities in the Danskin Division, including opening full price retail stores, expanding the Company's international operations and broadening the Company's product line to capitalize on Danskin's strong consumer brand recognition. The Company has undertaken a number of steps to improve its operating results. These steps have included: (i) the appointment of a new chief executive officer; (ii) the appointment of new members to the Board of Directors; (iii) the Capital Contribution; (iv) the Refinancing; (v) significant reductions in selling, general and administrative costs; (vi) improved efficiencies at both of the Company's manufacturing facilities; and (vii) the development of new channels of distribution for the Company's activewear products.

Change in Fiscal Year End

     As of December 1995, the Company changed its fiscal year to the last Saturday in December from the last Saturday in March.

RESULTS OF OPERATIONS

Comparison of the fiscal year ended December 27, 1997 with the fiscal year ended December 28, 1996

Net Revenues

     Net revenues for the fiscal year ending 1997 amounted to $122.0 million, a decrease of $6.1 million, or 4.8%, from $128.1 million for the fiscal year ending 1996. Wholesale revenues for the Company declined $5.3 million and retail volume decreased $0.8 million for fiscal 1997.

     Danskin activewear net revenues, which includes the Company's retail operations, increased $0.6 million, to $81.2 million, or 0.7%, in fiscal 1997 from $80.6 million in fiscal 1996. The Company's wholesale business increased $1.4 million or 2.3% over fiscal 1996, while comparable retail store sales declined 7.7% during fiscal 1997. The Company continues its efforts to improve store product offerings, renegotiate existing leases and streamline store operations. Marketing of activewear wholesale products continues to address the trends towards casual wear, and to emphasize fashion and dancewear product offerings.

     Pennaco legwear net revenues declined $6.7 million, or 14.1%, to $40.8 million for fiscal 1997 from $47.5 million for fiscal 1996. This decline is indicative of a continued weak sheer hosiery market in the department store class of trade.

Gross Profit

     Gross profit declined $4.3 million, or 9.7%, to $40.2 million for the twelve months ended December 27, 1997 from the same prior year period. Gross profit as a percentage of net revenues decreased to 33.0% for the twelve months ended December 27, 1997 from 34.8% for the same prior year period.

     Gross margins for activewear were 35.6% for fiscal 1997 as compared to 39.1% for the same prior year period. This decrease was primarily attributable to closeout sales, customer markdown allowance from prior seasons, incremental private label programs and additional inventory markdowns taken to improve turns in the outlet stores.

     Legwear gross profit improved to 27.7% for fiscal 1997 as compared to 27.3% for the same prior year period. This increase of 0.4% was mainly due to realization of selected price increases and reduction of costs in the manufacturing facility.

Selling, General and Administrative Expenses

     For fiscal 1997, selling, general and administrative expenses, which include retail store operating costs, decreased $1.8 million, or 4.3%, to $40.2 million, or 33.0% of net revenues, compared to $42.0 million, or 32.8% of net revenues for fiscal 1996. Selling, general and administrative expenses, excluding retail store operating costs, decreased $2.4 million, or 7.8%, to $28.3 million, or 23.2% of net revenues, for fiscal 1997, from $30.7 million, or 28.6% of net revenues, for the same prior year period. The decrease for fiscal 1997 was principally a result of a reduction in print advertising costs, lower compensation expenses and a reduction in distribution costs.

Interest Expense

     Interest expense amounted to $4.3 million for fiscal 1997 and $4.7 million for fiscal 1996. The Company's effective interest rate was 11.1% and 10.5% for 1997 and fiscal 1996, respectively. The increase of the effective interest rate over the same prior year period was principally due to the conversion of the Company's 8% subordinated convertible debentures to 10% Cumulative Preferred Stock.

Non-recurring Charges

     Non-recurring charges were $0.3 million for fiscal 1997. These charges consisted of certain executive employee severance costs.

Extraordinary Gain From Early Retirement of Debt

     The Company recognized a gain of $10.2 million, offset by the write-off of deferred financing fees associated with the First Union Loan Agreement of $2.6 million and direct costs of the transaction of $2.2 million, for fiscal 1997. The extraordinary gain is attributable to the difference between (a) the recorded value of the Term Loan and (b) the fair value of the Subordinated Notes and Series C Preferred Stock, less the write-off of deferred finance charges relating to the First Union Loan Agreement and the costs incurred in connection with such transactions. This gain will be applied against the Company's net operating loss carryforward, which is fully reserved. See Note 11 in the Notes to Consolidated Financial Statements.

     At March 29, 1997 (the end of the Company's last full taxable year for which a return has been filed), based on its tax returns as filed, the Company had approximately $12.3 million of net operating loss carryforwards for federal income tax purposes. The Company believes that, after taking into account (i) the use of net operating losses to shelter income arising in respect of certain of the transactions described in "The Capital Contribution and the Refinancing" and (ii) the operating loss of the Company for the 1997 taxable year, the Company will retain approximately $7.0 million to $9.9 million in net operating loss carryforwards. However, as discussed immediately below, the use of these carryforwards by the Company will be limited by the "ownership change" rules of
Section 382.

     Under Section 382, if a corporation with losses undergoes an "ownership change," then the amount of pre-ownership-change net operating loss carryforwards that such corporation may use to offset income in any post-ownership-change taxable year is limited to an amount (the "annual Section 382 limitation") that is determined, in general, by multiplying the fair market value of such corporation's outstanding capital stock immediately prior to the ownership change by the "long-term tax-exempt rate" which is published monthly by the Internal Revenue Service. The Company had an ownership change in 1997 as a result of the Capital Contribution. See Note 11 in the Notes to Consolidated Financial Statements. The Company believes that its annual Section 382 limitation resulting from that ownership change limits its ability to use its pre-ownership-change net operating loss carryforwards to shelter future income.

Income Tax Provision (Benefit)

     The Company's income tax provision (benefit) rates differed from the Federal statutory rates due to the utilization of net operating losses, the effect of the Alternative Minimum Tax and the effect of state taxes for fiscal 1997 and fiscal 1996, respectively. The Company's net deferred tax balance was $0 at both December 27, 1997 and December 28, 1996.

Net Income (Loss)

     As a result of the foregoing, net income was $0.4 million for fiscal 1997, an improvement of $5.4 million from the $5.0 million loss for fiscal 1996.

Comparison of the fiscal year ended December 28, 1996 with the twelve months ended December 30, 1995

Net Revenues

     Net revenues for the fiscal year ended December 28, 1996 amounted to $128.1 million, an increase of $2.2 million, or 1.8%, from the twelve months ended December 30, 1995 (the "Twelve Months 1995").

     Danskin activewear net revenues, which includes the Company's retail operations, increased $4.3 million, or 5.6%, to $80.6 million for the fiscal year ended December 28, 1996, over the Twelve Months 1995. During the fiscal year ended December 28, 1996, the Company operated 49 retail stores, generating $20.7 million for such period, with four additional stores opened and one store closed compared with the prior year. Same store sales at 36 comparable retail stores declined 6.4% for the fiscal year ended December 28, 1996. The Company was focused on improving store product offerings, renegotiating existing leases and streamlining store operations. Marketing of activewear wholesale products continued to address the trends towards casual wear, and to emphasize fashion and dance product offerings. In addition, the Company increased its focus on outdoor fitness and sport bra products as well as offerings for childrens gymnastics, as promoted by Nadia Comaneci and Kerri Strug.

     Pennaco legwear net revenues declined $2.1 million, or 4.2%, to $47.5 million for the fiscal year ended December 28, 1996, from the Twelve Months 1995. This decline was indicative of a continued weak sheer hosiery market in the department store class of trade. The re-launch of Anne Klein(R) sheer hosiery and tights was successfully introduced in July 1996, partially offsetting other branded declines. The Company's Round-the-Clock Lycra(R) 3D "Leg-solutions" hosiery (incorporating new knitting technology which allows the use of Lycra(R) throughout entire product) was launched in the Fall of 1995, was well received and partially offset significant declines in the Company's traditional Lycra(R) business.

Gross Profit

     Gross profit increased by $2.7 million, or 6.5%, to $44.5 million for the fiscal year ended December 28, 1996, over the same prior year period. Gross profit as a percentage of net revenues increased to 34.8% for the fiscal year ended December 28, 1996 from 33.2% for the Twelve Months 1995.

     Gross margins for activewear were 39.1% and 38.1% for the fiscal year ended December 28, 1996 and the Twelve Months 1995, respectively. The increase was primarily attributable to improvements in retail inventory mix and prior year liquidation of certain excess wholesale inventories, partially offset by higher wholesale sales levels of lower margin fashion products.

     Legwear gross profit margins increased to 27.3% for the fiscal year ended December 28, 1996 from 25.7% for the Twelve Months 1995. The increase was principally due to price increases and reductions in certain production costs, partially offset by the continued competitive market in traditional Lycra(R) products.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses, which include retail store operating costs, increased by $0.1 million, or 0.3%, to $42.0 million, or 32.8% of net revenues, for the fiscal year ended December 28, 1996 compared to $41.9 million, or 33.3% of net revenues, for the Twelve Months 1995. Wholesale selling, general and administrative expenses, excluding retail store operating costs, decreased $1.2 million, or 3.7%, to $30.7 million, or 28.6% of net revenues, despite a $0.5 million Twelve Months 1995 insurance refund of certain legal costs. The wholesale decrease for the fiscal year ended December 28, 1996 was principally a result of a reduction in the provision for doubtful accounts and lower compensation costs, partially offset by increased advertising costs.

Operating Income (Loss) Before non-recurring charges, interest and taxes

     As a result of the foregoing, income from operations (i.e., income/loss before interest expense, non-recurring charges and income taxes) amounted to $2.5 million for the fiscal year ended December 28, 1996, an improvement of $2.6 million over the Twelve Months 1995.

Interest Expense

     Interest expense amounted to $4.7 million and $4.9 million for the fiscal year ended December 28, 1996 and the Twelve Months 1995, respectively. The Company's effective interest rate was 10.5% and 11.2% for the fiscal year ended December 28, 1996 and the Twelve Months 1995, respectively. Effective interest rates declined principally due to more favorable market rates and lower rates that became effective under the First Union Loan Agreement.

Income Tax Provision (Benefit)

     The Company's effective federal and state income tax rate was 125% and 6% for the fiscal year ended December 28, 1996 and the Twelve Months 1995, respectively. The tax provision for the fiscal year ended December 28, 1996 includes increases in valuation allowances which reduced deferred tax assets, state taxes and unrealized benefit from net operating losses. The tax provision rate for the Twelve Months 1995 was principally the result of unrealized benefit from net operating losses net of state taxes. The Company's deferred tax balances of $0 as of December 28, 1996 and $3.9 million as of December 30, 1995 were net of a valuation allowance amounting to $10.6 million and $6.1 million, prespectively.

Net Loss

     As a result of the foregoing, the net loss for the fiscal year ended December 28, 1996 was $5.0 million, an improvement of $3.6 million over the $8.6 million net loss for the prior year.

Comparison of the nine months ended December 30, 1995 with the nine months ended December 24, 1994

Net Revenues

     Net revenues decreased by $2.2 million, or 2.3%, to $93.8 million for the nine months ended December 30, 1995 from $96.0 million for the nine months ended December 24, 1994, reflecting a decrease in Pennaco operations of $3.9 million, which more than offset an increase in Danskin operations of $1.7 million.

     Net revenues of Danskin increased by $1.7 million, or 3.1%, to $56.7 million for the nine months ended December 30, 1995 from $55.0 million for the nine months ended December 24, 1994, due to increases in sales of the Company's retail operations. Overall retail store sales increased by $2.4 million to $14.6 million for the nine months ended December 30, 1995 from $12.2 million for the nine months ended December 24, 1994, principally due to the opening of eight additional stores over the prior year, including the Company's first full price store, which opened in November 1995 in New York City. Comparable retail store sales declined 4.2% for the nine months ended December 30, 1995, primarily due to a weak retail environment and the Company's inability to provide its stores with appropriate inventory levels and product mix earlier in the year. Danskin wholesale operations experienced a decline of $0.6 million, or 1.4%, in sales for the nine months ended December 30, 1995, principally due to a divestiture of certain unprofitable childrens and performance lines. In addition, sales of performance tights declined because of a continuing difficult hosiery market. Danskin's efforts towards addressing the industry's trends of lifestyle casual wear partially offset these declines.

     Net revenues of Pennaco decreased by $3.9 million, or 9.5%, to $37.1 million for the nine months ended December 30, 1995 from $41.0 million for the same prior period. The results principally reflect a continuing weak retail climate for the sheer hosiery market, as evidenced by Pennaco's loss of certain customer doors due to bankruptcies and consolidations. Pennaco's decline for sales for the nine months ended December 30, 1995 occurred primarily in its branded business, with reductions in private label sales as well, partially offset by certain customer price increases. The Company introduced certain new marketing initiatives in its branded business, principally for Givenchy(R) and Round-the-Clock(R) "Leg Solutions."

Gross Profit

     Gross profit increased by $1.1 million, or 3.6%, to $31.6 million for the nine months ended December 30, 1995 from $30.5 million for the same prior period. Gross profit as a percentage of net revenues increased to 33.7% for the nine months ended December 30, 1995 from 31.8% for the nine months ended December 24, 1994.

     Gross margins for Danskin were 38.3% and 38.5% for the nine months ended December 30, 1995 and December 24, 1994, respectively. This reduction was primarily attributable to an increasingly promotional retail environment and planned retail store inventory reductions by the Company to improve inventory turnover.

     Gross margins of Pennaco increased to 26.7% for the nine months ended December 30, 1995 from 22.7% for the same prior period. The improvement in gross margins was primarily attributable to private label price increases, the elimination of certain low margin customers and reductions in certain production costs.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses, which include retail store operating costs, decreased by $2.2 million to $29.8 million, or 31.8% of net revenues, for the nine months ended December 30, 1995, from $32.0 million, or 33.3% of net revenues, for the nine months ended December 24, 1994. The decrease for the same 1995 period was principally a result of reduced compensation, lower legal costs and reimbursement to the Company of a portion of legal defense costs related to securities transactions. Excluding increases associated with retail expansion, expenses declined by $3.9 million, or 14.9% for the nine months ended December 30, 1995.

Operating Income (Loss) Before Non-recurring Charges, Interest and Taxes

     As a result of the foregoing, income from operations (i.e., income before non-recurring charges, interest expense and income taxes) increased by $3.3 million to earnings of $1.8 million for the nine months ended December 30, 1995. The legwear business contributed most significantly to this improvement.

Non-recurring Charges

     Non-recurring charges were $1.1 million for the nine months ended December 30, 1995 and consisted of losses on certain license arrangements and certain executive employee severance costs.

Interest Expense

     Interest expense increased by $1.0 million, or 37.0%, to $3.7 million for the nine months ended December 30, 1995 from $2.7 million for the nine months ended December 24, 1994. This increase was mostly attributable to higher market interest rates, higher interest factors provided under restructured debt terms and increased borrowing levels. The Company's effective interest rate reflected these factors and was 10.9% and 8.6% for the nine month periods ended December 30, 1995 and December 24, 1994, respectively. In addition, amortization of financing costs included in interest expense amounted to $0.4 million and $0.3 million for the nine months ended December 30, 1995 and December 24, 1994, respectively.

Income Tax Provision (Benefit)

     The Company's income tax provision/benefit rates differed from the Federal statutory rates due to the effect of state taxes and the change in valuation allowance for the nine months ended December 30, 1995, and the nine months ended December 24, 1994. The Company's deferred tax balance of $3.9 million as of March 1995 and December 1995 was net of a valuation allowance amounting to $4.9 million and $6.1 million, respectively.

Net Loss

     As a result of the foregoing, the Company's net loss was $3.2 million for the nine months ended December 30, 1995 and $4.3 million for the nine months ended December 24, 1994, an improvement of $1.1 million, or 25.0%.

SEASONALITY

    In the years ended December 1997 and 1996, the Fall season continued to represent the best volume period for activewear and legwear, while the performance of women's apparel at retail deteriorated in the first quarter of 1996, negatively impacting results.

    The following table summarizes the net revenues, operating (loss) income before non-recurring charges, interest and taxes and net (loss) income of the Company before preferred stock dividends, for each of the fiscal March, June, September and December quarters in the last two fiscal years:


                                                For the fiscal quarters ended

                                               March      June   September    December
                                               -----      ----   ---------    --------
                                                                             (millions)

 1997
 Net Revenues                                  $30.8     $29.5       $32.7      $29.0
 Operating (loss) income before non-
    recurring charges, interest and taxes        0.4      (0.3)        1.4       (1.5)
 Net (loss) income                              (0.8)     (1.6)        4.9       (2.1)

1996
Net Revenues                                    31.4      29.7        34.8       32.2
Operating (loss) income before non-
   recurring charges, interest and taxes        (0.8)      0.8         1.8        0.6
Net (loss) income                               (2.0)     (0.4)        0.5       (3.0)


INFLATION

        The Company does not believe that the relatively moderate levels of inflation which have been experienced in the United States, Canada and Western Europe in recent years have had a significant effect on its net revenues or its profitability.

LIQUIDITY AND CAPITAL RESOURCES

        The Company has not yet fully assessed the impact of the Year 2000 issue on its computer systems and its operations, including the development of cost estimates and the extent of computer programming changes required to address this issue. Any disruptions of its operations, whether caused by the Company's computer systems or those of any of its customers or vendors, could have a material adverse effect on the Company's financial position or results of operations. Although final cost estimates have yet to be determined, it is anticipated that these Year 2000 costs will result in an increase in the Company's expenses during 1998 and 1999. In addition, there can be no assurance that the Company will not experience significant cost overruns or delays in connection with upgrading software or the programming of changes required to address this issue.

        The Company's primary liquidity and capital requirements relate to the funding of working capital needs, primarily inventory and accounts receivables, capital investments in operating facilities, machinery and equipment, and principal and interest payments on indebtedness. The Company's primary sources of liquidity have been bank financing, convertible securities, vendor credit terms and internally generated funds.

        Net cash flow used in operations improved by $3.1 million to $1.1 million for the fiscal year ended December 27, 1997, from a use of cash from operations of $4.2 million for the year ended December 28, 1996, principally attributable to decreases in both legwear and activewear inventory levels partially offset by decreases in accounts payable and accrued expenses. After $0.2 million used in capital expenditures, payments to the revolver loan and the net effect of the Capital Contribution, the Company's cash position decreased by $0.4 million to $0.8 million for the year ended December 27, 1997.

        Working capital decreased $5.7 million to $18.9 million at December 27, 1997 from $24.6 million at December 28, 1996. Accounts receivable decreased by $1.2 million, inventory levels decreased by $5.4 million, prepaid expenses decreased by $1.5 million and accounts payable and revolver decreased by $1.6 million and $1.4 million, respectively, offset partially by an increase of $0.4 million in the current portion of long term debt and accrued expenses.

        On October 8, 1997, the Company entered into the CBCC Credit Facility, which provides loans to the Company maturing on October 8, 2002. Proceeds of the Loan and Security Agreement were used to repay all of the Company's indebtedness to First Union, and to establish working capital lines of credit.

        Pursuant to and in accordance with its terms, the Loan and Security Agreement provides the Company with the Term Loan Facility in the aggregate principal amount of $10 million and the CBCC Revolving Credit Facility, including a provision for the issuance of letters of credit, generally in an amount not to exceed the lesser of (a) $45 million less the aggregate outstanding principal balance under the Term Loan Facility, or (b) a formula amount based upon the Company's available inventory and accounts receivable levels, minus certain discretionary reserves. The Company's obligations to CBCC under the Loan and Security Agreement are generally secured by a first priority security interest in all present and future assets of the Company. The Loan and Security Agreement contains certain customary affirmative and negative covenants, including maintenance of tangible net worth and a limitation on capital expenditures, respectively. In connection with the closing under the Loan and Security Agreement, the Company paid CBCC a facility fee equal to $300,000.

        On the Refinancing Closing Date, two term loans were advanced to the Company in accordance with the terms of the Term Loan Facility. A term loan in the original principal amount of $5 million was advanced to the Company and is, with respect to principal, payable in thirty (30) consecutive monthly installments commencing on the first day of the first month following the first anniversary of the Refinancing Closing Date. A second term loan in the original principal amount of $5 million was advanced to the Company and is, with respect to principal, payable in eighteen (18) consecutive monthly installments commencing on the first day of the forty-third (43) month following the Refinancing Closing Date. At the Refinancing Closing Date, and after the satisfaction in full of the Company's obligations to First Union, availability under the CBCC Revolving Credit Facility was approximately $15 million.

        Interest on the Company's obligations under the Loan and Security Agreement generally accrues at a rate per annum equal to the sum of the Prime Rate, as defined in the Loan and Security Agreement, plus one half of one (1/2%) percent and is payable monthly. Interest may also accrue at a rate per annum equal to the sum of the Eurodollar Rate, as defined in the Loan and Security Agreement, plus two and three quarters percent (2-3/4%).

        In accordance with the terms of the Securities Purchase Agreement, upon the Refinancing Closing Date, the Series C Preferred Stock, having a liquidation preference of $500,000, and $15 million aggregate principal amount of the Subordinated Debt were, by their terms, automatically exchanged Series D Preferred Stock of the Company, having liquidation preference of $12 million (b) $3 million aggregate principal amount of the "Remaining Subordinated Notes" and (c) the warrant to purchase 10 million shares of Common Stock at a per share price of $0.30.

        The 2,400 shares of Series D Preferred Stock held by Danskin Investors and BFG, are convertible into Common Stock, at an initial conversion rate of 16,666.66 shares of Common Stock for each share of the Series D Stock so converted, subject to adjustment in certain circumstances. The Series D Preferred Stock is convertible at the option of the holder and, in certain circumstances mandatorily, upon the achievement of certain financial targets for any fiscal year beginning with the fiscal year ended December 25, 1999, at a per share conversion price of $0.30, which is subject to adjustment in certain circumstances. The terms of the Series D Stock also provide that, upon the seventh anniversary of the date of its issuance, the Series D Preferred Stock shall be redeemed by the Company for an amount equal to the sum of (x) $5,000 per share (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series D Preferred Stock), plus (y) all accrued and unpaid dividends on such shares of Series D Preferred Stock to the date of such redemption. Holders of the Series D Preferred Stock are entitled to vote, together with the holders of the Common Stock and any other class of series of stock then entitled to vote, as one class on all matters submitted to a vote of stockholders of the Company, in the same manner and with the same effect as the holders of the Common Stock. In any such vote each share of issued and outstanding Series D Stock shall entitle the holder thereof to cast 40,000,000 votes. Therefore, the exchange of the Series D Stock for the Subordinated Notes were highly dilutive of existing holders of Common Stock. Holders of the Series D Preferred Stock are also entitled to designate a majority of the directors constituency to the Board of Directors of the Company. The Series D Preferred Stock has an 8% annual dividend rate, which accrues but is not required to be paid during the period ended December 31, 1999, and a seven year maturity. If, for any fiscal year beginning with the fiscal year ended December 31, 1999, the Company meets certain agreed upon financial targets, all accrued but unpaid dividends for such fiscal year (or in the case of the fiscal year ended 1999, all preceding fiscal years) together with interest thereon will be forgiven and the Series D Preferred Stock will automatically convert into 40 million shares of Common Stock. The Remaining Subordinated Notes bear interest, commencing on December 22, 1997, at the rate of 8% per annum.

Strategic Outlook

        The Company's business strategy over the next two to three years will be to better capitalize on the consumer recognition of the Danskin(R) brand and to develop new channels of distribution for the Company's products. Further, the Company is taking steps to evaluate its long-term business prospects in the contracting sheer hosiery market, amid increased retailer demands for enhanced responsiveness. In this regard, the Company will, to the extent adequate cash flow from operations can be generated and financing can be obtained on appropriate terms, expand Danskin(R) and other product lines, pursue growth in international sales, selectively license the Danskin(R) name for additional product categories and selectively open additional full price Danskin(R) stores. There can be no assurance that the Company will be able to generate adequate cash flow from operations and obtain financing on appropriate terms to implement this strategy, particularly given the difficulty of predicting hosiery operations, or, if implemented, that this strategy will be successful.

        The Company has incurred losses for each of the periods presented. Management believes that with its current financing in place (which was completed in October 1997 with CBCC) the Company will have sufficient working capital to sustain its operations. Management's plans include to expand Danskin(R) and other product lines, pursue growth in international sales and selectively license the Danskin(R) name for additional product categories and open additional full price Danskin(R) stores. In addition, the Company plans to continue its stabilization of its hosiery business.

        The Company expects that short-term funding requirements will continue to be provided principally by the Company's banking and vendor arrangements. As a result of the Company's increased borrowing capacity under the Loan and Security Agreement, the Company believes that it has adequate liquidity to pursue its business strategies. The Company may need additional financing, however, for the acquisition or development of any new business.

Change of Accountants

        On November 3, 1997, the Company dismissed the firm of Deloitte & Touche LLP ("Deloitte"), its independent auditors. The decision to dismiss Deloitte was approved by the Board of Directors. No report of Deloitte relating to the financial statements of the Company for the last two fiscal years contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, scope of audit or accounting principles. During the last two fiscal years and all subsequent interim periods preceding the dismissal, there was no disagreement with Deloitte on any matter relating to accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement in connection with its report. Deloitte did not advise the Company during its two most recent fiscal years or during any subsequent period preceding the dismissal: (i) that the internal controls necessary for the Company to develop reliable financial statements did not exist; (ii) that information had come to its attention that had led it to no longer be able to rely on management's representations, or that had made it unwilling to be associated with the financial statements prepared by management; (iii) of the need to expand significantly the scope of its audit, or that information had come to its attention during the two most recent fiscal years or any subsequent interim period that if further investigated might (a) materially have impacted the fairness or reliability of either (A) previously issued audit reports or the underlying financial statements or (B) the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report or (b) have caused it to be unwilling to rely on management's representations or be associated with the Company's financial statements; or (iv) that information had come to its attention that it had concluded materially impacts the fairness or reliability of either (1) previously issued audit reports or the underlying financial statements or (2) the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by the audit report.

        On November 3, 1997, Arthur Andersen LLP ("Arthur Andersen") was engaged by the Company to act as its new independent auditors. During the two most recent fiscal years and any subsequent interim periods prior to engaging Arthur Andersen, neither the Company nor anyone on its behalf consulted Arthur Andersen regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on the Company's financial statements. The Company was neither provided with a written report nor oral advice that Arthur Andersen concluded was an important consideration by the Company in reaching a decision as to the acceptance of its engagement as the independent auditors of the Company, relating to accounting, auditing or financial reporting matters, or any matter that was the subject of either a disagreement or an event described in the paragraph immediately above.

                                    BUSINESS

General

     The Company designs, manufactures and markets several leading brands of women's activewear, dancewear and legwear. Danskin(R), Dance France(R) and Round-the-Clock(R) are the Company's principal proprietary brands. The Company also manufactures the Givenchy(R) and Anne Klein(R) women's legwear brands pursuant to license agreements. In addition to its branded merchandise, the Company manufactures and markets private label merchandise, principally legwear, for many major retailers, including most full line department stores. The Company currently operates as two divisions: Danskin Division for activewear and Pennaco for legwear.

     Danskin(R) is a leading brand of women's legwear, dancewear and activewear in the United States, enjoying a brand awareness factor of over 82% among American women. The Company manufactures and sells activewear, dancewear and legwear to girls and women under the Danskin(R) label and to large-size women under the Danskin Plus(R) label. Although known for its design of seasonal fashion offerings and its wide range of colors, currently approximately 65% of the Danskin Division's net revenues are attributable to basic styles, with black being the most popular color. The Company currently licenses the Danskin(R) brand to manufacturers of women's underwear, children's socks and cycling wear. The Danskin Division produces over 80% of its activewear products at its plant in York, Pennsylvania and is one of the only major suppliers of branded women's activewear with substantial domestic manufacturing capacity. Manufacturing domestically allows the Company to respond to customer orders quickly and also allows its designers to respond quickly to market trends.

     Pennaco hosiery is widely recognized for its quality, fit and innovation. Pennaco is one of the oldest manufacturers of hosiery in the United States and the second largest supplier of sheer hosiery to domestic, full line department stores and apparel specialty stores, as well as being the leading supplier of private label hosiery to these stores. The Company markets Round-the-Clock(R), which has been in the market since 1919, as well as two licensed brands of hosiery: Givenchy(R) and Anne Klein(R).

     The Company operates three full-priced stores and 45 outlet stores in 22 different states. The Company's outlet stores, in addition to offering in-line merchandise, provide a distribution channel for irregular and excess inventory. The Company presently anticipates closing certain unprofitable outlet stores and selectively opening full price stores during the next two years.

Strategy

     The Company's market includes products intended for women's activewear, dancewear and legwear. The Company has developed a diversified portfolio of quality branded and private label products(1) that can be offered to consumers at varying price points through its channels of distribution.

--------

1/ Danskin(R), Danskin Plus(R), Dance France(R) and Round-the-Clock(R) are registered trademarks of Danskin, Inc. Givenchy(R) is a registered trademark of Givenchy S.A. Anne Klein(R) is a registered trademark of Anne Klein & Company. Christian Dior(R) is a registered trademark of Christian Dior S.A. Lycra(R) is a registered trademark of E.I. DuPont de Nemours & Co., Inc.

The Company's objectives are (i) to expand its portfolio of products in order to become a complete activewear and legwear resource by capitalizing on the strong name recognition of its proprietary and licensed brands and (ii) to expand its distribution channels for activewear through department stores and through international channels of distribution. Key elements of the Company's strategy include the following:

Expansion of Danskin(R) Product Lines

     The Company introduced a variety of new activewear products in 1997. This expansion has included sports bras and outerwear designed for outdoor activities such as walking and hiking (Danskin(R) Walking Gear). This expansion of product lines exemplifies the Company's strategy to take the Danskin(R) brand beyond the gym and dance studio and into a woman's total active lifestyle. Due to the strength of the Danskin(R) name, the Company has expanded its product offerings in categories such as fleece and outerwear, which complement its traditional strength in stretch bodywear and legwear. The Company believes that this strategy will facilitate the Company's ability to sell a full line of clothing products to retail customers and to have Danskin(R) brand products offered for sale in many more departments in department stores.

International Sales Expansion

     The Company believes that the Danskin(R) brand enjoys strong recognition in many foreign markets, including Canada, Germany, England, Australia and Holland. Accordingly, the Company has targeted international markets as a potential significant source of growth. It generally approaches this market through distributors, although it distributes directly in Canada and is considering direct distribution in other foreign countries as well. Export net sales over the past three full fiscal years were $6.2 million for Fiscal 1995, $6.7 million for the fiscal year ended December 28, 1996, and $6.3 million for the Fiscal 1997.

Licensing of Danskin(R) Name

     The Company currently licenses the Danskin(R) brand to manufacturers of women's and girls underwear, children's socks and cycling wear. The Company believes that there is an opportunity to license the Danskin(R) name for additional product categories, such as children's sportswear, swimwear, sunglasses, watches, personal care products and outerwear. The Company believes that selective licensing enhances the value of its brands, by expanding the opportunities for retail purchases of its brands, affording cross-marketing and merchandising opportunities and providing additional product categories for sale in Company-owned stores.

Store Strategy

     Outlet Stores. The Company is evaluating the performance of selected locations and is attempting to renegotiate the leases on certain underperforming outlet stores and is limiting the number of new outlet stores it opens each year. In addition, in order to improve the operating performance of its outlet stores, the Company has changed the stores' merchandise mix and ordering practices and now provides for the automatic replenishment of product as determined by model stock levels.

     Full Price Retail Stores. In November 1995, the Company opened a full price retail store under the Danskin(R) name on Columbus Avenue in New York City, followed in February 1996 by a second store in Miami's South Beach. Since 1991, the Company has also operated a full price retail store in Santa Monica, California, under the Dance France(R) name. The Company believes that the Danskin(R) name recognition of over 82% among American women and the brand's reputation for fit, comfort and durability provide the Company with an opportunity to open additional full price Danskin(R) stores in freestanding metropolitan and upscale mall locations. These stores offer the Company's consumers a wider assortment of Danskin(R) merchandise by carrying an inventory of approximately 1,500 SKU's (stock keeping units), contrasted with only approximately 150 SKU's maintained at any one time by even the largest retailer of Danskin(R) products. In addition to opening a new channel of distribution for the Company's products, the Company believes these stores are an effective form of consumer advertising and help "showcase" the full assortment of its activewear merchandise. The Company believes there are ample opportunities for select national expansion of its full price retail strategy. The Company presently intends to selectively open full price retail stores over the next two years.

Establishment of the Company as a Complete Legwear Resource

     Pennaco is the number two hosiery resource (behind Sara Lee Corporation) in most domestic, full line department stores, and enjoys a reputation for the fit and quality of its products, private label offerings, reliable shipping performance and brand diversity. The Company is also the major supplier of private label sheer hosiery sold by these department stores. The Company has developed initiatives for each of its legwear brands to penetrate new market niches. These include the further expansion of Anne Klein(R) trouser socks to take advantage of the Anne Klein(R) presence on the main floor of department stores. Recognizing the trend towards more casual dressing, the Company intends to increase its casual business, including socks and tights, which currently account for approximately 10% of shipments, to 30%. It has launched a Danskin(R) sock and tights line and an Anne Klein(R) socks and tights line.

Market Segmentation

Activewear

     The Company sells its activewear products to approximately 6,000 accounts, representing over 12,000 stores. These products are targeted towards different segments of the wholesale market. Danskin(R) and Danskin Plus(R) (activewear for the large sized woman) products are marketed to major sporting goods stores, such as The Sports Authority, Jumbo Sports and Oshman's Sporting Goods, full line department stores, including Dillard's, Burdine's, Nordstrom, Lord & Taylor, Macy's and Belk Stores, and many smaller sporting goods and specialty stores. The Company intends to enhance its product offerings to gain additional penetration in the activewear market in department stores.

Legwear

The Company sells its legwear products to approximately 1,870 accounts, representing over 2,500 stores. The customer base for its legwear consists primarily of full line department stores and apparel specialty stores, including Federated Department Stores (including Macy's and Bloomingdale's), May Co. stores (including Kauffmans, Filenes, Hecht, Famous Barr, Robinson May, Foleys, Meier and Frank and Lord & Taylor), Mercantile Stores, Dillards, Dayton Hudson - Marshall Field's, Neiman Marcus, Nordstrom,

Saks Fifth Avenue, Carson Pirie Scott and Talbot's (including its catalog). The Company provides a diversity of legwear products to its customer base at each price/quality level, and seeks market niches for product expansion. Within the legwear market, the market is divided principally by retail price points, with designer brands, such as Anne Klein(R) and Givenchy(R), occupying the upper price point positions with generally higher gross margins, non-designer brands, such as Round-the-Clock(R), occupying the middle price point positions and private label products at varied price points, depending upon the retailer's brand image.

Products

Activewear

     The Company designs, manufactures and markets several leading brands of womens and girls activewear (including bodywear, cover-ups and outerwear) and dancewear under the Danskin(R) and Dance France(R) labels. Dance France(R) is the Company's line of high fashion bodywear offering finer fabrics, textures and prints, and is primarily directed to specialty stores at higher price points.

     Danskin realizes approximately 65% of activewear revenues from basic styles, with black being the single most popular color. Activewear products are generally designed in four seasonal fashion groupings, with a monthly introduction of new styles or colors. In an effort to improve margins and minimize operating complexity, the Company continually reviews and eliminates low-volume SKU's from its product offerings. The total number of SKU's for activewear is approximately 5,000.

     Danskin(R) activewear products sell at retail prices ranging from $4.50 to $64.

Legwear

     Pennaco is one of the oldest manufacturers of hosiery in the United States and is the second largest supplier of womens sheer hosiery and legwear to domestic, full line department stores and apparel specialty stores and the major supplier of private label hosiery to these stores. Approximately 40% of the Company's annual legwear revenues consist of sales of its private label merchandise. Pennaco hosiery is widely recognized for its quality, fit and innovation. Through its proprietary brand, Round-the-Clock(R), the Company was the first manufacturer to introduce multiple sizes and colors in pantyhose, and was a pioneer in the application of spandex (Lycra(R)) yarns to hosiery.

     Recognizing the trend towards more casual dressing, the Company launched a Danskin(R) sock and tight line, as well as Anne Klein(R) socks and tights, and its own line of Round-the-Clock(R) trouser socks.

     The Company also manufactures and sells two licensed brands of hosiery:
Givenchy(R) and Anne Klein(R), which represented approximately 22% and 8% of legwear revenues for the fiscal year ended December 27, 1997. Givenchy(R) has been a leading brand since its introduction by Pennaco in 1979. The license agreement with Givenchy Corporation covers the United States, Canada and Mexico and expires on December 31, 1998. Anne Klein(R) legwear was initially launched during 1991. The license with Anne Klein & Company expires on December 31, 1998, and covers the United States, certain other countries and duty-free shops throughout most of the world. The Company also formerly licensed the Christian Dior(R) brand under a license agreement, which it allowed to expire at the end of 1996. See "--Litigation."

     Anne Klein(R) sheer hosiery retails in a price range of $11.00 to $16.00, Givenchy(R) in a price range of $4.50 to $19.00 and Round-the-Clock(R) in a price range of $3.75 to $12.50.

     Although the Company is required to maintain a high number of legwear SKU's because of the complex packaging requirements of its private label customers, it knits only 160 styles. Product is held in an undyed state and is dyed, finished and packaged in accordance with forecasted demand. Over the past year, the Company has aggressively reduced both the number of legwear styles and SKU's it produces, which has contributed to improved gross margins.

Store Operations

Full Price Retail

     In November 1995, the Company opened a full price retail store under the Danskin(R) name on Columbus Avenue in New York City, followed in February 1996 by a second store in Miami's South Beach. Since 1991, the Company has also operated a full price retail store in Santa Monica, California, originally under the Dance France(R) name and presently under the Danskin(R) name. These stores are designed exclusively for women and offer a wide assortment of Danskin(R) products. By adding new, higher priced Danskin(R) products, such as sweaters, sunglasses and jackets, the Company has raised the average amount of a retail transaction in its stores. It also believes that the full price store concept will be applicable in other major metropolitan areas and in selected upscale mall locations in the United States, and it presently intends to further test that concept by selectively opening in new full price retail locations.

     The Company's New York City and South Beach stores cover approximately 2,500 square feet each and the Santa Monica store covers approximately 1,100. The Company presently anticipates that any full price stores to be opened in the future will range in size from approximately 1,500 to 2,000 square feet each. The Company estimates that capital expenditures for each store of this size range will average approximately $400,000, and that each store will require approximately $150,000 of inventory.

Outlets

     The Company currently operates 45 outlet stores located in 22 different states, situated in areas where the Company believes they generally do not compete with the Company's principal channels of distribution. They range in size from approximately 1,100 to 12,000 square feet, with the average being approximately 5,400 square feet. These stores traditionally have provided a channel of distribution for closeout merchandise. The Company has taken steps, which have improved inventory turns and margins for its outlet stores. See "--Strategy -- Store Strategy -- Outlet Stores."

Operations

Activewear

        The Company manufactures over 80% of its activewear products at its 275,000 square foot plant in York, Pennsylvania and is one of the only major suppliers of branded women's activewear with substantial domestic manufacturing capacity. Manufacturing domestically allows the Company to respond to customer orders quickly and also allows its designers to respond quickly to market trends, thus enabling the Company to defer authorization of fabric cutting until product samples have been seen by buyers. In order to complement the York plant, the Company has acquired a sewing facility in Mexico, operating under NAFTA, that currently produces activewear products with lower costs on a contract basis. This facility provides the activewear plant with expansion opportunities, while retaining the quick response and flexibility afforded by being a domestic manufacturer. In addition, as the Company progresses in its strategy of diversification of its activewear product offerings, it expects to source an increasing proportion of total production through offshore contractors. Specifically, the Company recently entered into an agreement with Li & Fung (Trading) Limited ("Li & Fung"), pursuant to which Li & Fung has agreed to act as a non-exclusive buying agent of the Company, to assist the Company in purchasing merchandise in certain foreign countries.

        The York plant has a dyeing facility, which enables the Company to hold basic garments in an undyed state and then to dye them when customer orders are received, thereby minimizing inventory risk and inventory levels. The Company is also able to do its own screen printing at this facility. Distribution of activewear is made from the Company's distribution center in York, Pennsylvania.

Legwear

        The Company manufactures its hosiery in its 281,000 square foot facility in Grenada, Mississippi. The facility's current capacity is approximately 50,000 dozen pairs per week, and the Company is currently producing approximately 25,000 dozen pairs per week. Actual production varies according to seasonal requirements. The plant operates over 500 high-speed knitting machines and has a state-of-the-art dyeing facility that has helped make Pennaco a recognized leader in the industry for its fashion and color offerings. Legwear distribution facilities are also located in Grenada, Mississippi.

        The Company continues to process a substantial and increasing portion of its customer orders through EDI programs, which permit the electronic receipt of purchase orders and, in some cases, the electronic transmission of invoices. In addition, the Company has established a "New Quick Response Program" for certain high volume styles, which has enhanced its EDI replenishment capabilities and has enabled it to ship products within five days of receiving an order.

Sales and Marketing

        The Company's domestic sales force presently consists of approximately 35 sales people; 20 of whom are responsible for marketing the Company's activewear product lines and 15 of whom are responsible for marketing the Company's legwear product lines to department stores, apparel specialty stores, sporting goods retailers and smaller specialty stores. The Company periodically reviews the structure of its sales force and makes adjustments based on the Company's needs.

        Export sales are generally made to international distributors, with the exception of Canada, where the Company utilizes independent sales representatives to market Danskin(R) activewear directly.

        The Company emphasizes its commitment to customer service through a staff of approximately 150 area representatives, located throughout the country, whose principal responsibility is field merchandising of legwear products in department stores. These representatives are present in the stores during peak consumer traffic periods; they merchandise the selling fixtures, instruct store personnel about effective selling, conduct seminars, interact directly with consumers and are available to support in-store events and promotions, all with the goal of maximizing sales of the Company's products. To a lesser extent, they also merchandise the Company's activewear products in department stores and certain sporting goods stores.

        One of the Company's principal promotional vehicles for activewear is its title sponsorship and ownership of the Danskin(R) Womens Triathlon Series, an annual series of triathlon competitions for women. The Company uses the Series as a promotional event for both retailers and consumers, offering seminars at retail stores for participants prior to the race event in each location. The Company further evidences its support of women's programs by donating all of the triathlon entry fees to the Susan G. Komen Breast Cancer Foundation.

        The Company sponsors "Team Danskin," a group of world class women athletes from a variety of sports. The rising level of participation by women in all sports has prompted Danskin to expand its fitness apparel offerings in recent years and to direct more of its marketing efforts toward these consumers. The Team Danskin members help the Company's designers create products suitable for each of their sports. They are selected not only for their accomplishments but also for their communications skills. All are expected to appear at in-store promotions and trade shows. The current active Team Danskin members include, in addition to Nadia Comaneci and Kerri Strug (gymnastics), Candace Cable (physically challenged downhill skier) and Nicole Bobek (figure skating). The Company focuses its marketing efforts on sports with a high level of participation by girls and high media awareness, such as figure skating and gymnastics.

        Legwear marketing programs consist primarily of in-store promotions, co-operative advertising and in-store legwear seminars, which are designed to teach the stores' sales personnel how to sell the Company's products.

Seasonality

        The Company's business achieves seasonally higher financial performance in its September fiscal quarter, principally as a result of "back-to-school" purchases. See "Management's Discussion and Analysis of Financial Conditions and Result of Operations--Seasonality."

Suppliers

        The Company's raw materials consist principally of piece goods and yarn that are purchased by the Company from a number of domestic and foreign textile mills and converters. The Company obtains Lycra(R) from DuPont. Although from time to time there have been shortages of Lycra(R), such shortages have not adversely affected the Company. The Company does not have long-term formal arrangements with any of its suppliers. However, the Company, to date, has been able to satisfy its raw material requirements and considers its sources of supply adequate.

Trademarks

        The Company owns and utilizes a variety of trademarks, the principal ones being Danskin(R), Dance France(R) and Round-the-Clock(R). The Danskin(R) trademark is owned by the Company worldwide, except in Japan, and is registered with the United States Patent and Trademark Office and in most other major jurisdictions of the world. In Japan, the trademark is owned by the Company's former licensee, Goldwin, Inc., with whom the Company has a long-term cooperation agreement.

        Certain of the Company's other trademarks are registered with the United States Patent and Trademark Office and in some foreign jurisdictions as well. The Company regards its trademarks and other proprietary rights as valuable assets and believes that they have significant value in the marketing of its products. The Company actively protects its trademarks against infringement.

Regulation

        The Company is subject to various federal, state and local environmental laws and regulations limiting the discharge, storage, handling and disposal of a variety of substances, particularly the federal Water Pollution Control Act, the Clean Air Act of 1970 (as amended in 1990), the Resource Conservation and Recovery Act (including amendments relating to underground tanks) and the federal "Superfund" program. The Company cannot with certainty assess at this time the impact upon its operations or capital expenditure requirements of future emission standards and enforcement practices under the 1990 amendments to the Clean Air Act.

        In connection with the refinancing of its bank loan agreement, in the fourth quarter of fiscal year ended December 27, 1997, the Company engaged an independent environmental consulting firm to conduct assessments of environmental conditions at the Company's manufacturing and distribution facilities in York, Pennsylvania and Grenada, Mississippi. No material environmental problems were discovered in these assessments.

        The Company also is subject to federal, state and local laws and regulations relating to workplace safety and worker health, including those promulgated under the Occupational Safety and Health Act ("OSHA"). As part of its OSHA compliance efforts, the Company requires all personnel working in high noise areas and those working in certain areas with high concentrations of dust to wear protective equipment.

        The Company believes that it currently is in compliance in all material respects with existing OSHA standards and environmental laws and regulations. The Company does not believe that there is a substantial likelihood that further OSHA or environmental compliance will require substantial expenditures or materially affect its operations or competitive position.

Employees

        As of March 1, 1998, the Company employed approximately 1,551 persons, of whom 904 were employed at Danskin, 605 were employed at Pennaco and the remainder were employed at the Company's executive offices. At such date, 1,241 of the Company's employees were paid on an hourly basis, and the remainder were salaried employees. Although there have been attempts to organize certain of its employees in the past, none are currently represented by a union, and employee relations are generally considered to be good.

Competition

        The apparel industry is highly competitive. Many of the Company's competitors are larger and have greater financial, distribution, marketing and other resources, and better established brand names, than the Company. The Danskin(R) and Dance France(R) brands compete with products sold by an array of smaller and larger companies, including Nike, Reebok, Adidas, Fila, Champion,

Authentic Fitness and Weekend Exercise Company. Legwear products compete with products sold by a number of other established manufacturers and marketers, the largest of which is the Hanes division of Sara Lee Corporation, while other significant competitors include Jockey International, Inc., Kayser-Roth Corp. and Ithaca Industries, Inc. The Company does not market its legwear either in the mass market channel of distribution or in food or drug stores.

Properties

        The Company leases its principal executive offices and showroom located at 111 West 40th Street in New York City. Such lease provides for annual rent of $748,000 and expires in December 2001.

        The Danskin plant is located in York, Pennsylvania and contains office space, inventory storage space and a shop area where substantially all of the Company's activewear products are manufactured. This facility is owned by the Company. Danskin also leases a distribution facility in York, Pennsylvania. Such lease provides for annual rent of $424,000 and expires in September 1999.

        The Pennaco mill is located in Grenada, Mississippi and contains office space and inventory storage space where substantially all the hosiery products manufactured by the Company are produced. The Company leases this facility from the city of Grenada for a nominal rent through the year 2065. The distribution center is also leased from the City of Grenada for annual rent of $333,000, under a lease that expires in December 2008.

        The Company also has committed to lease space for 48 retail stores at annual rents ranging from $17,000 to $300,000 under leases expiring during the fiscal year ending December 26, 1998 through fiscal 2006. One outlet store is owned by the Company. Four outlet store leases expire in 1998 and will not be renewed because of a lack of profitability. The Company may also attempt to negotiate additional lease terminations.

        The Company's facilities provide adequate levels of capacity for current levels of production as well as for reasonable levels of additional growth. None of the Company's properties is leased from any affiliated entity.

        Substantially all of the Company's properties and other assets are pledged to CBCC to secure the Company's obligations under the Loan and Security Agreement with CBCC. In addition, certain subordinated notes of the Company are also secured by a second lien on substantially all of the Company's property and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Note 11 in the Notes to Consolidated Financial Statements.

Litigation

     On March 11, 1997 a complaint was filed against the Company in Christian Dior Couture S.A. and Christian Dior, Inc. vs. Danskin, Inc., U.S. District Court, Southern District of New York, 97 Civ. 1709 (sas), an action brought by the Company's former licensor of the Christian Dior(R) trademark for womens hosiery, alleging that the Company had marketed certain unapproved merchandise under Dior's trademark and requesting an injunction as well as monetary damages. On July 2, 1997, the parties entered into a Settlement Agreement and Mutual Release (the "Settlement/Release Agreement"). Management does not believe the liability of the Company under the Settlement/Release Agreement is material to its consolidated financial position, results of operations, liquidity or business of the Company.

     The Company is a party to a number of other legal proceedings in the ordinary course of business. Management believes that the ultimate resolution of these proceedings will not, in the aggregate, have material adverse impact on the financial condition, results of operations, liquidity or business of the Company.

                                   MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information regarding the Company's directors and executive officers:


                                                                         Year Term as Director
            Name                   Age               Position                    Expires
--------------------------------------------------------------------------------------------------
Donald Schupak (1)(3)(4).......     54        Chairman of the Board               1998

Nina McLemore(1)(4)............     52        Vice Chairperson of the Board       1999

M. Catherine Volker (1)........     43        President, Chief Executive Officer  1999
                                               and Director

Beverly Eichel.................     40        Executive Vice President and
                                               Chief Financial Officer

Margaret B. Pritchard..........     35        Secretary, General Counsel and
                                               Vice President, Business
                                               Development

Andrew J. Astrachan(1)(4)......     38        Director                            1997

Gabriel Brener(3)..............     38        Director                            1997

David Chu......................     43        Director                            1999

Michael Hsieh(2)(3)............     39        Director                            1998

James P. Jalil(2)..............     49        Director                            1997

Henry T. Mortimer, Jr.(2)......     55        Director                            1997

Larry B. Shelton(2)............     63        Director                            1998

------------------------------
(1) Member of Executive Committee.
(2) Member of Audit Committee.
(3) Member of Compensation Committee.
(4) Member of the Nominating Committee.

       The business experience, principal occupations and employment, as well as the periods of service, of each of the directors and executive officers of the Company during at least the last five years, are set forth below.

Directors

       Class II (Terms to Expire in 1997)

       Directors continue to serve as directors until they are proposed for reelection at the next annual meeting of stockholders or until their successors are duly elected.

       Andrew J. Astrachan, age 38, has been a director of the Company since September 1997. He is the President and founder of Onyx Partners, Inc., an investment bank. From 1985 to 1990, Mr. Astrachan was employed at Drexel, Burnham & Lambert. Prior to that, he was a Vice President at Salomon Brothers Inc. from 1981 to 1985.

       Gabriel Brener, age 38, has been a director of the Company since September 1997. He is President and CEO of Galco, Inc., an investment and management firm headquartered in Los Angeles, California. Mr. Brener serves as an advisory board member of each of New Colt Holding Company and First National Bank. He has previously served as Chairman of the Board for Valassis de Mexico, S.A. de C.V. and has held board positions for several other companies.

       James P. Jalil, age 49, has been a director of the Company since September 1997. He has been a senior corporate partner with the law firm of Shustak Jalil & Heller since 1992. Prior to that, Mr. Jalil was a corporate partner at Lane & Mittendorf from 1982 to 1992.

       Henry T. Mortimer, Jr., age 55, has been a director of the Company since August 1992. He has been the Managing Director, Europe, of Financial Security Assurance, Inc., a bond insurance company, and the President of American International Advisory Group, Inc., a financial advisory firm, since 1985. Prior to 1985, he was a Senior Vice President of E.F. Hutton & Co., Inc. in its investment banking department. In addition, he is currently a director of Tipiak, S.A., a French food manufacturing company.

       Class III (Terms to Expire in 1998)

       Donald Schupak, age 54, has been a director of the Company since October 16, 1996 and became the Chairman of the Board of Directors on March 27, 1997. He is the Chairman of the Board of Directors of 7th Level, Inc., a technology company that develops interactive tools and solutions primarily for on-line and other network applications. He is also the Chief Executive Officer of the Schupak Group, an organization that provides strategic planning, management consulting and corporate finance services to a variety of clients, including several Fortune 100 companies. Mr. Schupak founded the Schupak Group in 1990 and has served as a director of Horn & Hardart Company. From September 1988 through September 1990, he served as Chairman, Chief Executive Officer and President of Horn & Hardart Company. From 1971 through 1980, Mr. Schupak was actively engaged in the practice of law with Schupak, Rosenfeld & Fischbein, a New York City law firm founded by Mr. Schupak.

       Larry B. Shelton, age 63, has been a director of the Company since October 1994. He is the President of Shelton & Associates, a management consulting firm specializing in the apparel industry. In 1991, he retired as President and Chief Operating Officer of Genesco, Inc., an apparel manufacturing company, having served in that organization for over 35 years in various management capacities. He has long been active in the apparel industry, having served as Chairman of the Board of The American Apparel Manufacturing Association and as a board member of The Clothing Manufacturers Association.

       Michael Hsieh, age 39, has been the President of LF International, Inc., a venture capital company, since 1986 and a director of Li & Fung (BVI) Ltd. since 1992. He was previously with R.H. Chapell Co., a San Francisco venture capital firm, and with Merrill Lynch Capital Markets Group.

       Class I (Terms to Expire in 1999)

       M. Catherine Volker, age 43, became the Chief Executive Officer of the Company on March 2, 1998. Prior to joining the Company, Ms. Volker served as President of Hanes Hosiery since 1993 and served as a Vice President of Hanes' parent, the Sara Lee Corporation since 1996. Ms. Volker joined Hanes Hosiery as the Vice President of Merchandising in 1986 and was appointed Vice President and General Manager of Hanes Hosiery in 1992.

       David Chu, age 43, is the President, Chief Executive Officer and chief designer of Nautica International, Inc., an apparel licensed product company he founded in 1983. He is a member of the Counsel of Fashion Designers of America
(CFDA) and a director of the Educational Foundation for the Fashion Industries (an advisory body to the Fashion Institute of Technology). In addition, Mr. Chu is a trustee of The Asia Society and The China Institute.

       Nina McLemore, age 52, has been a director of the Company since September 1997 and became the Vice Chairperson of the Board on December 10, 1997. She is a Senior Managing Partner of Regent Capital Partners, L.P., a private investment firm. She previously served as a member of the Executive Committee of Liz Claiborne, Inc. from 1989 to 1993 and was responsible for acquisitions, start-ups and new business opportunities in 1993. Prior to that, Ms. McLemore was President of Liz Claiborne Accessories from 1980 to 1992. She serves as a Director for Santa Monica Amusements, Inc., Super Graphics, Inc. and Talton Holdings, Inc.

Officers

       Beverly Eichel has been the Executive Vice President of the Company since April 1996, with responsibility for retail store operations. Additionally, she has been the Chief Financial Officer of the Company since July 1992, having previously been its Controller since October 1987. Prior to that, she was the Director of Accounting for MGM/UA Home Video from 1984 to 1987 and a senior accountant with Ernst & Whinney (now known as Ernst & Young LLP), a public accounting firm, from 1980 to 1984. She is a member of American Institute of Certified Public Accountants in New York.

       Margaret B. Pritchard has been the Vice President, Business Development of the Company since June 1, 1997. Ms. Pritchard has also been the General Counsel of the Company since October 1, 1997, having previously served as the Company's Assistant General Counsel since June 1, 1997. She was appointed Secretary of the Company by the Board of Directors on December 10, 1997. Prior to joining the Company, Ms. Pritchard was an associate with the law firm of Fried, Frank, Harris, Shriver & Jacobson in New York.

       Under Section 16(a) of the Securities and Exchange Act of 1934, the Company's directors, executive officers and holders of more than 10% of the Common Stock are required to report their initial ownership of the Company's equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose any failure to file by these dates with respect to Fiscal 1997. Based on written representations of its directors and executive officers and copies of reports they have filed with the Securities and Exchange Commission, the only late reports filed for Fiscal 1997 were Form 4's for each of Andrew Astrachan, Gabriel Brener, Nina McLemore, Michael Hsieh, James P. Jalil and David Chu relating to formula stock option grants under the Stock Option Plan.

Board of Directors and Board Committees

       The Board of Directors met eleven times in 1997.

       The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

       The Executive Committee is generally empowered to act on behalf of the Board of Directors when the Board is not convened in meeting. The members of the Executive Committee consist of Donald Schupak, M. Catherine Volker, Nina McLemore and Andrew J. Astrachan. The Executive Committee held one meeting during 1997.

       The Audit Committee is generally responsible for recommending the appointment of the Company's independent auditors and overseeing the accounting and internal audit functions of the Company, including reviewing, with the Company's independent auditors, (i) the general scope of their audit services and the annual results of their audit, (ii) the reports and recommendations made to the Audit Committee by the independent auditors, and (iii) the Company's internal control structure. The members of the Audit Committee consist of Larry
B. Shelton, Henry T. Mortimer, Michael Hsieh and James P. Jalil. The Audit Committee held one meeting during 1997.

       The Compensation Committee is generally responsible for reviewing and making recommendations to the Board of Directors concerning remuneration of the Company's key employees, including executive officers. The Compensation Committee also grants stock options pursuant to the Stock Option Plan. The members of the Compensation Committee consist of Gabriel Brener, Donald Schupak and Michael Hsieh. The Compensation Committee did not meet during 1997.

       The Nominating Committee is generally responsible for recommending appropriate individuals to serve as members of the Board of Directors. The members of the Nominating Committee consist of Donald Schupak, Andrew J. Astrachan and Nina McLemore. The Nominating Committee did not meet during 1997.

     Summary Compensation Table

     The following table sets forth information concerning the compensation earned during the last three fiscal years by the Company's Chief Executive Officer and each other executive officer of the Company (each, a "named executive officer"). The Company had only four executive officers during the fiscal year ended December 27, 1997 ("fiscal 1997"). On March 2, 1998, Mrs. Domuracki was replaced as Chief Executive Officer. Mr. Dean resigned his position effective October 1, 1997. (See "Employment Agreements -Edwin Dean.") In 1995, the Company's Board of Directors approved a change in the fiscal year end to the last Saturday in December from the last Saturday in March, effective December 30, 1995. As a result, the information set forth in the table below as "NM 1995" is for the nine-month transition period ended December 30, 1995, and the information for 1995 is for the fiscal year ended March 25, 1995.

                                                          Other                           All Other
Name and Principal           Fiscal   Salary     Bonus    Annual            Stock         Compensation
Position                     Year      ($)        ($)     Compensation $    Options(#)    ($)(7)
------------------           ------   ------     -----    --------------    ---------     ------------
Mary Ann Domuracki(1)        1997     350,000    37,500   0                 1,020,000      4,436
Chief Executive              1996     353,865    60,000   0                 0              5,072
Officer and                  NM 1995  202,500    0        0                 15,000         1,298
President                    1995     292,500    0        0                 79,384(2)      5,075

Edwin W. Dean (3)            1997     150,000    0        0                 0                591
Vice Chairman, General       1996     205,000    25,000   0                 0              1,407
Counsel                      NM 1995  195,600    0        0                 49,384(4)      8,545
And Secretary                1995     286,666    0        0                 0             11,580

Beverly Eichel(5)            1997     250,000    37,500   0                 680,000        4,026
Executive Vice               1996     228,942    40,000   0                 0              4,767
President and                NM 1995  168,750    0        0                 10,000         2,381
Chief Financial Officer      1995     243,750    0        0                 71,359(6)      4,444

Margaret B. Pritchard (8)    1997     127,692    0        0                 100,000        0
Vice President,
Secretary and
General Counsel

-----------------------

(1) Ms. Domuracki became Chief Executive Officer of the Company on April 1, 1996. Salary for fiscal 1995 reflects voluntary salary reductions from $300,000 to $270,000 that took effect January 1, 1995, and from $350,000 to $270,000 that were in effect during the Nine Months 1995 and fiscal 1996. Effective November 1, 1996, the full contracted salary rate of $350,000 was reinstated. In addition, on November 29, 1996 Ms. Domuracki received a lump sum payment in the amount of $71,250 representing payment of the contractual amount of salary due her for the period April 1, 1995 through October 31, 1996, less the voluntary 10% salary reduction which was in effect during that period. Ms. Domuracki was replaced as Chief Executive Officer of the Company on March 2, 1998.

(2) Amounts shown include options for an aggregate of 39,384 shares that were repriced effective July 1994 at $4.00 per share, replacing options for 14,384 shares granted in fiscal 1993 with an exercise price of $13.00 per share and options for 25,000 shares granted in fiscal 1994 with an exercise price of $6.275 per share.

(3) Salary for fiscal 1995, the Nine Months 1995 and fiscal 1996 reflects a voluntary salary reduction from $300,000 to $260,000 that was in effect from January 1, 1995 to March 31, 1996.

(4) Amounts shown include options for an aggregate of 39,384 shares that were repriced effective June 26, 1995 at $4.00 per share replacing options for 4,384 shares granted in fiscal 1992 with an exercise price of $13.00 per share, and options for 25,000 shares granted in fiscal 1993 with an exercise price of $6.375 per share.

(5) Ms. Eichel became Executive Vice President of the Company in April 1996. Salary for fiscal 1995, the Nine Months 1995 and fiscal 1996 reflects a voluntary salary reduction from $250,000 to $225,000 that was in effect from January 1, 1995 to November 1, 1996, at which time the full contracted salary rate of $250,000 was reinstated.

(6) Amounts shown include options for an aggregate of 31,359 shares that were repriced effective July 1, 1994 at $4.00 per share, replacing options for 6,359 shares granted in fiscal 1993 with an exercise price of $13.00 per share, and options for 25,000 shares granted in fiscal 1994 with an exercise price of $6.275 per share.

(7) Amounts shown under "All Other Compensation" for 1997 for Ms. Domuracki and Ms. Eichel represent premiums paid by the Company in respect of life insurance policies for the benefit of Ms. Domuracki and Ms. Eichel in the amount of $1,470 and $1,060 respectively and $2,375 for each contributed by the Company in 1997 as the 25% matching contribution for the first 6% of earnings contributed by such individuals to the Company's Savings Plan, a tax qualified defined contribution plan covering full-time salaried employees over the age of 21 (the "Savings Plan"). The Savings Plan allows participants to elect to make contributions, on a pre-tax basis, from 1% to 15% of their compensation, subject to applicable Internal Revenue Code limitations, and the Company is required to make a matching contribution equal to 25% of the participant's contributions up to 6% of such compensation. A participant becomes 33-1/3% vested in the matching contributions after three years of service, 66-2/3% after four years of service and 100% after five years of service. In addition, included for Ms. Domuracki, Ms. Eichel and Mr. Dean is a discretionary profit sharing contribution of $591 on behalf of each made by the Company in 1997 in shares of Common Stock (314 shares each). The Savings Plan provides for a discretionary profit sharing contribution. A participant becomes fully vested in a profit sharing contribution after five years of service.

(8) Amounts shown under "Salary" for Ms. Pritchard represent amounts earned for the period May 1, 1997 through December 27, 1997, based on a base salary rate of $180,000.

Stock Option Grants in Last Fiscal Year


     The following table shows information for Fiscal Year 1997 respecting stock option grants to each named executive officer.

                                    Individual Grants                   Grant Date Value
                    --------------------------------------------        ----------------
                                     Percent of Total                             Present
                    Number of        Options Granted                              Value
                    Securities       to Employees in    Exercise      Expiration  at Grant
Name                Underlying       Fiscal Year        Price         Date        Date
----                ----------       ---------------    --------     ----------  --------
                    Options
                    Granted

Mary Ann Domuracki  1,020,000(1)     24%                $0.30        2004        $122,400

Edwin W. Dean       --               --                 --           --          --


Beverly Eichel      680,000(2)       16%                $0.30        2004        $81,600


Margaret B.         100,000(3)       2%                 $0.625       2004        $4,000
Pritchard

------------------------------

(1) Pursuant to the terms of a Stock Option Agreement between the Company and Mrs. Domuracki, dated September 22, 1997, Mrs. Domuracki was granted 1,020,000 options to purchase Common Stock at a per share exercise price of $0.30, 630,000 of which were exercisable immediately. The balance of the options were to vest over a three year period provided Mrs. Domuracki were an employee of the Company at such time. Mrs. Domuracki was replaced as Chief Executive Officer in March 1998. Of the 630,000 options which are presently exercisable, 120,000 are exercisable through September 2004 and 510,000 are generally exercisable through March 1999.

(2) Pursuant to the terms of a Stock Option Agreement between the Company and Ms. Eichel, dated September 22, 1997, Ms. Eichel was granted 680,000 options to purchase Common Stock at a per share price of $0.30, 420,000 of which were exercisable immediately. The balance of the options vest over a three year period, provided Ms. Eichel is an employee of the Company at such time. The options are, under certain circumstances, exercisable through September 2004.

(3) Pursuant to the terms of a Stock Options Agreement between the Company and Ms. Pritchard, dated October 1, 1997, Ms. Pritchard was granted 100,000 options to purchase Common Stock at a per share price of $0.625. The options vest over a three year period and are, under certain circumstances, exercisable through October 1, 2004.

(4) The present values on the grant date are calculated under the Black-Scholes valuation model. The Black- Scholes valuation model is a mathematical formula used to value options, and considers historical stock price volatility, the exercise period of the option and interest rates. Historical stock price volatility has been measured from January 1, 1995 to March 3, 1997. The Black-Scholes valuation model was chosen in accordance with Securities and Exchange Commission rules; however, this model should not be construed as an endorsement of its accuracy at valuing options. The real value of the options in this table depends upon the actual performance of the Common Stock during the applicable period.

     Aggregated Options Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table shows information for fiscal 1997 respecting stock options for each named executive officer.

                                                          Number of
                                                          Securities
                                                          Underlying       Value of
                                                          Unexercised      Unexercised
                                                          Options at       In-The-Money
                     Shares Acquired                      Fiscal Year      Options at Fiscal
Name                 on Exercise        Value Realized    End (1)          Year End (2) ($)
-----------------    ---------------    --------------    -----------      ----------------
Mary Ann Domuracki         --                 $0           1,114,384           $390,034

Edwin W. Dean              --                 $0            49,384(3)             $0

Beverly Eichel             --                 $0            761,359            $266,476

Margaret B. Pritchard      --                 $0            100,000             $2,500


--------------------------

(1)  1,275,127 options are presently exercisable.

(2) The value of an unexercised option at December 27, 1997 is determined by subtracting the exercise price of such option from the market value of a share of Common Stock on December 27, 1997, as published by the National Quotation Bureau.

(3)  Mr. Dean's options are exercisable through September 2000.


Employment Agreements

     On March 27, 1997, Donald Schupak was elected Chairman of the Board of the Company and the Company entered into a "Heads of Agreement" letter with him. This agreement engaged him as Chairman of the Board, reporting to the Board of Directors, until the earlier of (i) the consummation of an equity transaction,
(ii) consummation of a refinancing transaction, or (iii) December 31, 1997. His duties under such agreement included taking a leadership role with respect to the raising of equity capital and the development of a long-term business plan. As part of his compensation for such services he was granted an option to acquire 4% of the Common Stock outstanding, on a fully diluted basis, immediately following the completion of an equity transaction. Upon the consummation of the Capital Contribution and the Refinancing, the Heads of Agreement letter was terminated, the option previously granted was cancelled, and Mr. Schupak purchased the Schupak Warrant.

     On February 2, 1998, the Company entered into an employment agreement with
M. Catherine Volker, employing her as Chief Executive Officer of the Company from March 2, 1998 until February 28, 2003, subject to earlier termination for death, resignation or removal. Ms. Volker's annual base salary is $375,000. She is entitled to receive an annual performance bonus of up to 100% of her base salary as determined by the Board of Directors, in its sole discretion, based on such quantitative and qualitative initiatives as indentified by the Board upon consultation with Ms. Volker and upon approval of the budget for the respective fiscal year. The performance bonus for fiscal year ended December 26, 1998 shall be no less that $187,500. Under Ms. Volker's agreement, if she resigns her employment for "good reason" (as defined therein), if the Company terminates her employment without "cause" (as defined therein), or she resigns by reason of a "change of control" (as defined therein), the Company will be obligated to continue her base salary payments for a period of one year, and she will be entitled to a performance bonus in an amount equal to, depending upon the circumstance of her resignation or termination, fifty percent (50%) to one-hundred percent (100%) of the previous year's performance bonus.

     On August 1, 1994, the Company entered into an employment agreement with Mary Ann Domuracki employing her as President and Chief Operating Officer until she resigns or is terminated. This agreement was amended as of April 4, 1996 to provide for her employment as Chief Executive Officer and was further amended, most recently, on September 22, 1997, in connection with the Capital Contribution. Her base salary compensation is presently $350,000.

     On March 2, 1998, Ms. Domuracki was replaced as Chief Executive Officer of the Company. Pursuant to the terms of her employment agreement, Ms. Domuracki will continue to receive compensation and benefits under such agreement for the two year period following her replacement (offset by compensation received from any new employer after one year).

     On April 1, 1996, the Company entered into an employment agreement with Edwin W. Dean which employed him as Vice Chairman of the Board, General Counsel and Secretary until he resigned or was terminated. His annual base salary compensation was $260,000 through June 30, 1996, and thereafter was $150,000. In connection with the closing of the Capital Contribution, Edwin W. Dean resigned his position as Vice Chairman of the Board of Directors, General Counsel and Secretary on September 30, 1997. Pursuant to the terms of the employment agreement dated as of April 1, 1996, between Mr. Dean and the Company, Mr. Dean will continue to receive compensation and benefits under such agreement for the two-year period to follow his resignation (offset by compensation received from any new employer after one year).

     On August 1, 1994, the Company entered into an employment agreement with Beverly Eichel employing her as Vice President and Chief Financial Officer until she resigns or is terminated. This agreement was amended as of April 4, 1996 to provide for her employment as Executive Vice President and Chief Financial Officer. This Agreement was further amended several times, most recently on September 22, 1997 in connection with the Capital Contribution. Her base salary compensation is $250,000, with the amount subject to annual adjustment by the Chief Executive Officer with the approval of the Compensation Committee of the Board of Directors, but not to be less than $250,000. The Board of Directors shall consider an annual bonus for Ms. Eichel during each fiscal year that she continues in the employment of the Company, and shall grant such bonus in its discretion, taking into consideration the recommendation of the Chairman of the Board and performance criteria. Under the employment agreement, if the Company terminates her employment without "cause," (as defined), or if she resigns by reason of a "change of control," (as defined), (i) the Company will be obligated to continue her base salary payments for two years thereafter, at the annual rate of $250,000 (offset by compensation received from any new employer after one year), (ii) the Company will make a prorated bonus payment for the fiscal year then in progress and (iii) any granted, but unvested, stock options that she holds (excluding the options granted in connection with the amendment of her employment agreement described above in "--Stock Option Plan") shall vest immediately.

     In connection with the Capital Contribution, Ms. Eichel's employment agreement was amended in certain respects. Under the terms of the amendment (i) Ms. Eichel agreed to defer her right to resign after the "change in control" which occurred as a result of the Capital Contribution and receive additional compensation until the period commencing September 22, 1998 and ending 30 days thereafter, (ii) the definition of "change in control" under the employment agreement was changed, generally, to be deemed to occur only when (x) any person acquires greater than 50% of the Company's securities or all or substantially all of the Company's assets, or (y) a majority of the Company's directors elected at any subsequent meeting of the Company's stockholders are not nominated by the then current Board of the Company, (iii) the period of noncompetition after a termination of employment was reduced from twelve months to nine months, (iv) Ms. Eichel was granted options to purchase 680,000 shares of Common Stock, at an exercise price of $.30 per share, of which options to purchase 420,000 were immediately vested, and options to purchase 86,666 will become vested on each of the first three anniversaries of the closing of the Refinancing, and (v) for each fiscal year after the fiscal year ending December, 1997, the Chairman of the Board in consultation with Ms. Eichel will recommend the establishment of an annual bonus plan, including benchmarks and hurdles as shall be approved by the Board, for Ms. Eichel.

Compensation Committee Interlocks and Insider Participation

     All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company or its subsidiaries. No executive officer of the Company serves as a member of the Board of Directors or on the compensation committee of a corporation for which any of the Company's directors serving on the Compensation Committee or on the Board of Directors of the Company is an executive officer.

Compensation of Directors

     Directors who are employees of the Company are not compensated for serving as directors. Directors who are not employees of the Company receive an annual retainer fee of $12,000 plus fees of $1,000 per day for attendance at meetings of the Board of Directors and $500 per day for attendance at meetings of its committees. Each of the directors appointed by Danskin Investors has agreed to waive receipt of such amount through December 31, 1998. All non-employee directors of the Company are reimbursed for out-of-pocket expenses. In addition, each non-employee director receives, upon such person's initial election as a director, a grant of an option to purchase 20,000 shares of the Common Stock under the Stock Option Plan at the market value, exercisable in three equal installments on the first, second and third anniversaries of the grant date. Mr. Schupak has agreed to defer the grant of his options until an amendment to the Stock Option Plan has been approved by the stockholders, increasing the total number of shares reserved for issuance thereunder.

     Although neither Mr. Schupak nor Ms. McLemore receives a salary from the Company, the Company provides for a payment of $10,000 per month to each of Mr. Schupak and Ms. McLemore to defray their respective office overhead, and each is entitled to reimbursement of reasonable travel and other expenses incidental to the performance of their duties.

                              CERTAIN TRANSACTIONS

     On September 22, 1997, in connection with the Capital Contribution, Donald Schupak purchased from the Company, the Schupak Warrant for the purchase of 5,372,315 shares of Common Stock, subject to adjustment, at an exercise price of $.30 a share, subject to adjustment. On the Contribution Closing Date, in consideration of the sale of the Schupak Warrant, Mr. Schupak paid the Company the Warrant Price comprised of (x) $20,000 in cash and (y) the Schupak Promissory Note in the amount of $80,000.The outstanding principal balance of the Schupak Promissory Note bears interest at a rate of 6.55% per annum, to be paid annually on the anniversary of the Contribution Closing Date.The Schupak Warrant may be exercised, in whole at any time or in part from time to time, prior to 5:00 p.m., Eastern Standard Time, on September 22, 2004. In addition, David Chu, a director of the Company, purchased from the Company, for $14,815, a warrant for the purchase of 795,900 shares of Common Stock at an exercise price of $.30 per share.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock (assuming completion of the Stock Sales) by (i) each person known to the Company to beneficially own more than 5% of the Common Stock; (ii) each director and each named executive officer; and (iii) all executive officers and directors of the Company as a group. A person is a beneficial owner if he or she has or shares voting power or investment power. At the time of the Rights Offering, there will be outstanding 18,706,235 shares of Common Stock (including 1,083 shares held by a subsidiary of the Company) and 2,400 shares of Series D Preferred Stock.

                                                           Beneficial Ownership
                                           ----------------------------------------------------------
                                                                                           Percent of
                                                                                          Outstanding
                                                                                             Voting
Name and Address of Beneficial Owner       Amount and Nature of Beneficial Owner           Securities
------------------------------------       -------------------------------------          -----------
Danskin Investors, L.L.C.(1)                55,739,708  Common Stock                         81.56%
9595 Wilshire Boulevard                        2,311.7  Series D Preferred Stock             96.3%
Beverly Hills, CA  90212

The Oppenheimer Bond Fund For Growth(1)      5,608,035  Common Stock                         9.49%
350 Linden Oaks                                   88.3  Series D Preferred Stock              3.7%
Rochester, NY
14625

Donald Schupak(2)                            5,392,315  Common Stock                          8.42%
                                                     0  Series D Preferred Stock               0%

Nina McLemore(3)                               795,899  Common Stock                          1.3%
                                                     0  Series D Preferred Stock               0%

David Chu(4)                                   795,900  Common Stock                          1.3%
                                                     0  Series D Preferred Stock               0%

M. Catherine Volker                                     Common Stock                          1.3%
                                               750,000  Series D Preferred Stock               0%
Mary Ann Domuracki(5)                                                                         1.0%
                                               736,803  Common Stock                           0%
                                                     0  Series D Preferred Stock

Beverly Eichel(6)                              501,576  Common Stock                          .8%
                                                     0  Series D Preferred Stock               0%

Margaret B. Pritchard                                0  Common Stock                           0%
                                                     0  Series D Preferred Stock               0%

Henry T. Mortimer, Jr.(7)                       20,000  Common Stock                          .03%
                                                     0  Series D Preferred Stock               0%

Larry B. Shelton(7)                             20,000  Common Stock                          .03%
                                                     0  Series D Preferred Stock               0%

Andrew J. Astrachan                                  0  Common Stock                           0%
                                                     0  Series D Preferred Stock               0%

Gabriel Brener                                       0  Common Stock                           0%
                                                     0  Series D Preferred Stock               0%

Michael Hsieh                                        0  Common Stock                           0%
                                                     0  Series D Preferred Stock               0%

James P. Jalil                                       0  Common Stock                           0%
                                                     0  Series D Preferred Stock               0%

All directors and executive officers         8,280,685  Common Stock                          12%
as a group (12 persons)(8)                           0  Series D Preferred Stock               0%

----------

* For the purpose of this calculation, the outstanding voting securities of the Company include 10,089,207 shares of Common Stock presently issued and 40,000,000 shares of Common Stock, issuable upon the conversion of the Series D Preferred Stock that the holders of the Series D Preferred Stock are currently entitled to vote.

(1) The amount shown as Common Stock includes those shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock held by the beneficial owner and a presently exercisable warrant. Each share of Series D Preferred Stock entitles the holder thereof to one vote per share for each share of Common Stock that would be issued upon conversion of a share of Series D Preferred Stock (16,666.66 votes per share).

(2) Includes 5,372,315 shares of Common Stock underlying a presently exercisable warrant and 20,000 shares of Common Stock underlying presently exercisable options which, if granted, would have vested upon the change of control resulting from the Capital Contribution. Mr. Schupak was entitled to the automatic grant of an option to purchase 20,000 shares of Common Stock upon his appointment as a Director of the Company, but agreed to defer such grant until an amendment to the Stock Option Plan has been approved by the stockholders, increasing the total number of shares reserved for issuance upon exercise of options granted thereunder.

(3) Includes 795,899 shares of Common Stock underlying presently exercisable options.

(4) Includes 795,900 shares of Common Stock underlying a presently exercisable warrant.

(5) Includes 3,800 shares held by Ms. Domuracki as custodian for her children, as to which shares Mr. Domuracki has sole voting and investment power; 2,000 shares held by her spouse, as to which shares Ms. Domuracki disclaims beneficial ownership; 6,619 shares beneficially owned by Ms. Domuracki through the Company's Savings Plan, as to which shares Ms. Domuracki has sole voting and investment power; and 724,384 shares underlying presently exercisable options.

(6) Includes 217 shares of Common Stock owned of record by Ms. Eichel, as to which shares Ms. Eichel has sole voting and investment power; and 501,359 shares of Common Stock underlying presently exercisable options.

(7) Includes, 20,000 shares of Common Stock underlying presently exercisable options.

(8) Includes 1,362,259 shares of Common Stock issuable upon the exercise of presently exercisable stock options (including options to purchase 20,000 shares of Common Stock to which Mr. Schupak became entitled upon his appointment as a director described in Note 5 above), 6,168,215 shares of Common Stock issuable upon the purchase of shares of Common Stock pursuant to presently exercisable warrants and 750,211 shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Amended and Restated Certificate of Incorporation authorizes the Company to issue up to 10,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock") and up to 100,000,000 shares of Common Stock, $.01
par value per share. On the Record Date, there were outstanding [             ]
shares of Common Stock and 2,400 shares of Series D Preferred Stock.

Common Stock

     The holders of Common Stock will be entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

     Cumulative voting for the election of directors is not permitted, enabling holders of a majority of the outstanding Common Stock to elect all members of the class of directors whose terms are then expiring. The Board of Directors is classified into three classes as nearly equal in number as possible. No director or class of directors may be removed from office by a vote of the stockholders at any time except for cause.

     The holders of Common Stock will have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock will not be subject to any redemption provisions and will not be convertible into any other securities of the Company.

     Subject to the rights of the Series D Preferred Stock and any then outstanding shares of Serial Preferred Stock and any limitations imposed by the Company's lending arrangements, the holders of the Common Stock will be entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock will be entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of the Series D Preferred Stock and any then outstanding shares of Preferred Stock.

Preferred Stock

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Amended and Restated Certificate of Incorporation and the limitations prescribed by law, the Board of Directors will be expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders. The Company has no current plans to issue any further shares of the Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

Series D Preferred Stock

     The Series D Preferred Stock has a seven-year maturity (commencing with the date of the first issuance of any such shares, which occurred on October 8, 1997 (the "Original Issue Date")) and bears a dividend of 8% (i.e. $400) per share per annum. Dividends on the Series D Preferred Stock accrue at the rate of $960,000 per annum; provided, however, that dividends on the Series D Preferred Stock accrue but are not required to be paid during the period ending December 31, 1999. The Company is not permitted to declare or pay any dividends with respect to outstanding shares of its Common Stock unless accrued dividends on the Series D Preferred Stock have been paid in full. Notwithstanding the foregoing, in the event that the Company achieves certain financial targets (the "Financial Targets") for any of the fiscal years ended 1999, 2000, 2001 or 2002, then all dividends accrued but unpaid in respect of such fiscal year (or, in the case of the fiscal year ended 1999, all preceding fiscal years), together with any interest thereon, shall be forgiven and the Company shall have no further obligations with respect thereto.

     The Series D Preferred Stock has a liquidation value of $5,000 per share. In the event of the liquidation, dissolution or winding up of the Company, the liquidation preference of the Series D Preferred Stock and all accrued but unpaid dividends thereon must be paid before any payments or distributions are made to holders of Common Stock.

     The Series D Preferred Stock is subject to mandatory conversion upon the earlier of (i) meeting the Financial Targets for any of the 1999, 2000, 2001 or 2002 fiscal years or (ii) the seventh anniversary of the Original Issue Date. In the event of the mandatory redemption described in clause (ii) above, the redemption price per share will be equal to the liquidation value per share of $5,000 (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series D Preferred Stock), together with all accrued but unpaid dividends thereon to the date of such redemption.

     The holders of Series D Preferred Stock are entitled to cast 40,000,000 votes, presently 66.6%, of the votes entitled to be cast by the holders of all of the Company's voting securities. Each share of Series D Preferred Stock entitles the holder thereof to one vote per share for each share of Common Stock which would be issued upon conversion of a share of Series D Preferred Stock (at an initial conversion rate of 16,666.66 shares of Common Stock per share of Series D Preferred Stock). In addition, the holders of a majority in voting power of the Series D Preferred Stock have the exclusive right to elect a majority of the directors constituting the entire Board of Directors at any given time.

Statutory Business Combination Provision

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3 % of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or By-laws by action of its stockholders to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Amended and Restated Certificate of Incorporation or By-laws.

Special Charter Provisions

     The Amended and Restated Certificate of Incorporation provides that unless a majority of the full Board of Directors of the Company votes to approve such action, the affirmative vote of 66 2/3% of the then-outstanding shares of capital stock of the Company, voting together as a single class, is required to amend or repeal the provisions of the Amended and Restated Certificate of Incorporation, which establish a staggered Board of Directors.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is First Union National Bank, Shareholder Services Administration Group, NC 1153, 1525 West WCT. Harris Blvd. - 363, Charlotte, NC 28288-1153.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Rights Offering, the Company will have 20,838,124 shares of Common Stock outstanding, assuming no exercise of warrants or options. The shares of Common Stock sold in the Rights Offering will be freely transferrable, to the extent not purchased by "affiliates" of the Company (in general, persons who have control relationships with the Company). See "Description of Capital Stock -- Common Stock." The Common Stock owned by Danskin Investors and other affiliates of the Company may not be sold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, such as Rule 144 adopted under the Securities Act.

     The 2,400 shares of Series D Preferred Stock held by Danskin Investors and BFG are convertible into approximately 40,000,000 shares of Common Stock (an initial conversion rate of 16,666.66 shares of Common Stock for each share of Series D Preferred Stock so converted), at the option of the holder and, in certain circumstances, mandatorily, upon the achievement of certain financial targets for any fiscal year beginning with the fiscal year ended December 25, 1999, and at a per share conversion price of $0.30, subject to adjustment in certain circumstances. The Company also has outstanding (i) the Warrant, representing the right to purchase 10,000,000 shares of Common Stock, subject to adjustment, for an aggregate purchase price of $3,000,000, subject to adjustment, (ii) the Schupak Warrant, representing the right to purchase up to 5,372,315 shares of Common Stock, subject to adjustment,for an aggregate purchase price of $1,611,694.50, subject to adjustment, (iii) the Chu Warrant, representing the right to purchase 795,900 shares of Common Stock, subject to adjustment, for an aggregate purchase price of $238,770, subject to adjustment, and (iv) options to purchase an aggregate of 6,519,618 shares of Common Stock, including options to purchase an aggregate of 759,034 shares of Common Stock issued pursuant to the Stock Option Plan.

     In general, under Rule 144, as recently amended, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate from whom those shares were purchased) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 20,088,124 shares upon completion of this Offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate from whom the shares were purchased), is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     As an alternative to sales under Rule 144, shares of Common Stock may be sold without any volume limitations pursuant to an effective registration statement filed with the Commission.

     The Company has granted to Danskin Investors certain demand and "piggyback" registration rights with respect to all shares of Common Stock purchased by it in the Stock Sale and in respect of Rights not exercised by the stockholders hereunder or acquired by it upon exercise or conversion of certain convertible securities. The Company is obligated to pay all expenses associated with the exercise of such registration rights other than underwriting discounts or commissions and the fees and expenses of separate counsel, if any, of such persons incurred in connection with such registration.

     Following this Rights Offering, the Company intends to file a Registration Statement on Form S-8 covering an aggregate of [ ] shares of Common Stock (subject to outstanding options as of the date hereof), thus permitting the resale of such shares in the public market without restriction under the Securities Act.

     The Company is unable to predict the effect, if any, that the sale of Common Stock or the availability of such shares for sale may have on market prices of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock or the perception that such sales could occur, may have an adverse effect on the market price thereof.


                                  LEGAL MATTERS

     The validity of the Common Stock to be issued upon the exercise of the Rights will be passed upon by Morgan, Lewis & Bockius LLP, counsel for the Company.


                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule of the Company as of December 28, 1996 and for the fiscal year ended December 28, 1996 and for the fiscal nine months ended December 30, 1995 included and incorporated in this prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included and incorporated by reference herein and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and schedule of the Company as of December 27, 1997 included in this Registration Statement have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, including the exhibits and schedules thereto, as well as such reports and other information filed by the Company with the Commission, may be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York, 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and from its public reference facilities located in New York, New York and Chicago, Illinois, at prescribed rates. The Commission also maintains a website at: http:\www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, exhibits and schedules. Statements contained in the Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         DANSKIN, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

Report of Independent Public Accountants                                    F-2

Report of Previous Independent Public Accountants                           F-3

Consolidated Financial Statements as of
December 30, 1995 and December 28, 1996 and for the nine months ended December 30, 1995, for the year ended December 28, 1996 and the year ended December 27, 1997:

Consolidated Balance Sheets as of December 28, 1996
and December 27, 1997                                                       F-4

Consolidated Statements of Operations for the nine
months ended December 30, 1995, for the fiscal year
ended December 28, 1996 and for the fiscal year ended
December 27, 1997                                                           F-5

Consolidated Statements of Stockholders' Equity for
the nine months ended December 30, 1995, for the
fiscal year ended December 28, 1996 and for the fiscal
year ended December 27, 1997                                                F-6

Consolidated Statements of Cash Flows for the nine
months ended December 30, 1995, for the fiscal year
ended December 28, 1996 and for the fiscal year ended
December 27, 1997                                                           F-7

Notes to Consolidated Financial Statements                          F-8 to F-27

Supplemental Financial Information:

      Unaudited Selected Quarterly Financial Information                    S-1

Financial Statement Schedule:

      Schedule II Schedule of Valuation and Qualifying Accounts             S-2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Danskin, Inc.:

We have audited the accompanying consolidated balance sheet of Danskin, Inc. (a Delaware Corporation) and Subsidiaries (the "Company") as of December 27, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Danskin, Inc. and Subsidiaries as of December 27, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. The amounts in this schedule for the year ended December 27, 1997, have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP
New York, New York
March 6, 1998

                REPORT OF PREVIOUS INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Danskin, Inc.:

We have audited the accompanying consolidated balance sheets of Danskin, Inc. and Subsidiaries (the "Company") as of December 28, 1996 and related consolidated statements of operations, stockholders' equity and cash flows for the fiscal nine months ended December 30, 1995 and for the fiscal year ended December 28, 1996. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing principles. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Danskin, Inc. and Subsidiaries as of December 28, 1996, and the results of their operations and their cash flows for the fiscal nine months ended December 30, 1995 and for the year ended December 28, 1996 and in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated statements taken as whole, presents fairly, in all material respects, the information set forth therein.

Deloitte & Touche LLP
New York, New York
March 14, 1997, [Except for Note 11 for which the date is March 27, 1997 and except for Note 2 - Loss Per Common Share for which the date is March 6, 1998.]

                         DANSKIN, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

ASSETS                                              December 28,   December 27,
                                                            1996           1997

Current assets:
    Cash and cash equivalents                         $ 1,177,000   $   808,000
    Accounts receivable, less allowance
      for doubtful accounts of $938,000
      at December 28, 1996 and $848,000
      at December 27, 1997                             16,093,000    14,935,000
    Inventories                                        34,075,000    28,714,000
    Prepaid expenses and other current assets           3,397,000     1,926,000
                                                      -----------   -----------
    Total current assets                               54,742,000    46,383,000

    Property, plant and equipment - net of
      accumulated depreciation and amortization
      of $7,721,000 at December 28, 1996
      and $8,671,000 at December 27,1997                9,292,000     7,591,000
    Other assets                                        2,906,000     1,028,000
                                                      -----------   -----------
    Total Assets                                      $66,940,000   $55,002,000
                                                      ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Revolving loan payable                            $ 9,969,000   $ 8,539,000
    Current portion of long-term debt                          --       333,000
    Accounts payable                                    9,682,000     8,043,000
    Accrued expenses                                   10,532,000    10,614,000
                                                      -----------   -----------
          Total current liabilities                    30,183,000    27,529,000
                                                      -----------   -----------
    Long-term debt, net of current maturities          31,589,000     9,667,000
    Subordinated debt                                          --     3,000,000
    Accrued retirement costs                            4,367,000     1,985,000
                                                      -----------   -----------
    Total long-term liabilities                        35,956,000    14,652,000
                                                      -----------   -----------
    Total Liabilities                                  66,139,000    42,181,000
                                                      -----------   -----------

    Commitments and contingencies

    Series D Cumulative Preferred Stock,
      Liquidation Value $12,000,000 and
      2,400 shares
    Stockholders' Equity                                       --    11,140,000
    Preferred Stock, $.01 par value,
      10,000 shares authorized: 1,000 shares
      issued at December 28, 1996                              10            --
    Common Stock, $.01 par value, 20,000,000 shares
      authorized, 6,047,255 shares issued at
      December 28, 1996 and 10,074,290 shares
      issued at December 27, 1997, less
      1,000 shares held by subsidiary at
      December 28, 1996 and 1,083 at
      December 27, 1997                                    60,463       100,732
    Additional paid-in capital                         19,650,527    20,366,268
    Accumulated deficit                               (16,345,000)  (16,511,000)
    Minimum pension liability adjustment               (2,565,000)   (2,275,000)
                                                      -----------   -----------
         Total Stockholders' Equity                       801,000     1,681,000
                                                      ===========   ===========

    Total Liabilities and Stockholders' Equity        $66,940,000   $55,002,000
                                                      ===========   ===========

                 See Notes to Consolidated Financial Statements

                         DANSKIN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  Fiscal Nine Months       Fiscal Year            Fiscal Year
                                                                  Ended December 30,    Ended December 28,     Ended December 27,
                                                                         1995                  1996                    1997
                                                                  ------------------    ------------------     ------------------
Net revenues                                                           $93,787,000         $ 128,145,000           $121,986,000
Cost of goods sold                                                      62,181,000            83,610,000             81,822,000
                                                                     -------------         -------------          -------------
Gross profit                                                            31,606,000            44,535,000             40,164,000

Selling, general and administrative expenses                            29,468,000            42,069,000             40,125,000
Non-recurring charges                                                    1,100,000                  --                  300,000
Provision for doubtful accounts receivable                                 383,000               (43,000)                49,000
Interest expense                                                         3,699,000             4,721,000              4,278,000
                                                                     -------------         -------------          -------------
                                                                        34,650,000            46,747,000             44,752,000
Loss before income tax (benefit) provision
  and extraordinary items                                               (3,044,000)           (2,212,000)            (4,588,000)
(Benefit) provision for income taxes                                       178,000             2,777,000                245,000
                                                                     -------------         -------------          -------------
Net loss before extraordinary items                                     (3,222,000)           (4,989,000)            (4,833,000)
Extraordinary gain from early retirement of debt                              --                    --                5,245,000
                                                                     -------------         -------------          -------------
Net (loss) income                                                       (3,222,000)           (4,989,000)               412,000
Preferred dividends                                                           --                 202,000                425,000
                                                                     -------------         -------------          -------------
Net loss applicable to Common Stock                                  ($  3,222,000)        ($  5,191,000)         ($     13,000)
                                                                     =============         =============          =============

Basic net income (loss) per share:
Net income (loss) per share before extraordinary items               ($       0.50)        ($       0.80)         ($       0.66)
Net income (loss) per share for extraordinary items                           --                    --             $       0.66
                                                                     -------------         -------------          -------------
Net income (loss) per share after extraordinary items                ($       0.50)        ($       0.80)          $       0.00
                                                                     =============         =============          =============
Weighted average number of common shares                                 6,415,000             6,513,000              7,942,000
                                                                     =============         =============          =============
Diluted net income (loss) per share:
Net Income (loss) per share before extraordinary items               ($       0.50)        ($       0.80)         ($       0.66)
Net income (loss) per share for extraordinary items                             --                    --           $       0.66
                                                                     -------------         -------------          -------------
Net income (loss) per share after extraordinary items                ($       0.50)        ($       0.80)          $       0.00
                                                                     =============         =============          =============
Weighted average number of common shares                                 6,415,000             6,513,000              7,942,000
 and share equivalents                                               =============         =============          =============

                See Notes to Consolidated Financial Statements.

                         DANSKIN, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                          Common                     Additional
                                                                 Preferred    Stock        Stock                       Paid-In
                                                                   Shares     Amount      Shares         Amount        Capital
                                                                   ------     ------      ------         ------        -------
Balance, March 25, 1995                                                                  5,921,207      $59,212      $14,450,788
      Net loss
      Purchase and retirement of Common Stock                                              (12,103)        (121)         (31,002)
      Sale of Common Stock to Employee Savings Plan                                         12,271          123           30,000
      Warrants granted to lender                                                                                         164,000
      Minimum pension liabililty adjustment
Balance, December 30, 1995                                                               5,921,375      $59,214      $14,613,786
      Net loss
      Preferred stock dividend
      Purchase and retirement of Common Stock                                              (41,013)        (410)        (139,162)
      Sales and contribution of Common Stock to Employee
       Savings Plan                                                                         55,893          559          178,263
      Common Stock option exercises                                                        110,000        1,100          317,650
      Issuance of Preferred Stock                                 1,000         10                                     4,694,990
      Accumulated translation adjustment                                                                                 (15,000)
      Minimum pension liabililty adjustment
                                                                 ------        ---     -----------      -------      -----------
Balance, December 28, 1996                                        1,000        $10       6,046,255      $60,463      $19,650,527
      Net income
      Preferred stock dividend                                                              56,689          567          124,433
      Reversal of accrued preferred stock dividend - 1996
      Common Stock dividend                                                                511,171        5,111          147,889
      Purchase and retirement of Common Stock                                               (9,415)         (94)         (19,545)
      Sales and contribution of Common Stock
       to Employee Savings Plan                                                             32,293          323           59,595
      Exchange of 10% Cumulative Preferred Stock
       for shares of Common Stock                                (1,000)       (10)      3,333,333       33,333          (33,323)
      Preferred stock dividend                                                             102,881        1,029          123,971
      Series D preferred dividend
      Warrants                                                                                                           358,993
      Accumulated translation adjustment                                                                                  15,000
      Rights redemption                                                                                                  (61,272)
      Minimum pension liabililty adjustment
                                                                 ------        ---     -----------      -------      -----------
Balance, December 27, 1997                                            0         $0     $10,073,207     $100,732      $20,366,268

                                                                                    Minimum
                                                                                    Pension
                                                                 Accumulated       Liability
                                                                    Deficit        Adjustment        Total
                                                                    -------        ----------        -----
Balance, March 25, 1995                                           ($7,932,000)     ($1,383,000)    $5,195,000
      Net loss                                                     (3,222,000)                     (3,222,000)
      Purchase and retirement of Common Stock                                                         (31,123)
      Sale of Common Stock to Employee Savings Plan                                                    30,123
      Warrants granted to lender                                                                      164,000
      Minimum pension liabililty adjustment                                           (617,000)      (617,000)
                                                                 ------------      -----------     ----------
Balance, December 30, 1995                                       ($11,154,000)     ($2,000,000)    $1,519,000
      Net loss                                                     (4,989,000)                     (4,989,000)
      Preferred stock dividend                                       (202,000)                       (202,000)
      Purchase and retirement of Common Stock                                                        (139,572)
      Sales and contribution of Common Stock to Employee
       Savings Plan                                                                                   178,822
      Common Stock option exercises                                                                   318,750
      Issuance of Preferred Stock                                                                   4,695,000
      Accumulated translation adjustment                                                              (15,000)
      Minimum pension liabililty adjustment                                           (565,000)      (565,000)
                                                                 ------------      -----------     ----------
Balance, December 28, 1996                                       ($16,345,000)     ($2,565,000)      $801,000
      Net income                                                      412,000                         412,000
      Preferred stock dividend                                       (125,000)
      Reversal of accrued preferred stock dividend - 1996              41,000                          41,000
      Common Stock dividend                                          (153,000)
      Purchase and retirement of Common Stock                                                         (19,639)
      Sales and contribution of Common Stock
       to Employee Savings Plan                                                                        59,918
      Exchange of 10% Cumulative Preferred Stock
       for shares of Common Stock
      Preferred stock dividend                                       (125,000)
      Series D preferred dividend                                    (216,000)                       (216,000)
      Warrants                                                                                        358,993
      Accumulated translation adjustment                                                               15,000
      Rights redemption                                                                               (61,272)
      Minimum pension liabililty adjustment                                            290,000        290,000
                                                                 ------------      -----------     ----------
Balance, December 27, 1997                                       ($16,511,000)     ($2,275,000)    $1,681,000

                 See Notes to Consolidated Financial Statements

                         DANSKIN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Fiscal Nine Months
                                                                     Ended December    Fiscal Year Ended    Fiscal Year Ended
                                                                        30, 1995       December 28, 1996    December 27, 1997
                                                                     --------------    -----------------    -----------------
Cash Flows From Operating Activities
Net Income (loss)                                                    ($  3,222,000)      ($  4,989,000)      $     412,000
Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
   Depreciation and amortization                                         2,122,000           2,616,000           2,476,000
   Write-off of certain trademarks and other long-term assets                   --                  --                  --
   Extraordinary gain on early retirement of debt                               --                  --          (5,245,000)
   Provision for doubtful accounts receivable                              383,000             (43,000)             49,000
   Loss on sale of property, plant and equipment                                --              28,000              68,000
   Deferred income taxes                                                        --           2,536,000                  --
   Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable                         5,200,000          (1,419,000)          1,109,000
      (Increase) decrease in inventories                                 4,235,000          (3,226,000)          5,361,000
      (Increase) decrease in prepaid expenses and other current asset     (324,000)            (62,000)         (1,553,000)
       Increase (decrease) in accounts payable                          (1,746,000)            321,000          (1,639,000)
       Increase (decrease) in accrued expenses                            (984,000)             77,000          (2,184,000)
      Other                                                                414,000                  --                  --
                                                                     -------------       -------------       -------------
Net cash (used in) provided by operating activities                      6,078,000          (4,161,000)         (1,146,000)
                                                                     -------------       -------------       -------------
Cash Flows From Investing Activites:
   Capital expeditures                                                  (1,714,000)           (738,000)           (241,000)
                                                                     -------------       -------------       -------------
Net cash used in investing activities                                   (1,714,000)           (738,000)           (241,000)
                                                                     -------------       -------------       -------------
Cash Flows From Financing Activities:
      Net (payments) receipts under revolving loan payable              (9,225,000)          5,868,000          (1,430,000)
      Payments of long-term debt                                       (22,399,000)           (411,000)           (333,000)
      Proceeds from borrowings and debt restructuring                   22,000,000                  --                  --
      Proceeds from issuance of subordinated                             5,000,000                  --                  --
       convertible debentures
      Purchase and retirement of Common Stock                              (31,000)           (139,000)            (20,000)
      Sale of Common Stock to Savings Plan                                  30,000              79,000              60,000
      Common Stock option exercises                                             --       $     318,000                  --
      Expenses associated with issuance of Preferred Stock                      --            (305,000)                 --
      Proceeds from recapitalization (Note 15)                                  --                  --           4,000,000
      Financing costs incurred                                          (1,290,000)           (275,000)         (1,259,000)
      Purchase of interest rate cap                                       (338,000)                 --                  --
      Preferred Stock Dividend                                                  --            (202,000)                 --
                                                                     -------------       -------------       -------------
Net cash provided by (used in) financing activities                     (6,253,000)          4,933,000           1,018,000
                                                                     -------------       -------------       -------------
Net increase (decrease) in Cash and Cash Equivalents                    (1,889,000)             34,000            (369,000)
Cash and Cash Equivalents, Beginning of Period                           3,032,000           1,143,000           1,177,000
                                                                     -------------       -------------       -------------
Cash and Cash Equivalents, End of period                             $   1,143,000       $   1,177,000       $     808,000
                                                                     =============       =============       =============
Supplemental Disclosure of Cash Flow Information:
   Interest Paid                                                     $   3,319,000       $   4,242,000       $   3,767,000
   Income Taxes Paid                                                       146,000             123,000             345,000
   Cash refunds received for income taxes                                 (376,000)            (10,000)           (121,000)

Non-Cash Activities

The Company declared a stock dividend of 1 share for every 11.99 shares of common stock on 9/29/97.
Early extinguishment of long-term debt resulted in an extraordinary gain of $5,245,000 (Note 15).
The Company issued 159,570 shares to the Bond Fund for Growth as a dividend in lieu of cash.

                 See Notes to Consolidated Financial Statements

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Organization

Danskin, Inc. (the "Company") was incorporated on February 21, 1986 to own and operate the business and assets of two divisions of a corporation acquired on July 22, 1986.

The Company currently operates under two divisions: Danskin, which designs, manufactures and markets dance wear, bodywear, tights and exercise apparel; and also operates 45 retail stores and 3 full price stores; and Pennaco, which designs, manufactures and markets hosiery under the brand names Round-the-Clock(R), Givenchy(R), and Anne Klein(R), and under private labels for major retailers, as well as socks under Round- the-Clock(R), Anne Klein(R) and Danskin(R) brands. The licenses with Givenchy Corporation and Anne Klein & Company expire on December 31, 1998. The Company allowed its license arrangement for hosiery with Christian Dior(R) to expire in December 1996.

Basis of Presentation

The financial statements of the Company include the accounts of the Company, including all of its operating divisions, and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Certain reclassifications were made to prior year information to conform to current year presentations.

Fiscal Year

The Company changed its fiscal year end to the last Saturday in December effective December 1995. Fiscal 1995 ended on March 25, 1995, a nine month transitional fiscal year ended on December 30, 1995, fiscal 1996 ended on December 28, 1996 and fiscal 1997 ended on December 27, 1997.

Inventories

Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventories consist of:

                                           December 28, 1996   December 27, 1997
                                           -----------------   -----------------

     Finished goods                              $19,742,000        $17,557,000
     Work-in-process                               7,663,000          5,749,000
     Raw materials                                 5,767,000          4,708,000
     Packaging materials                             903,000            700,000
                                                 -----------        -----------
                                                 $34,075,000        $28,714,000
                                                 -----------        -----------


Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Furniture and fixtures, machinery and equipment and buildings are depreciated by the straight-line method over the estimated useful lives of the assets, ranging from 5 to 20 years. Leasehold improvements are amortized by the straight-line method over the related lease terms.

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (continued)

Excess of Purchase Price Over Fair Value of Net Tangible Assets Acquired

The excess of purchase price over fair value of net tangible assets acquired is amortized on a straight-line basis over 20 years.

Deferred Financing Charges

Deferred financing charges are amortized over the respective terms of debt obtained under financing agreements.

Cash Equivalents

The Company considers all highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

Trademarks

The Company amortizes capitalized costs to acquire trademarks over the estimated useful life of the trademark, generally 15 years.

Loss Per Common Share

During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings per Share" which requires presentation of basic and diluted earnings per share. Basic income (loss) per share is calculated by dividing net income (loss) applicable to Common Stock by the weighted average Common Stock outstanding during the year. Diluted net income (loss) per share is calculated by dividing net income (loss) applicable to Common Stock by the weighted average Common Stock and Common Stock equivalents outstanding. Common Stock equivalents, including Convertible Series D Preferred Stock, management options and warrants, are reflected in diluted net income (loss) per share except to the extent they are antidilutive. Net income (loss) per share has been restated for all periods presented for the adoption of SFAS No.128.

At December 27, 1997 the Company had the following common shares and common shares equivalents outstanding:


        Common Shares                              10,074,000
        Preferred Stock                            40,000,000
        Warrants                                   16,168,000
        Options                                     4,171,000
                                                   ----------

Total Shares and Share Equivalents Outstanding     70,413,000
                                                   ==========

Due to the net loss before extraordinary items for all periods presented the assumed exercise of common stock equivalents would be antidilutive and thus have not been included as common stock equivalents for purposes of the calculation of diluted earnings per share.

Net income (loss) per share has been restated for all periods presented to reflect a stock dividend of one share for every 11.99 shares of Common Stock declared on September 29, 1997.

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (continued)

Statements of Cash Flows

The Company presents the consolidated statements of cash flows on the indirect method. Additional required information follows:

Supplemental disclosure of cash flow information:

                                             Fiscal Nine Months        Fiscal Year        Fiscal Year
                                                          Ended              Ended              Ended
                                              December 30, 1995  December 28, 1996  December 27, 1997
                                              -----------------  -----------------  -----------------

Cash paid for interest                           $3,319,000         $4,242,000         $3,767,000
Cash paid for income taxes                          146,000            123,000            345,000
Cash refunds received for income taxes             (376,000)           (10,000)          (121,000)

Non-cash activities:

The Company contributed 29,629 of its common shares to the Danskin, Inc. Savings Plan on March 22, 1996 at a fair market value of approximately $100,000.

The Company issued 7% warrants to First Union National Bank in July 1994, subsequently increased in June 1995 to 10%, of the then outstanding common stock. The warrants were surrendered to the Company without the payment of further consideration in connection with the refinancing of the Company's revolving credit obligations (See Note 11). Such warrants have been recorded as additional financing fees totaling $764,000 and additional paid-in-capital equity. The unamortized portion of such fees was offset against extraordinary gain from the early retirement of debt during the 1997 fiscal year.

The Company issued 10% Cumulative Convertible Preferred Stock with a $5,000,000 principal value on August 6, 1996, in exchange for subordinated convertible debentures having an aggregate face value of $5,000,000. By agreement, between the Company and the holder of the 10% Cumulative Preferred Stock, such preferred stock, and any accrued but unpaid dividends, were exchanged for 3,436,214 shares of Common Stock and certain additional consideration. (See Note 12).

The Series D Preferred Stock is presented at its fair value at the date of issuance, as determined by an independent valuation firm, less fees incurred to effect the placement of the Series D Preferred Stock. The difference between this amount and the Series D Preferred Stock's liquidation value of $12,000,000 is being amortized over the period through the October 8, 2004 maturity of the Series D Preferred Stock as a component of preferred stock dividends.

Income Taxes

The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (continued)

Long-lived assets

In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires long-lived assets as well as identifiable intangibles to be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of assets may not be recoverable. This is effective for fiscal years beginning after December 15, 1995. This statement was adopted by the Company effective December 31, 1995 and was not material to the Company's financial position or results of operations.

The Company continually evaluates the carrying value and the economic useful life of its long-lived assets based upon the Company's operating performance and its expected future net cash flows and will adjust the carrying amount of assets which may not be recoverable. The Company does not believe that any impairment exists in the recoverability of its long-lived assets.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based Compensation

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and other equity instruments used for compensation purposes, and requires companies electing to report in accordance with the standard to recognize or disclose such compensation in its financial statements. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company, as is permitted, continues to account for such transactions under Accounting Principles Board Opinion No. 25 ("APB No.25"), "Accounting for Stock Issued to Employees," but discloses in a note to the financial statements pro forma net income and earnings per share as if the Company had adopted the new fair value method of accounting. (See Note 2)

Financial Instruments

In assessing the fair value of financial instruments at December 28, 1996 and December 27, 1997, the Company has used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, it was assumed that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. The interest rate cap is valued at unamortized cost. Bank debt obligations are valued at carrying amount due to floating interest rates on such debt. These values merely represent a general approximation of possible value and may never actually be realized.

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (continued)

The estimated fair values of the Company's financial instruments are summarized as follows:

                                       December 28, 1996                   December 27, 1997
                                       -----------------                   -----------------
                                   Carrying        Estimated           Carrying        Estimated
                                     Amount       Fair Value             Amount       Fair Value
                                   --------        ---------           --------        ---------

Cash and cash equivalents      $  1,177,000     $  1,177,000       $    808,000     $    808,000
Interest rate cap                   187,000          187,000                 --               --
Revolving loan payable           (9,969,000)      (9,969,000)        (8,539,000)      (8,539,000)
Long-term debt                  (31,589,000)     (31,589,000)       (10,000,000)     (10,000,000)


2. Stock Option Plan

On July 1, 1992, the Company's Board of Directors adopted the 1992 Stock Option Plan (the "Plan"), pursuant to which 339,474 shares of common stock were reserved for issuance. The Plan provides for the granting of options to directors, officers and certain key employees of the Company. The option price shall not be less than 100% of the fair market value on the date of grant. No options may be granted after 10 years from the date of adoption but all options then outstanding will remain outstanding in accordance with the exercise terms as determined at each grant date. On July 29, 1993, the stockholders of Danskin authorized an increase to the number of options available for distribution to 600,000. Options become exercisable at the discretion of the Compensation Committee of the Board of Directors and the plan provides for discretion on vesting requirements.

Effective October 19, 1994, the Board of Directors of the Company amended the Plan to increase the number of options available for grant from 600,000 to 660,000. On October 27, 1994, the Board of Directors of the Company increased the number of options available for grant from 660,000 to 900,000, which received the approval of stockholders as voted upon at the 1995 annual meeting.

Effective September 18, 1997, the Executive Committee of the Board of Directors of the Company amended the Company's Stock Option Plan to clarify that the Board of Directors retains the discretion to determine the fair market value of the Common Stock with respect to periods when the Common Stock is not actively traded on NASDAQ or any other national exchange or under circumstances where significant transactions in the Common Stock have occurred outside traditional trading venues.

In October, 1997, a total of 239,943 options were repriced with an exercise price of $.625. All participants granted options prior to repricing, with the exception of certain executives and outside directors, were given the opportunity to exchange previous grants, which were all originally granted at higher exercise prices (ranging from $1.875 to $4.875).

Under provisions of the Plan, as a result of deemed changes in control, prior vesting and fully vested grants, 628,978 options outstanding under the Plan as of December 27, 1997 were fully exercisable.

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Stock Option Plan (continued)

The following table summarizes the activity relating to the Plan as of and for the fiscal nine months ended December 30, 1995, for the fiscal year ended December 28, 1996 and for the fiscal year ended December 27, 1997:

--------------------------------------------------------------------------------------------------
                                 Fiscal Nine Months      Fiscal Year Ended     Fiscal Year Ended
                                 December 30, 1995       December 28, 1996     December 27, 1997
--------------------------------------------------------------------------------------------------
                                 # of       Weighted     # of     Weighted     # of       Weighted
                    Exercise    Shares      Average     Shares    Average     Shares      Average
                    Price                   Exercise              Exercise                Exercise
                    Range                    Price                 Price                   Price
--------------------------------------------------------------------------------------------------
Outstanding,        $1.875 -    618,873      $4.403     755,328    $3.800     701,918      $3.594
beginning of year   $13.00
--------------------------------------------------------------------------------------------------
Granted              $.625 -    214,730      $3.304     168,000    $3.970     369,999      $.7628
                    $4.875
--------------------------------------------------------------------------------------------------
Canceled            $1.875 -    (78,275)     $6.432    (111,410)   $6.244    (312,883)     $3.444
                    $13.00
--------------------------------------------------------------------------------------------------
Exercised           $1.875 -         --          --    (110,000)   $2.898          --          --
                    $ 3.00
--------------------------------------------------------------------------------------------------
Outstanding,         $.625 -    755,328      $3.800     701,918    $3.594     759,034      $2.275
end of year         $13.00
--------------------------------------------------------------------------------------------------

Options exercisable and shares available for future grant amounted to:

                                       December 28, 1996      December 27, 1997
                                       -----------------      -----------------

        Options exercisable                 664,087                628,978
        Shares available for grant*          88,082                 30,966

The Company's former Chairman of the Board purchased 100,000 shares of the Company's common stock on June 3, 1996, through exercise of options at $3.00 per share.

The weighted average fair value of total stock options granted during 1997 was $.77 per share. The fair value of each stock option grant is estimated on the date of grant using a pricing model, which approximates the Black-Scholes pricing model, with the following weighted average assumptions used for grants in 1997: risk-free interest rate of 6.13%; no expected dividend yield; expected life of seven years; and expected volatility of 24%, and for grants in 1996: risk-free interest rate of 5.75%; no expected dividend yield; expected life of five years; and expected volatility of 94%. Stock options generally expire 10 years from the grant date or at termination, if earlier. The outstanding stock options at December 28, 1996 have a weighted average contractual life of 8.1 years. The stock options exercisable at December 28, 1996 have a weighted average exercise price of $2.89 per share.

----------

* "Shares available for grant" under the Plan is equal to (a) the total number of options available for grant under the Plan, less (b) the sum of (x) options presently exercisable, (y) non-exercisable options, and (z) previously exercised options.

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Stock Option Plan (continued)

The Company accounts for stock options in accordance with APB No.25, under which no compensation cost has been recognized for stock option awards. Had compensation cost for the Plan been determined consistent with SFAS No.123, the Company's pro forma net income would have been $237,000 and net loss applicable to Common Stock and net loss per share (basic and diluted) for the year ended December 27, 1997 would have been $188,000 and $0.02 per share, respectively; for the year ended December 28, 1996 the Company's pro forma net loss and loss per share (basic and diluted) would have been $5.5 million and $0.90 per share, respectively. For the fiscal nine months ended December 30, 1995, the Company's pro forma net loss and net loss per share (basic and diluted) would have been $3.4 million and $0.58 per share. Since SFAS No.123 was not applicable to options granted prior to March 26, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

3. Stockholder Rights Plan

The Company adopted a stockholder rights plan on June 5, 1996, for stockholders of record on June 17, 1996, which would become effective in the event of an accumulation of more than 35% of its common stock by an acquirer. A rights agreement was executed on June 5, 1996 between the Company and its Rights Agent, a copy of which was filed as an exhibit to the Company's Report on Form 8-K filed on June 6, 1996. In September 1997, the Board of Directors of the Company, redeemed the Right issued pursuant to the Rights Agreement for $.01 per right in cash to holders of Common Stock held of record as of the close of business on September 22, 1997.

4. Stock Market Listing

The Company's Common Stock was traded over-the-counter on the Nasdaq National Market under the symbol "DANS" until August 8, 1996, at which time it was moved to The Nasdaq SmallCap(TM) Market under the same symbol. Effective June 27, 1997, the Company's Common Stock was delisted due to the Company's non-compliance with Nasdaq's minimum capital and surplus requirement. Bid quotations for the Company's Common Stock may be obtained from the "pink sheets" published by the National Quotation Bureau, and the Common Stock is traded in the over-the-counter market.

5. Savings and Profit Sharing Plan

The Company maintains a savings and profit sharing plan (the "Savings Plan") for the benefit of employees meeting certain eligibility requirements. Company profit sharing contributions are made at the discretion of the Board of Directors. Effective April 1, 1987, under a 401(k) vehicle, eligible employees may elect to defer a portion of their base salary, up to the maximum allowed, as a deduction for Federal income tax purposes. The Company will match 25% of each participant's investment, up to 6% of the participant's base salary. Total expense for this plan, for the fiscal nine months ended December 30, 1995, the fiscal year ended December 28, 1996 and the fiscal year ended December 27, 1997, was approximately $100,000, $100,000 and $150,000, respectively. On April 1, 1993, the Company established the Danskin Division Hourly Employees' Savings Plan, for which the Company will match 10% of each participant's investment up to 6% of base salary, with nominal plan expense.

On October 28, 1992, the Company registered a total of 200,000 shares of the Company's common stock and participating interests in the Savings Plan in conjunction with an amendment to the Savings Plan to add shares of the Company's common stock as an investment option under such plan. All shares issued to or purchased from the Savings Plan are issued or sold at the then current market price.

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Property, Plant and Equipment:

Property, plant and equipment consisted of:

                                           December 28, 1996   December 27, 1997
                                           -----------------   -----------------
Land                                          $    56,000         $    56,000
Buildings and improvements                      2,310,000           2,374,000
Machinery and equipment                         7,010,000           6,396,000
Furniture and fixtures                          3,887,000           3,989,000
Leasehold improvements                          3,382,000           3,280,000
Construction in progress                          368,000             167,000
                                              -----------         -----------
                                               17,013,000          16,262,000
Accumulated depreciation and amortization       7,721,000           8,671,000
                                              -----------         -----------
                                              $ 9,292,000         $ 7,591,000
                                              ===========         ===========

7. Other Assets

Other assets consisted of:

                                           December 28, 1996   December 27, 1997
                                           -----------------   -----------------
Excess of purchase over fair value of net
      tangible assets acquired (net of
      accumulated amortization of
      $613,000 at December 1996 and
      $635,000 at December 1997)             $   227,000         $   205,000
Deferred financing charges and interest
      rate cap (net of accumulated
      amortization of $1,850,000 at
      December 1996 and $16,000 at
      December 1997)                           2,415,000             611,000
Unrecognized net pension obligation              114,000               2,000
Notes Receivable - Related Party                      --              95,000
Trademarks (net of accumulated
      amortization of $377,000 at
      December 1996 and $412,000 at
      December 1997)                             150,000             115,000
                                             -----------         -----------
                                             $ 2,906,000         $ 1,028,000
                                             ===========         ===========

8. Accrued Expenses

Accrued expenses consisted of:
                                           December 28, 1996   December 27, 1997
                                           -----------------   -----------------
Salaries, wages and other compensation       $   875,000         $   381,000
Employee benefits                              3,116,000           2,526,000
Accrued advertising and promotion costs        4,520,000           4,795,000
Other accrued expenses                         2,021,000           2,912,000
                                             -----------         -----------
                                             $10,532,000         $10,614,000
                                             ===========         ===========

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Net Revenues

Net revenues consisted of:

                                    Fiscal
                         Nine Months Ended  Fiscal Year Ended  Fiscal Year Ended
                         December 30, 1995  December 28, 1996  December 27, 1997
                         -----------------  -----------------  -----------------

Net sales                     $ 93,314,000       $127,168,000       $120,965,000
Royalties and licensing fees       473,000            977,000          1,021,000
                              ------------       ------------       ------------
                              $ 93,787,000       $128,145,000       $121,986,000
                              ============       ============       ============

10. Non-recurring Charges

Non-recurring charges of $300,000 for the fiscal year ended December 27, 1997 consisted of certain executive employee severance costs.

Non-recurring charges were $1,100,000 for the fiscal nine months ended December 1995 and consisted of losses on certain license arrangements and certain executive employee severance costs.

11. Bank Financing

                                                   December 28,     December 27,
                                                          1996             1997
                                                   -----------      -----------
Current portion of revolver                        $ 9,969,000      $ 8,539,000
                                                   ===========      ===========

Long-term debt:

      Term notes                                   $21,589,000      $10,000,000
      Long-term portion of revolver note            10,000,000               --
                                                   -----------      -----------
                                                    31,589,000       10,000,000
      Less current maturities of long-term debt             --          333,000
                                                   -----------      -----------
                                                   $31,589,000      $ 9,667,000
                                                   ===========      ===========

Maturities of term notes for the years ending:

      December 1998                                                 $   333,000
      December 1999                                                   2,000,000
      December 2000                                                   2,000,000
      December 2001                                                   2,000,000
      December 2002                                                   3,667,000
                                                                    -----------
                                                                    $10,000,000
                                                                    ===========

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Bank Financing (continued)

On June 22, 1995, the Company entered into an Amended and Restated Loan and Security Agreement with First Union National Bank of North Carolina ("First Union") (the "Loan and Security Agreement"). The Loan and Security Agreement was amended subsequent to June 22, 1995 to allow for the Company's change in fiscal year end, to permit the establishment of a Canadian subsidiary and related factoring arrangements for purposes of selling direct to customers in Canada, to restate certain financial covenants, to obtain approval for the issuance of a subordinated convertible debenture, the exchange of such debenture for preferred stock and payment of the related dividends, and to increase an annual capital expenditure limitation to $2,000,000.

On March 27, 1997, the Company entered into a Sixth Amendment to the Loan and Security Agreement with First Union (the "Sixth Amendment) which (i) increased the revolving credit "cap" from $25,000,000 to $28,500,000 for the period from March 26, 1997 to March 31, 1998, (ii) altered certain advance rate formulas under the revolving credit facility during a specific period of time, (iii) amended financial covenants with respect to fiscal 1997, (iv) deferred all fiscal 1997 term loan amortization payments until fiscal 1998, (v) required the Company to pay First Union an "additional equity fee" of $3,000,000 in 2002, unless the Company obtained at least $6,000,000 of net equity proceeds prior to August 31, 1997, (vi) provided for an amendment fee of $250,000, and (vii) provided that the Company retain certain business consultants as advisors and outline certain business strategies plans.

On August 28, 1997, First Union, the Company and Danskin Investors, LLC, (the "Investor") entered into a letter agreement which among other things, provided for (i) the purchase by the Investor of certain notes executed by the Company and payable to First Union under the First Union Loan and Security Agreement in the approximate principal amount of $21.256 million (the "Term Loan"), (ii) the restructuring of First Union's revolving credit commitments to the Company (the "Revolving Credit Facility") pending a contemplated refinancing thereof, and
(iii) the disposition of the warrants (the "Warrants") issued to First Union in June 1995 in connection with the prior restructuring of the Company's obligations to First Union.

On August 28, 1997, the Company also agreed to the terms of a Memorandum of Understanding with the Investor pursuant to which the Investor would make a capital investment in the Company. In accordance with the terms and conditions of the Memorandum of Understanding, the Investor would (i) contribute the $21.256 million face amount of the Term Loan to the Company and (ii) invest an additional $4 million cash in the Company (collectively, the "Capital Infusion"). In exchange for the Capital Infusion, it was agreed that the Investor would receive (a) $15 million face amount of debt (the "Subordinated Debt"), subordinated only to the Company's obligations to First Union under the Revolving Credit Facility, and (b) convertible preferred stock of the Company having a liquidation preference of $500,000 (the "Investor Preferred Stock"). The Memorandum of Understanding further provided that the Company would repay all principal and accrued but unpaid interest under the Revolving Credit Facility with the proceeds from a new revolving credit facility (the "New Revolving Credit Facility") and term loan (the "New Term Loan") to be provided by a new lender.

Pursuant to certain letter agreements, First Union, subject to the terms and provisions of the First Union Loan and Security Agreement, agreed to make overadvances (collectively, the "Overadvance") available to the Company in varying amounts up to a maximum aggregate principal amount equal to $1,500,000 at any one time outstanding for borrowings on or before August 28, 1997. First Union also agreed to continue to make the Overadvance available to the Company in varying amounts up to a maximum aggregate principal amount not to exceed $2.0 million through October 31, 1997.

On September 22, 1997, the Company consented to the assignment to the Investor of approximately $21.256 million face amount (the "Loan Amount") of the Term Loan. In addition, at the Term Loan Closing, the Revolving Credit Facility was amended to, among other things, (i) adjust applicable interest rates, (ii) reset the maturity date for such Facility to March 31, 1998 and (iii) eliminate the Additional Equity Fee.

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Bank Financing (continued)

Effective October 8, 1997 (the "Closing Date"), the Company replaced its former financing arrangements with First Union with a new loan and security agreement (the "Loan and Security Agreement") with Century Business Credit Corporation ("CBCC or the "Lender") which matures on October 8, 2002. Proceeds of the Loan and Security Agreement were used to pay all of the Company's indebtedness to First Union, and to establish working capital lines of credit. On the closing date, the Warrants were surrendered to the Company without the payment of any additional consideration.

Pursuant to and in accordance with its terms, the Loan and Security Agreement provides the Company with a term loan facility in the aggregate principal amount of $10 million (the "Term Loan Facility") and a revolving credit facility, including a provision for the issuance of letters of credit (the "Revolving Credit Facility") generally in an amount not to exceed the lesser of (a) $45 million less the aggregate outstanding principal balance under the Term Loan Facility, or (b) a formula amount based upon the Company's available inventory and accounts receivable levels, minus certain discretionary reserves. The Company's obligations to CBCC under the Loan and Security Agreement are generally secured by a first priority interest in all present and future assets of the Company. The Loan and Security Agreement contains certain affirmative and negative covenants including, maintenance of tangible net worth and a limitation on capital expenditures, respectively. In connection with the closing on the Loan and Security Agreement, the Company paid CBCC a facility fee equal to $300,000.

On the Closing Date, two term loans were advanced to the Company in accordance with the terms of the Term Loan Facility. A term loan in the original principal amount of $5 million was advanced to the Company and is, with respect to principal, payable in thirty (30) consecutive monthly installments commencing on the first day of the first month following the first anniversary of the Closing Date. A second term loan in the original principal amount of $5 million was advanced to the Company and is, with respect to principal, payable in eighteen
(18) consecutive monthly installments commencing on the first day of the forty-third (43) month following the Closing Date. At the Closing date, and after the satisfaction in full of the Company's obligations to First Union, availability under the Revolving Credit Facility was approximately $15 million. Availability at December 27, 1997 was approximately $15 million.

Interest on the Company's obligations and under the Loan and Security Agreement generally accrues at a rate per annum equal to the sum of the Prime Rate plus one half of one (1/2%) percent and is payable monthly. Interest may also accrue at a rate per annum equal to the sum of the Eurodollar Rate, as defined in the Loan and Security Agreement, plus two and three quarters percent (2 3/4%).

12. Preferred Stock and Subordinated Convertible Debentures

In accordance with the terms of the Securities Purchase Agreement, upon the Closing Date, the Investor Preferred Stock and the Subordinated Debt were, by their terms, automatically exchanged for (a) $12 million stated value of Series D Redeemable Cumulative Convertible Preferred Stock (the "Series D Stock") of the Company, (b) a seven year warrant to purchase 10 million shares of Common Stock at a per share price of $0.30 (the "Warrants"), and (c) a $3 million aggregate principal amount subordinated note of the Company (the "Remaining Subordinated Debt").

The 2,400 shares of Series D Stock are convertible into Common Stock, at the option of the holder and, in certain circumstances, mandatorily, at an initial conversion rate of 16,666.66 shares of Common Stock for each share of the Series D Stock so converted, subject to adjustment in certain circumstances. The terms of the Series D Stock also provide that upon the seventh anniversary of the date of its issuance, the Series D Stock shall be redeemed by the Company for an amount equal to the sum of (x) $5,000 per share (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series D Stock), plus (y) all accrued and unpaid dividends on such shares of Series D Stock to the date of such redemption. Holders of the Series D Stock are entitled to vote, together with the holders of the Common Stock and any other class of series of stock then entitled to vote, as one class on all matters submitted to a vote of stockholders of the Company, in the same manner and with the same effect as the holders of the Common Stock. In any such vote each share of issued and outstanding Series D Stock shall entitle the holder thereof to one vote per share for each share of Common Stock that would be obtained upon conversion of all of the outstanding shares of Series D Stock held by such holder, rounded up to the next one-tenth of a share. Therefore, the exchange of the Series D Stock for the Subordinated Debt was highly dilutive of existing .


                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Preferred Stock and Subordinated Convertible Debentures (continued)

holders of Common Stock. Holders of the Series D Stock are also entitled to designate a majority of the directors to the Board of Directors of the Company. The Series D Stock has an 8% annual dividend rate, payment of which is deferred through December 31, 1999, and a seven year maturity. If, for any fiscal year beginning with the fiscal year ended December 31, 1999, the Company meets certain agreed upon financial targets, all accrued dividends for such fiscal year will be forgiven and the Series D Stock will automatically convert into 40 million shares of Common Stock. The Remaining Subordinated Debt bears interest, commencing on December 22, 1997, at the rate of 8% per annum.

On August 6, 1996, the Company issued to a bond fund, certain 10% Cumulative Preferred Stock, having a liquidation preference of $5,000,000, in exchange for an 8% subordinated convertible debenture, which had an aggregate face value of $5,000,000. The Preferred Stock was entitled to vote on an as converted basis and was convertible into 4,403,339 shares of Common Stock at a conversion price of $1.14 per share following the "reset" of such conversion price that took place on August 6, 1997. Holders of the Preferred Stock had the right to vote separately as a class for the election of one Director, and the right to require the Company to redeem their shares for liquidation value in the event of a "change of control", as defined. The director previously elected to the Board of Directors of the Company in this capacity resigned in May 1997. The Company had the right to make quarterly dividend payments by issuing additional shares of common stock in lieu of cash and did so in March 1997 by issuing 56,689 shares of Common Stock at $2.205 per share and in June 1997 by issuing 102,881 shares of Common Stock at $1.21 per share. By agreement of the Company and the holder of the 10% Cumulative Preferred Stock, the issuance in June 1997 of Common Stock in lieu of cash was rescinded. The Company did not take action with respect to the dividend payment which was due on September 1, 1997. In connection with the closing of the Capital Contribution, the holder of the 10% Cumulative Preferred Stock exchanged such preferred stock, and any accrued but unpaid dividends, for 3,436,214 shares of Common Stock and certain other rights, including the right to participate in the purchase of the securities issued to the Investor on the same terms as the Investor. Thereupon, the 10% Cumulative Preferred Stock was canceled and retired.

13. Related Party Activities

The Company is a judgment creditor of Esmark, its former parent, and it has fully reserved the amount of $6,099,000 owed to it through March 1995. In light of Esmark's financial condition, the Company no longer accrues interest on this indebtedness for financial statement purposes. On June 6, 1996, the U.S. Bankruptcy Court for the Southern District of New York entered an order placing Esmark in Chapter 7 liquidation under the Bankruptcy Code, granting the relief which had been sought in an involuntary bankruptcy petition, and it appointed a Trustee to administer the liquidation.

On June 7, 1996, pursuant to authorization of the Bankruptcy Court, SunAmerica Life Insurance Company ("SunAmerica") purchased at a foreclosure sale 2,010,000 shares of the Company's Common Stock (the "Esmark Shares"), that had been owned by Esmark, and that Esmark had pledged to SunAmerica to secure the repayment of certain indebtedness owing to SunAmerica by a subsidiary of Esmark. SunAmerica subsequently re-registered these shares in the name of its nominee.

In 1992, Esmark was granted an irrevocable 10-year proxy to vote 990,000 shares of the Company's Common Stock by Electra Investment Trust P.L.C. ("Electra"), the registered owner of such shares (the "Electra Shares"). The Company has received an opinion of Delaware counsel that by virtue of the foreclosure sale of the Esmark Shares to SunAmerica, this proxy became revocable, although to date Electra has not yet revoked it. Since Esmark is being liquidated under Chapter 7 of the Bankruptcy Code, the Trustee in Bankruptcy voted the Electra Shares at the Annual Meeting of

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Related Party Activities (continued)

Stockholders held on October 16, 1996, voting to withhold authority for the election of the two Directors who had been nominated. Because of the appointment of the Trustee for the Esmark estate, Byron A. Hero, Jr. is no longer in control of Esmark, and accordingly the agreement between the Company and Mr. Hero dated September 16, 1994, obligating him to cause Esmark to vote the Electra Shares in accordance with the terms of the agreement, is no longer in effect as to this obligation.

The Esmark Shares are the subject of a Registration Rights Agreement dated July 2, 1992 between the Company and Esmark. The Company has acknowledged the status of Electra as a Holder under this agreement with respect to the Electra Shares.

On October 4, 1996, the Company entered into an agreement with SunAmerica which entitled SunAmerica to (a) designate two nominees for election to the Company's Board of Directors and to appoint at least one of these nominees to serve on each committee of the Board and (b) designate an additional person to serve as an observer of the Board. At the meeting of the Board of Directors following the Annual Meeting of Stockholders on October 16, 1996, the Board of Directors voted to increase the number of Directors constituting the entire Board from eight to 10 and elected Donald Schupak and Michel Benasra, SunAmerica's designees, to fill the vacancies. At the same time, it amended the Company's by-laws to provide that the size of the Board could not be further increased without the affirmative vote of the SunAmerica designees. It also extended an invitation to Electra to designate an additional Director to become a member of the Board, but Electra declined this invitation. In September 1997, SunAmerica and the Company terminated the 1996 Agreement.

14. Pension Plans

The Company sponsors and administers two defined benefit pension plans, the Danskin Division Hourly Employees' Pension Plan and the Pennaco Hosiery Division Hourly Employees' Pension Plan. Substantially all of the hourly employees of the Danskin division and the Pennaco Hosiery division participate in these plans. Benefits under the plans are based on years of service. The Company's funding policy is to contribute the minimum required contribution for each plan year.

Effective April 15, 1997, the Pennaco Hosiery Division Hourly Employees' Pension Plan was frozen. No person who is not already a Participant can now become a participant and no additional credited service shall be granted to any Participant. The resulting loss from curtailment of this Plan, amounting to $178,000, has been reflected as a component of net pension cost in 1997.

In addition, as of December 28, 1996 and December 27, 1997, the Company recorded a minimum pension liability adjustment to equity of $2,565,000 and $2,275,000 respectively.

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Pension Plans (continued)



The following table sets forth the plans' funded status at December 28, 1996 and December 27, 1997:

                                                                           December 28, 1996                 December 27, 1997
                                                                           -----------------                 -----------------
                                                                       Danskin          Pennaco          Danskin          Pennaco
                                                                     -----------      -----------      -----------      -----------
Actuarial present value of benefit obligation:
Accumulated benefit obligation:
Vested                                                               $ 5,476,000      $ 7,223,000      $ 5,764,000      $ 7,762,000
Nonvested                                                                 35,000           36,000           41,000           25,000
                                                                     -----------      -----------      -----------      -----------
                                                                     $ 5,511,000      $ 7,259,000      $ 5,805,000      $ 7,787,000
                                                                     ===========      ===========      ===========      ===========

Plan assets at fair value, primarily cash equivalents,
  stocks and bonds                                                   $ 5,068,000      $ 5,140,000      $ 5,573,000      $ 6,055,000
Projected benefit obligation for service rendered
  to date                                                              5,511,000        7,259,000        5,805,000        7,787,000
                                                                     -----------      -----------      -----------      -----------
Plan assets less than projected benefit obligation                      (443,000)      (2,119,000)        (232,000)      (1,732,000)
Unrecognized net loss                                                  1,442,000        1,338,000        1,256,000        1,245,000
Unrecognized prior service cost                                            2,000          185,000            2,000               --
Implementation asset not yet recognized to be
amortized over 15 years                                                 (279,000)              --         (226,000)              --
Additional minimum liability                                          (1,165,000)      (1,523,000)      (1,032,000)      (1,245,000)
                                                                     -----------      -----------      -----------      -----------
Net accrued pension cost recognized in the Company's
balance sheet                                                        ($  443,000)     ($2,119,000)     ($  232,000)     ($1,732,000)
                                                                     ===========      ===========      ===========      ===========


Combined net pension cost for the fiscal nine months ended December 30, 1995, the fiscal year ended December 28, 1996 and the fiscal year ended December 27, 1997 included the following components:


                                                                              Fiscal Nine          Fiscal Year         Fiscal Year
                                                                              Months Ended            Ended               Ended
                                                                             December 1995        December 1996       December 1997
                                                                             -------------        -------------       -------------
Service cost-benefits earned during the year                                   $   153,000         $   240,000         $   124,000
Interest cost on projected benefit obligation                                      673,000             896,000             931,000
Actual return on plan assets                                                    (1,154,000)         (1,114,000)         (1,987,000)
Net amortization and deferral                                                      693,000             437,000           1,094,000
Curtailment loss                                                                        --                  --             178,000
                                                                               -----------         -----------         -----------
Net pension cost                                                               $   365,000         $   459,000         $   340,000
                                                                               ===========         ===========         ===========

Significant actuarial assumptions used in the valuation include:


Discount rate                                                                          7.0%                7.5%                7.5%
                                                                               ===========         ===========         ===========

Expected long-term rate of return on assets                                            9.5%                9.5%                9.5%
                                                                               ===========         ===========         ===========

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Recapitalization

In connection with the Capital Infusion (as discussed in Note 11), an investor group in the Company contributed $21,256,000 of the Company's then outstanding term loan, and $4,000,000 in cash in exchange for Series C Preferred Stock and $15,000,000 in Subordinated Debt. Shortly thereafter, upon a refinancing of the Company's then existing revolving credit facility, the $15,000,000 in Subordinated Debt and the Series C Preferred Stock was exchanged for $3,000,000 in Subordinated Debt, $12,000,000 (liquidation value) of Series D Preferred Stock and warrants to purchase 10,000,000 shares of Common Stock at $0.30 per share. This effectively created a non-cash reduction in the Company's debt of $10,256,000. Refer to Note 12 for a discussion of the Subordinated Debt and the Series D Preferred Stock and Note 16 for a discussion of the Warrants.

16. Warrants

In accordance with the debt restructuring, the Company granted warrants to the investor group to purchase 10,000,000 shares of the Company's common stock at a price of $0.30 per share. This has been accounted for as an addition to paid-in capital at their fair value of $244,000, as determined by an independent valuation firm, and a reduction of the extraordinary gain described in Note 17. In addition, the Company sold warrants to purchase 5,372,315 and 795,900 of the Company's common shares at $0.30 per share to two members of the Company's Board of Directors for their fair values aggregating to $115,000. These have been accounted for as additions to paid in capital.

17. Extraordinary Gain

As discussed herein, the Company restructured its debt during 1997. This has been accounted for as a troubled debt restructuring. The write-off of old deferred financing costs and legal and other costs that the Company incurred to effect this debt restructuring have been offset against the extraordinary gain.

The extraordinary gain is comprised of the following:


Gain for forgiveness of debt                                       $ 10,256,000
Valuation of warrants given to Investor  Group                         (244,000)
Write-off of deferred financing costs relative to First Union        (2,603,000)
Fees incurred in effecting the debt restructuring                    (2,164,000)
                                                                   ------------
Total                                                              $  5,245,000
                                                                   ============


18. Income Taxes

The provision for income taxes was as follows:

                                   Fiscal Nine      Fiscal Year      Fiscal Year
                                  Months Ended            Ended            Ended
                                  December  30,     December 28,     December 27,
                                          1995             1996             1997
                                  ------------      -----------      -----------
Federal:

     Current Provision              $       --       $       --       $   50,000
     Deferred Provision                     --        2,536,000               --
                                    ----------       ----------       ----------
                                            --        2,536,000           50,000

State:

     Current Provision                 178,000          241,000          195,000
                                    ----------       ----------       ----------
                                    $  178,000       $2,777,000       $  245,000
                                    ==========       ==========       ==========

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Income Taxes (continued)

The following represented the significant items comprising net deferred taxes as of December 28, 1996 and as of December 27, 1997:

                                          December 28, 1996    December 27, 1997
                                          -----------------    -----------------
Future deductible items

      Accounts receivable allowances         $   375,000         $   339,000
      Inventory allowances                       980,000           1,269,000
      Non-deductible accruals                  3,327,000           2,834,000
      Pension and retirement accruals          1,044,000             718,000
      Net operating loss carryforward          5,470,000           4,514,000
      Other                                    1,585,000           2,468,000
                                             -----------         -----------
                                              12,781,000          12,142,000

Future taxable items

      Prepaid expenses                          (327,000)           (307,000)
      Property, plant and equipment           (1,603,000)           (901,000)
      Other                                     (226,000)                 --
                                             -----------         -----------
                                              (2,156,000)         (1,208,000)

Valuation allowance                          (10,625,000)        (10,934,000)
                                             -----------         -----------

Net Deferred Tax Asset                       $        --         $        --
                                             ===========         ===========

The difference between income tax expense and the tax computed by applying the statutory income tax rate to income before taxes was as follows:

                                   Fiscal Nine      Fiscal Year      Fiscal Year
                                  Months Ended            Ended            Ended
                                  December  30,     December 28,     December 27,
                                          1995             1996             1997
                                  ------------      -----------      -----------
Statutory Federal income tax rate     (34)%             (34)%             34%
State income taxes, net
  of Federal benefit                    4                 7               30
Change in valuation allowance          --               115               47
Losses not utilized                    37                36               --
Losses utilized                        --                --              (81)
Alternative Minimum Tax                --                --                7
Other                                  (1)                1               --
                                     ----              ----             ----
Effective income tax rate               6%              125%              37%
                                     ====              ====             ====

The valuation allowance for the period ended December 1995 increased $1,127,000 to $6,076,000. The valuation allowance for the period ended December 1996 increased $4,549,000 to $10,625,000. The valuation allowance for the period ended December 1997 increased $309,000 to $10,934,000. Valuation allowances have been established since it is more likely than not that certain tax benefits will not be realized.

Deferred income taxes result primarily from certain inventory adjustments not currently deductible for income tax purposes, the use of accelerated depreciation methods for income tax purposes, accruals and reserves not currently deductible, and differences in reporting pension expense for financial statement and income tax purposes.

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Income Taxes (continued)

Net operating losses amounting to approximately $11,000,000 at December 27, 1997 expire during the years 2010 and 2011. Annual usage is subject to the limitations discussed below.

During 1997, the Company underwent a change of ownership within the meaning of Internal Revenue Code Section 382. As a result of this change in ownership, the future utilization of the Company's net operating loss (NOL) carryforward will be limited. Under these rules, the amount of the Company's NOL carryforward that can be used in each subsequent year is limited to an annual amount. This annual limitation is determined by multiplying the value of the Company on the date of the ownership change by the Federal long-term interest rate of approximately 5.5%.

19. Commitments and Contingencies

On March 11, 1997, a complaint was filed against the Company in Christian Dior Couture S.A. and Christian Dior, Inc. vs Danskin, Inc., U.S. District Court, Southern District of New York. 97Civ. 1709 (SAS), in an action brought by the Company's former licensor of the Christian Dior(R) trademark for women's hosiery, alleging that the Company had marketed certain unapproved merchandise under Dior's trademark and requesting an injunction as well as monetary damages. On July 2, 1997, the parties entered into a Settlement Agreement and Mutual Release. Management does not believe that the liability of the Company under the Settlement Agreement and Mutual Release is material to the Company's consolidated financial position, results of operations, liquidity or business of the Company.

The Company is a party to a number of other legal proceedings arising in the ordinary course of business. Management believes that the ultimate resolution of these proceedings will not, in the aggregate, have a material adverse impact on the financial condition, results of operations, liquidity or business of the Company.

Tax Audits

The Company has been selected for audit by certain state tax authorities, for which resolution cannot be determined at this time. Management believes that any possible ultimate liability resulting from these audits will not materially affect the consolidated financial position or results of operations of the Company.

Operating Leases

The minimum annual rental commitments under non-cancelable operating leases at December 27, 1997 for office space, manufacturing space, equipment and retail stores were approximately as follows:

          Fiscal Years Ending:                                   Amount
          --------------------                                -----------
          December 1998                                       $ 5,103,000
          December 1999                                         4,046,000
          December 2000                                         3,425,000
          December 2001                                         2,634,000
          December 2002                                         1,477,000
          Thereafter                                            2,766,000
                                                              -----------
          Total minimum rental payments                       $19,451,000
                                                              ===========

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Commitments and Contingencies (continued)

The majority of operating leases are for three-year to five-year terms, generally with options to renew for similar terms, except for the corporate office, certain full price retail stores, and the Pennaco mill and warehouse space which are for terms of 9 to 15 years. Certain leases require the payment of contingent rent based upon sales and other factors.

Rent expense was approximately as follows:

                                  Fiscal Nine      Fiscal Year      Fiscal Year
                                 Months Ended            Ended            Ended
                                 December  30,     December 28,     December 27,
                                         1995             1996             1997
                                 ------------      -----------      -----------
Minimum rent                       $4,168,000       $6,637,000       $6,150,000
Contingent rent                       619,000          829,000          892,000
                                   ----------       ----------       ----------
Rent expense                       $4,787,000       $7,466,000       $7,042,000
                                   ==========       ==========       ==========

Employment Agreements

The Company has entered into employment agreements that provide for base and incentive compensation, and that are terminable for "cause", as defined, or resignation following a "change of control", as defined. The Company's total minimum commitment pursuant to the term of these agreements for 1998 and future years is $962,500, unless employment is terminated in which case total pay will generally continue for 12 to 24 months following such termination.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable from department stores, sporting goods stores and other specialty retailers as well as commercial letters of credit. Although the concentration of risk is limited due to the large number of customers included within the Company's customer base, various of the Company's retail customers have experienced financial difficulties in recent years. These financial difficulties have increased the risk of extending credit to such customers. The Company subjects all customers to credit evaluation prior to acceptance and maintains ongoing reviews based on established policies.

Minimum Royalty Commitments

The Company generally enters into licensing arrangements, as a licensee, that provide for minimum annual royalty payments and additional royalty payments based on a percentage of net revenues. The Company also licenses its Danskin(TM) and Round-the-Clock(TM) names to selected companies. As of December 27, 1997, the Company was committed to certain licensing arrangements as follows:

                                            Royalty Expense     Royalty Income
                                            ---------------     --------------
Fiscal Years Ending:

December 1998                                   $671,000           $221,000
December 1999                                         --            243,000
December 2000                                         --            165,000
December 2001                                         --            120,000
                                                --------           --------
                                                $671,000           $749,000
                                                ========           ========

                         DANSKIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Subsequent Events

On March 2, 1998, M. Catherine Volker replaced Mary Ann Domuracki as Chief Executive Officer of the Company. On February 2, 1998, the Company entered into an employment agreement with Ms. Volker, employing her as Chief Executive Officer of the Company from March 2, 1998 until February 28, 2003, subject to earlier termination for death, resignation or removal. Ms. Volker's annual base salary is $375,000. She is entitled to receive an annual performance bonus of up to 100% of her base salary as determined by the Board of Directors, in its sole discretion, based on such quantitative and qualitative initiatives as indentified by the Board upon consultation with Ms. Volker and upon approval of the budget for the respective fiscal year. The performance bonus for fiscal year ended December 26, 1998 shall be no less that $187,500. Under Ms. Volker's agreement, if she resigns her employment for 'good reason' (as defined), if the Company terminates her employment without 'cause' (as defined), or she resigns by reason of a 'change of control' (as defined), the Company will be obligated to continue her base salary payments for a period of one year, and she will be entitled to a performance bonus in an amount equal to, depending upon the circumstance of her resignation or termination, fifty percent (50%) to one-hundred percent (100%) of the previous year's performance bonus.

In addition, the Company entered into a Stock Option Agreement, dated February 2, 1998 with Ms. Volker. The Company granted Ms. Volker six options, each representing the right to purchase 425,000 shares of Common Stock. The purchase price of the shares of Common Stock covered by each option shall be $.65 per share. Each option is generally exercisable until January 31, 2008, unless earlier terminated in accordance with the Stock Option Agreement.

                       SUPPLEMENTAL FINANCIAL INFORMATION
                    SELECTED QUARTERLY FINANCIAL INFORMATION
                                   (UNAUDITED)



                                                                                     Fiscal Quarters Ended
                                                                                     ---------------------
                                                                   March            June           September         December
                                                                -----------      -----------      -----------      ------------
The fiscal year ended December 27, 1997:

    Net revenues                                                $30,785,000      $29,469,000      $32,699,000      $ 29,033,000
                                                                ===========      ===========      ===========      ============
    Gross profit                                                $10,830,000      $ 9,308,000      $11,631,000      $  8,395,000
                                                                ===========      ===========      ===========      ============
    Net (loss) income                                             ($844,000)     ($1,587,000)     $ 4,931,000       ($2,088,000)
                                                                ===========      ===========      ===========      ============
    Net (loss) income applicable to Common Stock                  ($969,000)     ($1,712,000)     $ 4,819,000       ($2,151,000)
                                                                ===========      ===========      ===========      ============
    Basic net (loss) earnings per share                              ($0.15)          ($0.25)     $      0.50            ($0.20)
                                                                ===========      ===========      ===========      ============
    Weighted average shares                                       6,570,000        6,812,000        9,677,000        10,516,000
                                                                ===========      ===========      ===========      ============
    Diluted net (loss) earnings per share                            ($0.15)          ($0.25)     $      0.50            ($0.20)
                                                                ===========      ===========      ===========      ============
    Weighted average shares & share equivalents                   6,570,000        6,812,000        9,677,000        10,516,000
                                                                ===========      ===========      ===========      ============


The fiscal year ended December 28, 1996:

    Net revenues                                                $31,421,000      $29,644,000      $34,818,000      $ 32,243,000
                                                                ===========      ===========      ===========      ============
    Gross profit                                                $10,389,000      $10,621,000      $12,365,000      $ 11,160,000
                                                                ===========      ===========      ===========      ============
    Net (loss) income                                           ($2,037,000)       ($437,000)     $   503,000       ($3,018,000)
                                                                ===========      ===========      ===========      ============
    Net (loss) income applicable to Common Stock                ($2,037,000)       ($437,000)     $   426,000       ($3,143,000)
                                                                ===========      ===========      ===========      ============
    Basic net (loss) earnings per share                              ($0.32)          ($0.07)     $      0.06            ($0.48)
                                                                ===========      ===========      ===========      ============
    Weighted average shares                                       6,428,000        6,524,000        7,210,000         6,549,000
                                                                ===========      ===========      ===========      ============
    Diluted net (loss) earnings per share                            ($0.32)          ($0.07)     $      0.06            ($0.48)
                                                                ===========      ===========      ===========      ============
    Weighted average shares & share equivalents                   6,428,000        6,524,000        7,210,000         6,549,000
                                                                ===========      ===========      ===========      ============

Totals for the four quarters may not agree to full year amounts due to rounding differences.

                         DANSKIN, INC. AND SUBSIDIARIES
                  SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS


                                                                                       SCHEDULE II
                                                                                       -----------

                   Column A                                Column B                Column C - Addition     Column D        Column E
                   --------                                --------                -------------------     --------        --------

                                                                                         Charged to
                                                         Balance at       Charged to       Other                            Balance
                                                        Beginning of      Costs and      Accounts -      Deductions -      at End of
Description                                                Period          Expenses       Describe       Describe (a)        Period
                                                        ------------      ----------     ----------      ------------     ----------
Year Ended December 27, 1997:
Allowance for doubtful accounts receivable               $  938,000       $  49,000        $   --          $139,000       $  848,000
                                                         ==========       =========        ======          ========       ==========

Year Ended December 28, 1996:
Allowance for doubtful accounts receivable               $1,631,000       ($ 43,000)       $   --          $650,000       $  938,000
                                                         ==========       =========        ======          ========       ==========

Nine Months Ended December 30, 1995:
Allowance for doubtful accounts receivable               $1,601,000       $ 383,000        $   --          $353,000       $1,631,000
                                                         ==========       =========        ======          ========       ==========


------------------------------------------------------

(a)  Uncollectible accounts receivable written off, net of recoveries

===================================================  ===========================

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any DANSKIN, INC. circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time 2,131,889 Shares subsequent to its date.
                                                            DANSKIN, INC.


TABLE OF CONTENTS                                           2,131,889 Shares
                                                              Common Stock

Page                                                       __________________
----
Prospectus Summary............................... 3
Risk Factors.....................................10            PROSPECTUS
The Rights Offering..............................16
Use of Proceeds..................................23        __________________
Dividend Policy..................................23
Price Range of Common Stock......................24
Capitalization...................................25
The Capital Contribution and the Refinancing.....26
Selected Consolidated Financial Data.............31
Management's Discussion and Analysis of
    Financial Condition and
    Results of Operations........................34        __________ , 1998
Business.........................................45
Management.......................................55
Certain Transactions.............................65
Security Ownership of Certain Beneficial
    Owners and Management........................66
Description of Capital Stock.....................68
Shares Eligible for Future Sale..................70
Legal Matters....................................72
Experts..........................................72
Available Information............................73
Index to Consolidated Financial Statements......F-1

===================================================  ===========================

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses to be borne by the Company in connection with the issuance and distribution of the securities being registered hereby. All figures are estimates except the SEC registration fee.


      SEC registration fee ................................       $    179

      Subscription Agent's fees and expenses ..............          2,500

      Accounting fees and expenses ........................         15,000

      Legal fees and expenses .............................        200,000

      Blue sky fees and expenses
        (including legal fees) ............................         10,000

      Cost of printing ....................................              *

      Miscellaneous .......................................              *
                                                                  --------

              Total .......................................             $*
                                                                  --------

     * To be furnished by amendment.

Item 14. Indemnification of Directors and Officers

     The Certificate of Incorporation of the Company provides that the Company shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. In addition, the Certificate of Incorporation eliminates personal liability of the Company's directors to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

        Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability for a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Item 15.  Recent Sales of Unregistered Securities

     On September 22, 1997, the Company sold (i) $15 million aggregate principal amount of subordinated notes (the "Subordinated Notes") and (ii) Series C Cumulative Convertible preferred stock, par value $.01 per share (the "Series C Preferred Stock") having a liquidation preference of $500,000 to Danskin Investors, LLC in exchange for contributing in part to the capital of the Company and canceling in part the approximately $21.3 million face amount of the Company's term loan obligations to First Union National Bank and contributing $4 million in cash to the capital of the Company. The sale was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

     On October 8, 1997 the Series C Preferred Stock and the Subordinated Notes were automatically exchanged in accordance with their terms for (i) Series D Cumulative Convertible preferred stock, par value $.01 per share, having a liquidation preference of $12 million, (ii) a seven-year warrant to purchase 10,000,000 shares of Common Stock at a per price share of $0.30, and (iii) $3 million aggregate principal amount of Subordinated Notes.

     On September 22, 1997, in connection with the Capital Contribution, Donald Schupak (the Chairman of the Board of the Company) purchased from the Company, the Schupak Warrant for the purchase of 5,372,315 shares of Common Stock, subject to adjustment, at an exercise price of $0.30 a share, subject to adjustment. On the Contribution Closing Date, in consideration of the sale of the Schupak Warrant, Mr. Schupak paid the Company the Warrant Price comprised of
(x) $20,000 in cash and (y) the Schupak Promissory Note in the amount of $80,000. The outstanding principal balance of the Schupak Promissory Note bears interest at a rate of 6.55% per annum, to be paid annually on the anniversary of the Contribution Closing Date. The Schupak Warrant may be exercised, in whole at any time or in part from time to time, commencing on the date of effectiveness of an amendment to the Company's Amended and Restated Certificate of Incorporation increasing the number of its authorized shares to 100,000,000 and prior to 5:00 p.m., Eastern Standard Time, on September 22, 2004. In addition, David Chu, a director of the Company, purchased from the Company a warrant for the purchase of 795,900 shares of Common Stock, subject to adjustment (the "Chu Warrant") at an exercise price of $0.30 per share, subject to adjustment. In consideration of the sale of the Chu Warrant, Mr. Chu issued a promissory note to the Company for the purchase price of $14,815. The Chu Warrant may be exercised, in whole at any time and in part from time to time, commencing on the date of the effectiveness of an amendment to the Company's Amended and Restated Certificate of Incorporation increasing the number of its authorized shares to 100,000,000 and prior to 5:00 p.m., Eastern Standard Time, on September 22, 2005. The sale was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

     In connection with the Capital Contribution and with the amendment of their respective employment agreements, options to purchase 1,020,000 shares of Common Stock were granted to Ms. Domuracki and options to purchase 680,000 shares of Common Stock were granted to Ms. Eichel, at an exercise price of $0.30 per share. In connection with the Capital Contribution, the Company granted options to purchase 1,591,749 shares of Common Stock to Ms. McLemore, as a director of the Company, at an exercise price of $0.30 per share.

     On January 28, 1998, the Company sold (i) 7,692,727 shares of Common Stock to Danskin Investors, LLC and (ii) 295,567 shares of Common Stock to the Oppenheimer Bond Fund for Growth, in exchange for canceling approximately $2.4 million aggregate principal amount of Subordinated Notes, in proportion to their respective holdings of Subordinated Notes. The sale was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

     The following exhibits are filed as part of this Registration Statement:

3.1.1. Amended and Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit to the Registration Statement of the Registrant on Form S-1 (Reg. No. 33-49274) (the "Registration Statement").)

3.1.2 Certificate of Correction, dated July 9, 1992, of the Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1.2 to Amendment No. 1 to the Registration Statement ("Amendment No. 1").)

3.1.3 Certificate of Amendment, dated the 27th day of January, 1998 to the Amended and Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1.3 to Registrants Form 10-K for the fiscal year ended December 27, 1997)

3.1.4 Amended and Restated Certificate of Incorporation of the Registrant dated as of January 27, 1998.

4.1         Form of Certificate for Common Stock of the Registrant.
            (Incorporated by reference to Exhibit 4.1 to Amendment No. 1.)

4.2 Securities Purchase Agreement, dated as of September 22, 1997, between the Registrant and Danskin Investors, LLC. (Incorporated by reference to Registrant's Form 8-K dated September 22, 1997.)

4.2.1 Form of Warrant Issued to Danskin Investors, LLC. (Incorporated by reference to Registrant's Form 8-K dated September 22, 1997.)

4.2.2 Certificate of Designations of Series C Cumulative Convertible Preferred Stock. (Incorporated by reference to the Registrant's Form 8-K dated September 22, 1997.)

4.2.3 Certificate of Designations of Series D Cumulative Convertible Preferred Stock. (Incorporated by reference to the Registrant's Form 8-K dated September 22, 1997.)

4.2.4 Promissory Notes of the Registrant's in favor of Danskin Investors, LLC. (Incorporated by reference to the Registrant's Form 8-K dated September 22, 1997.)

10.1.1 Tax Refund Agreement, dated July 22, 1986, by and among Danpen, Inc., Beatrice Companies, Inc. and Esmark, Inc. (Incorporated by reference to Exhibit 10.1.1 to the Registration Statement.)

10.1.2 Supplemental Tax Refund Agreement, dated March 15, 1990, among Beatrice Companies, Inc., Esmark, Inc., Danpen, Inc. and the Registrant. (Incorporated by reference to Exhibit 10.1.2 to the Registration Statement.)

10.5.1
            Lease Agreement, dated October 16, 1986, between the Registrant and Robert H. Arnow, relating to leasehold interest at 11 West 40th Street, New York, New York, as amended, and related agreement. (Incorporated by reference to Exhibit 10.5.1 to the Registration Statement.)

10.5.4 Lease Agreement, dated March 22, 1996, between the City of Grenada, Mississippi and the Registrant. (Incorporated by reference to Exhibit 10.5.4 to the Registrant's Form 10-Q for the fiscal quarter ended September 28, 1996.)

10.5.5 Agreements in connection with Industrial Revenue Bond for property located at 1261 South Commerce, Street, Grenada .Mississippi, between the City of Grenada, Mississippi and the Registrant (as assignee of International Playtex, Inc.) Incorporated by reference to Exhibit 10.5.5 to Amendment No.1.)

10.5.6 Agreement between the Pennaco division and the City of Grenada, Mississippi, relating to the issuance by the City of Grenada of $1,500,000 principal amount of bonds to finance the construction of a distribution center to be owned by the City of Grenada and leased to the Pennaco division. (Incorporated by reference to Exhibit
            10.5.7 to Amendment No. 2 to the Registration Statement ("Amendment No. 2").

10.5.11 Lease Agreement between Paul Klinge A/S and the Registrant. (Incorporated by reference to Exhibit 10.5.11 to Amendment No. 2.)

10.5.12 Addendum to Lease between Henrik Klinge and the Registrant dated August 23, 1996. (Incorporated by reference to Exhibit 10.5.12 to the Registrant's Form 10-Q for the fiscal quarter ended September 28, 1996.)

*10.6.2B Employment Agreement dated April 1, 1996 between the Registrant and Edwin W. Dean. (Incorporated by reference to Exhibit 10.6.2B to the Registrant's Form 10-Q for the fiscal quarter ended March 30, 1996.)

*10.6.3A Amended Employment Agreement, dated April 1, 1994, between the Registrant and Mary Ann Domuracki. (Incorporated by reference to
            Exhibit 10.6.3A to the Registrant's Form 10-Q for the fiscal quarter ended June 25, 1994.)

*10.6.3B Amendment One, effective November 1, 1994, to the amended Employment Agreement, dated April 1, 1994, between the Registrant and Mary Ann Domuracki. (Incorporated by reference to Exhibit 10.6.3B to the Registrant's Form 10-Q for the fiscal quarter ended September 24, 1994.)

*10.6.3C Amendment Two, effective January 1, 1995, to the amended Employment Agreement, dated August 1, 1994, between the Registrant and Mary Ann Domuracki. (Incorporated by reference to Exhibit 10.6.3C to the Registrant's Form 10-Q for the fiscal quarter ended December 24, 1994.)

*10.6.3D Amendment Three, effective April 1, 1996, to the amended Employment Agreement, dated August 1, 1994, between the Registrant and Mary Ann Domuracki. (Incorporated by reference to Exhibit 10.6.3D to the Registrant's Form 10-Q for the fiscal quarter ended September 28, 1996.)

*10.6.3E Amendment Four, effective as of November 1, 1996, to Amended Employment Agreement dated as of August 1, 1994 between the Registrant and MaryAnn Domuracki. (Incorporated by reference to Exhibit 10.6.3E to Registrant's Form 10-K for the fiscal year ended December 27, 1997)

*10.6.3F Amendment Five, effective as of September 22, 1997, to Amended Employment Agreement dated as of August 1, 1994 between the Registrant and Mary Ann Domuracki. (Incorporated b reference to
            Exhibit 10.6.4F to Registrant's Form 10-K for the fiscal year ended December 27, 1997)

*10.6.4A.1  Employment Agreement, dated August 1, 1994, between the Registrant and Beverly Eichel. (Incorporated by reference to Exhibit 10.6.4A.1 to the Registrant's Form 10-K for the fiscal year ended March 25, 1995.)

*10.6.4B Amendment One, effective November 1, 1994, to the Employment Agreement, dated August 1, 1994, between the Registrant and Beverly Eichel. (Incorporated by reference to Exhibit 10.6.4B to the Registrant's Form 10-Q for the fiscal quarter ended September 24, 1994.)

*10.6.4C Amendment Two, effective January 1, 1995, to the amended Employment Agreement, dated August 1, 1994, between the Registrant and Beverly Eichel. (Incorporated by reference to Exhibit 10.6.4C to the Registrant's Form 10-Q for the fiscal quarter ended December 24, 1994.)

*10.6.4D Amendment Three, effective April 1, 1996, to the amended Employment Agreement, dated August 1, 1994, between the Registrant and Beverly Eichel. (Incorporated by reference to Exhibit 10.6.4D to the Registrant's Form 10-Q for the fiscal quarter ended September 28, 1996.)

*10.6.4E Amendment Four effective as of November 1, 1996 to Amended Employment Agreement dated as of August 1, 1994 between the Registrant and Beverly Eichel. (Incorporated by reference to Exhibit 10.6.4E to the Registrant's Form 10Q for the fiscal quarter ended March 29, 1997.)

*10.6.4F Amendment Five effective as of September 22, 1997 to Amended Employment Agreement dated as of August 1, 1994 between the Registrant and Beverly Eichel. (Incorporated by reference to Exhibit 10.6.4F to Registrant's Form 10-K for the fiscal year ended Decmber 27, 1997)

*10.6.5 Employment Agreement, dated February 2, 1998, between the Registrant and Catherine Volker. (Incorporated by reference to Exhibit 10.6.5 to Registrant's Form 10-K for the fiscal year ended December 27,
            1997)

*10.6.6 Stock Option Plan and Agreement, dated February 2, 1998, between the Registrant and Catherine Volker. (Incorporated by reference to Exhibit 10.6.6 to Registrant's Form 10-K for the fiscal year ended December 27, 1997)

*10.7.2 Life Insurance Policy dated February 20, 1992, issued by Prudential Select on the life of Mary Ann Domuracki, in the amount of $2,000,000, with the Registrant named as beneficiary, including assignment, dated March 16, 1995, to First Union National Bank of North Carolina. (Incorporated by reference to Exhibit 10.7.2 to the Registrant's Form 10-K for the fiscal year ended March 25, 1995.)

*10.7.3 Life Insurance Policy dated November 2, 1992, issued by Metropolitan Life Insurance Co. on the life of Beverly Eichel in the amount of $1,000,000, with the Registrant named as beneficiary, including assignment, dated March 16, 1995, to First Union National Bank of North Carolina. (Incorporated by reference to Exhibit 10.7.3 to the Registrant's Form 10-K for the fiscal year ended March 25, 1995.)

*10.8.1 1992 Stock Option Plan of the Registrant, together with form of Non-Qualified Stock Option Agreement. (Incorporated by reference to
            Exhibit 10.8.1 to the Registration Statement.)

*10.8.1A Amendment No. 1 to the 1992 Stock Option Plan of the Company. (Incorporated by reference to Exhibit 10.8.1A to the Registrant's Form 10-K for the fiscal year ended March 27, 1993.)

*10.8.2 Savings Plan of the Registrant, as amended. (Incorporated by reference to Exhibit 4.1 to the Registration Statement of the Registrant on Form S-8 (Reg. No. 33-53852).)

10.10.1A Renewal license agreement dated December 29, 1993 between Givenchy and the Registrant. (Incorporated by reference to Exhibit 10.10.1A to the Registrant's Form 10-Q for the fiscal quarter ended December 25, 1994.)

10.10.2B Renewal license agreement dated January 26, 1996 between Anne Klein & Company and the Pennaco Division of Danskin, Inc. (Incorporated by reference to Exhibit 10.10.2A to the Registrant's Form 10-Q for the fiscal quarter ended March 30, 1996.)

10.10.3 License agreement, dated as of October 1, 1994, between SsangYong (U.S.A.), Inc. and the Registrant. (Incorporated by reference to Exhibit 10.10.3 to the Registrant's Form 10-Q for the fiscal quarter ended September 24, 1994.)

10.10.5 License agreement, dated June 1, 1995, between Canari Cycle Wear, a Division of Kassach Marketing and the Registrant. (Incorporated by reference to Exhibit 10.10.5 to the Registrant's Form 10-K for the fiscal year ended March 25, 1995.)

10.10.6 License Agreement dated November 1, 1996, between Wundies, Inc. and the Registrant. (Incorporated by reference to Exhibit 10.10.6 to the Registant's Form 10Q for the fiscal quarter ended June 28, 1997.)

10.16.25 Amended and restated Loan and Security Agreement, dated as of June 22, 1995, between the Registrant and First Union, with attachments and exhibits. (Incorporated by reference to Exhibit 10.16.25 to the Registrant's Form 10-K for the fiscal year ended March 25, 1995.)

10.16.25A   First Amendment, dated August 17, 1995, to the Amended and Restated
            Loan Agreement between the Registrant and First Union National Bank of North Carolina, as Agent. (Incorporated by reference to Exhibit
            99.1 to the Registrant's Form 8-K dated August 17, 1995.)

10.16.25B   Second Amendment dated February 29, 1996 to the Amended and Restated
            Loan Agreement between the Registrant and First Union National Bank of North Carolina, as Agent. (Incorporated by reference to Exhibit
            10.16.25B to the Registrant's Form 10-K for the nine-month transition period ended December 30, 1995.)

10.16.25C   Third Amendment dated March 18, 1996 to the Amended and Restated
            Loan Agreement between the Registrant and First Union National Bank of North Carolina, as Agent. (Incorporated by reference to

            Exhibit 10.16.25C to the Registrant's Form 10-K for the nine-month transition period ended December 30, 1995.)

10.16.25D   Fourth Amendment dated July 31, 1996 to the Amended and Restated
            Loan Agreement between the Registrant and First Union National Bank of North Carolina, as Agent. (Incorporated by reference to Exhibit
            10.16.25D to the Registrant's Form 10-Q for the fiscal quarter ended
            December 25, 1993).


10.16.25E   Fifth Amendment dated December 31, 1996 to the Amended and Restated
            Loan Agreement between the Registrant and First Union National Bank of North Carolina, as Agent (Incorporated by reference to Exhibit
            10.16.25E to the Registrant's Form 10-K for the fiscal year ended
            December 28, 1996).

10.16.25F   Sixth Amendment dated March 27, 1997 to the Amended and Restated
            Loan Agreement between the Registrant and First Union National Bank of North Carolina, as Agent (Incorporated by reference to Exhibit
            10.16.25E to the Registrant's Form 10-K for the fiscal year ended
            December 28, 1996).

10.26 Notice of Exercise of Rights Under Guaranty and Pledge dated September 29, 1994 from SunAmerica, Inc., as Agent, under a certain Notes Purchase Agreement dated as of September 3, 1993, by and among Nautech Incorporated, SunAmerica Insurance Company of America, SunAmerica, Inc. as Agent, and the guarantors named therein. (Incorporated by reference to Exhibit 1 to the Registrant's Form 8-K dated September 29, 1994.)

10.27 Rights Agreement, dated as of June 5, 1996, between the Registrant and First Union National Bank of North Carolina, N.A. (Incorporated by reference to Exhibit 4.1 to the Registrant's current report on Form 8-K filed on June 6, 1996.)

10.28 Letter Agreement, dated as of October 4, 1996, between the Registrant and SunAmerica Life Insurance Company. (Incorporated by reference to Exhibit 99.1 to the Registrant's current report on Form 8-K filed on October 8, 1996.)

10.29 Certificate of Designations of the Registrant dated August 5, 1996. (Incorporated by reference to Exhibit 4.1 to the Registrant's current report on Form 8-K filed on August 6, 1996.)

10.29.1 Exchange Agreement dated as of August 6, 1996 between the Registrant and the Oppenheimer Bond Fund For Growth. (Incorporated by reference to Exhibit 4.2 to the Registrant's current report on Form 8-K filed on August 6, 1996.)

10.29.2 Registration Rights Agreement dated as of August 6, 1996 between the Registrant and the Oppenheimer Bond Fund For Growth. (Incorporated by reference to Exhibit 4.3 to the Registrant's current report on Form 8-K filed on August 6, 1996.)

10.30 Heads of Agreement dated March 27, 1997 between the Registrant and Donald Schupak (Incorporated by reference to Exhibit 10.30 to the Registrant's Form 10-K for the fiscal year ended December 28, 1996).

23.1##      Consent of Arthur Andersen LLP.

23.2##      Consent of Deloitte & Touche, LLP

99.1        Press release dated May 20, 1997. (Incorporated by reference to
            Exhibit 99.1 to the Registant's Form 8K dated May 19, 1997.)

99.2 Press release dated September 23, 1997. (Incorporated by reference to the Registrant's Form 8-K dated September 22, 1997.)

---------------
## Filed herewith

Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the By-laws and other provisions summarized in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 28 day of April, 1998.

                             DANSKIN, INC.


                             By /s/ M. Catherine Volker
                                -----------------------
                                    M. Catherine Volker
                                    Chief Executive Officer

      Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Signature                         Capacity in Which Signed                 Date

* /s/ M. Catherine Volker
-------------------------------   Chief Executive Officer         April 28, 1998
M. Catherine Volker

* /s/ Donald Schupak
-------------------------------   Chairman of the Board           April 28, 1998
Donald Schupak

* /s/ Nina McLemore
-------------------------------   Vice Chairperson of the Board   April 28, 1998
Nina McLemore

* /s/ Beverly Eichel              Executive Vice President        April 28, 1998
------------------------------    and Chief Financial Officer
Beverly Eichel

* /s/ Andrew J. Astrachan         Director                        April 28, 1998
------------------------------
Andrew J. Astrachan

* /s/ Gabriel Brener              Director                        April 28, 1998
------------------------------
Gabriel Brener

* /s/ David Chu                   Director                        April 28, 1998
------------------------------
David Chu

* /s/ Michael Hsieh               Director                        April 28, 1998
------------------------------
Michael Hsieh

* /s/ James P. Jalil              Director                        April 28, 1998
------------------------------
James P. Jalil

* /s/ Henry T. Mortimer, Jr.      Director                        April 28, 1998
------------------------------
Henry T. Mortimer, Jr.

* /s/ Larry Shelton               Director                        April 28, 1998
------------------------------
Larry Shelton